As filed with the Securities and Exchange Commission on December 22, 2000
                                                   Registration No. 333-________
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933

                          Internet Law Library, Inc.
              (Exact Name of Registrant as specified in charter)

     Delaware                                    7370                       82-0277987
(State or other jurisdiction of       (Primary Standard Industrial       (I.R.S. Employer
incorporation or organization)        Classification Code Number)        Identification Number)

                         4301 Windfern Road, Suite 200
                             Houston, Texas  77041
                                (281) 600-6000
        (Address, including Zip Code, and Telephone Number, Including
            Area Code, of Registrant's Principal Executive Offices)

                              K. Charles Peterson
                                General Counsel
                         4301 Windfern Road, Suite 200
                             Houston, Texas 77041
                                (281) 600-6000
         (Name and Address, Including Zip Code, and Telephone Number,
                  Including Area Code, of Agent for Service)

                   Please send copies of communications to:
                                Stephen L. Sapp
                           Locke Liddell & Sapp LLP
                         2200 Ross Avenue, Suite 2200
                             Dallas, Texas  75201
                                (214) 740-8000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

==================================================================================================================================
Title of each class of            Amount to be          Proposed maximum            Proposed maximum            Amount of
Securities to be registered     registered(1)(3)   offering price per share(2)   aggregate offering price    registration fee
Common Stock, par value $.001     30,741,650                 $.2266                    $6,966,058                  $1,840
===================================================================================================================================

(1) This registration statement covers the resale by Cootes Drive LLC of up to an aggregate of 15,250,000 shares of our common stock which may be acquired by it upon the exercise of put rights by Internet Law under a Securities Purchase Agreement and warrants Nos. 3, 4 and 5 issued to it in connection therewith, up to 2,500,000 shares which may be acquired upon the conversion of that certain convertible promissory note dated December 5, 2000, and up to 41,650 shares which may be acquired upon the exercise of an outstanding warrant issued with the note. This registration statement also registers an additional 12,050,000 shares that Cootes Drive may acquire upon conversion of shares of our Series A convertible preferred stock, and upon exercise of the warrant No. 2 issued in connection therewith, which we are registering pursuant to piggyback registration rights granted to Cootes Drive under a prior agreement. In addition, this registration statement also covers the resale of 900,000 shares of our common stock acquired by various other shareholders in exchange for unregistered shares of our common stock they received when we acquired ITIS, Inc.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a), based on the average of the high and low sales price for the Common Stock as reported on the OTC Bulletin Board on December 18, 2000.

(3) In the event of a stock split, stock dividend or similar transaction involving our common stock to prevent dilution, the number of shares registered will be automatically increased to cover the additional shares in accordance with rule 416(a) under the Securities Act of 1933.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment specifically stating that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

PROSPECTUS

                          INTERNET LAW LIBRARY, INC.
                       30,741,650 Shares of Common Stock

     The selling stockholders identified in this prospectus may offer and resell up to 30,741,650 shares of our common stock under this prospectus. These shares have been, or will be, acquired by the selling stockholders pursuant to:

     . the purchase of shares by Cootes Drive LLC pursuant to the exercise of put rights by Internet Law Library, Inc. under the terms of that certain Securities Purchase Agreement dated November 20, 2000 by and between Internet Law and Cootes Drive, and the exercise of warrants Nos. 3, 4 and 5 issued in connection therewith;

     . the conversion of that certain convertible promissory note, dated December 5, 2000, made by Internet Law in favor of Cootes Drive in the principal amount of $500,000, and the exercise of warrant No. 6 issued in connection therewith;

     . the conversion of shares of our Series A convertible preferred stock by Cootes Drive which it purchased under that certain Preferred Stock Purchase Agreement dated May 11, 2000, and the exercise of warrant No. 2 issued in connection therewith; and

     . the acquisition of an aggregate of 900,000 shares by Franklin C. Fisher and Steven L. Tebo (and entities controlled by them) in exchange for their shares of ITIS, Inc. stock pursuant to the terms of that certain Stock Exchange Agreement by and among Internet Law and all the shareholders of ITIS, Inc. dated April 30, 2000.

     We will not receive any proceeds from the sales of shares by the selling stockholders. However, we will receive the sale price of any common stock that we sell to Cootes Drive under the Securities Purchase Agreement. The selling stockholders may sell their shares of common stock through public or private transactions, in the over-the-counter market with buyers, or otherwise. They may sell their shares at prevailing market prices or at prices privately negotiated with buyers. The selling stockholders will be responsible for any commissions or discounts due brokers or dealers. The amount of those commissions will be negotiated before the sales. We have agreed to pay all other offering expenses, including fees and expenses of counsel for the selling stockholders up to $3,000.

     With respect to shares of our common stock acquired by Cootes Drive under the Securities Purchase Agreement (sometimes referred to in this prospectus as an equity line financing) and warrants issued in connection with the equity line financing, Cootes Drive is an "underwriter" within the meaning of the Securities Act of 1933. Shares of our common stock sold to Cootes Drive pursuant to the terms of the Securities Purchase Agreement under the equity line will be purchased at a price equal to 90% of the average of the two lowest closing bid prices for our common stock for the ten trading days prior to the put of shares to Cootes Drive. With respect to sales of our common stock acquired upon conversion of the convertible promissory note and shares of our Series A convertible preferred stock, and upon exercise of the warrants issued in connection therewith, Cootes Drive may be deemed an underwriter.

     Our common stock is quoted on the over-the-counter bulletin board under the symbol "ELAW.OB." The closing price of our common stock on December 15, 2000, was $0.24 per share.

     An investment in our common stock involves a high degree of risk. You should carefully consider the matters set forth under "Risk Factors" starting on page 3 of this prospectus. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

               The date of this prospectus is December 22, 2000.

                      TABLE OF CONTENTS

PROSPECTUS SUMMARY..........................................   2
RISK FACTORS................................................   3
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS..  11
THE SECURITIES PURCHASE AGREEMENT-EQUITY LINE...............  12
USE OF PROCEEDS.............................................  13
SELLING STOCKHOLDERS........................................  13
PLAN OF DISTRIBUTION........................................  14
SEC POSITION ON INDEMNIFICATION.............................  15
DESCRIPTION OF CAPITAL STOCK................................  15
MARKET INFORMATION..........................................  17
SELECTED CONSOLIDATED FINANCIAL DATA........................  17
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION.  18
BUSINESS....................................................  25
PROPERTIES..................................................  37
LEGAL PROCEEDINGS...........................................  38
MANAGEMENT..................................................  38
CERTAIN RELATED TRANSACTIONS................................  46
PRINCIPAL STOCKHOLDERS......................................  48
SHARES ELIGIBLE FOR FUTURE SALE.............................  48
EXPERTS.....................................................  49
OTHER INFORMATION...........................................  49
LEGAL MATTERS...............................................  50
WHERE YOU CAN FIND MORE INFORMATION.........................  50
FINANCIAL STATEMENTS........................................  F-1

                              PROSPECTUS SUMMARY

     This summary sets forth highlights of the information contained elsewhere in this prospectus. It does not contain all of the information that you should consider before investing in Internet Law Library, Inc., and you should read the entire prospectus carefully, especially the discussion of Risk Factors.

     The terms "Internet Law," "we," "our" and "us" refer to Internet Law Library, Inc. and its subsidiaries unless the context suggests otherwise. The term "you" refers to a prospective investor.

                             Internet Law Library

     We are a Delaware corporation that provides electronic publishing services and database content through CD-Rom media and Internet sites with subscription access, licenses and transaction fees for databases through our subsidiaries, National Law Library, Inc., GoverNet Affairs, Inc., Brief Reporter, LLC and Compass Data Systems, Inc. We also provide training and support with federal regulations through our wholly owned subsidiary, Venco Compliance Inc., and database content, software, hardware and other support through our subsidiary, ITIS, Inc. The content of the databases consists of pending legislation, statutory law, rules and case law at the federal and state levels. Legal briefs from certain important cases before federal and state courts are also available, as are litigation forms. This material can be useful to legislators, corporate regulatory personnel, lobbyists, individual lawyers, judges, law firms, corporate legal departments, government agencies, and businesses and individuals involved in legislative efforts, litigation and corporate legal planning. Interfacing with these databases are retrieval engines that are owned by us or our subsidiaries. We also market a CD-Rom product and a Website that assists in medical billing. Customers using these Internet sites pay subscription fees under monthly, quarterly or annual subscription agreements or per-use licenses.

     Our principal executive offices are located at 4301 Windfern Road, Suite 200, Houston, Texas, 77041, and our telephone number is 281-600-6000.

                                  The Offering

Common stock offered by us...............................  0 shares
Common stock offered by the selling stockholders.........  A maximum of 30,741,650 shares
Common stock outstanding as of December 15, 2000.........  35,421,284 shares
Offering Price...........................................  Determined at the time of sale.
Use of proceeds..........................................  We will not receive any proceeds from the sale of common stock by the selling stockholders.
OTC Bulletin Board symbol................................  ELAW.OB

     The shares outstanding as of December 15, 2000 do not include shares which remain issuable upon conversion of shares of our Series A convertible preferred stock or the convertible promissory note we made in favor of Cootes Drive, or shares to be sold in the future pursuant to the exercise of a put right by us under that certain Securities Purchase Agreement with Cootes Drive dated November 20, 2000, or upon the exercise of any outstanding stock options and warrants.

                                  RISK FACTORS

     This section discusses the most significant factors that make an investment in our common stock risky or speculative. You should carefully consider this information along with the other information contained or incorporated by reference in this prospectus before making a decision to invest in our common stock.

Risks Particular to Internet Law

We have operated at a loss in recent periods and anticipate that losses will continue.

     At September 30, 2000, we had an accumulated deficit of $8,066,316. We had net losses of $2,138,001 during the period from November 30, 1998, the date of our inception, to December 31, 1999, the end of our fiscal year, and $5,022,065 for the nine months ended September 30, 2000. We expect net losses and negative cash flows to continue for the foreseeable future as we continue to incur significant operating expenses and make capital investments in our business. We may never generate sufficient revenues to achieve profitability. Even if we do become profitable, we may not be able to sustain or increase profitability on a quarterly or annual basis.

The competition in our industry is intense, our principal competitors have significantly greater resources than we do, and this competition may cause us to lose customers and prevent us from attracting new customers.

     The market for electronic legal information is currently dominated by West Group, a division of The Thomson Corporation, a Canadian corporation, and LEXIS-NEXIS, which is owned by Reed-Elsevier, an Anglo-Dutch corporation. These competitors are both large, well-established companies. They offer databases that are similar to and larger than the databases that we offer. While we have provided legal information for approximately 18 months, West has been in operation for more than 100 years and LEXIS has been in operation for more than 25 years. Our competitors also have greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than we do. They can thus undertake more extensive marketing campaigns, respond more quickly to new or emerging technologies and changes in customer requirements and devote greater resources to the development, promotion and sale of their products than we can. West and LEXIS have significant penetration in the large law firm market, a market in which we intend to compete. Also, both West and LEXIS maintain web sites that offer access to their legal databases. Although all of our legal information is in hypertext mark-up language, which is the standard format language used on the Internet, West and LEXIS are in the process of converting their legal information into hypertext mark-up language, which may enable them to better serve their customers.

     We also compete with other companies that offer fee-based access to selected legal databases over the Internet. These companies may be more successful than we may be in capturing market share.

Availability of free information from Internet portal companies may lessen the demand for our products because we charge subscription fees for our products.

     We offer access to databases that use our proprietary search engines. While we are not a portal company, we compete with Internet portal companies that offer free access to government-sponsored and advertiser-supported sites that provide some of the same information that we provide. Substantial amounts of free legal information are also available over the Internet and from other sources, such as courts and other government agencies. This free information may lessen the demand for our products.

If we do not respond to rapid technological change and evolving industry standards in the web-based legal information market, we will be at a competitive disadvantage and we could lose potential customers to our competitors.

     The market for web-based products and services is characterized by rapid technological developments, evolving industry standards, changing customer demands and frequent introductions of new products, services and enhancements. As a result, our success depends upon our ability to improve the performance, content and reliability of our products in response to both evolving demands of the legal community and competitive product offerings. We cannot assure you that we will be able to do so successfully or that any enhancements or new products that we introduce will gain acceptance in the marketplace. If we are not successful or if our products are not accepted, we could lose potential customers to our competitors.

The large law firm market is currently dominated by West Group and LEXIS-NEXIS, and we have significantly less experience in marketing online case law and statutes to large law firms, corporate legal departments and consumer markets, and our inability to penetrate these markets could impede our growth.

     Substantially all of our revenues for our case law, statutory and legal brief databases have been generated by sales of our products to individuals and small law firms. Our business strategy calls for increased sales to large law firms and legal departments of corporations. The large law firm market for electronic legal information is dominated, and is likely to be dominated for the near future, by West and LEXIS, our two principal competitors. West and LEXIS offer comprehensive state law databases for all 50 states, while we presently offer comprehensive state law databases for only six states. This could adversely affect our ability to penetrate the large law firm and corporate legal department markets. Moreover, we have significantly less experience designing products and serving the needs of large law firms, legal departments of corporations or consumers. Our inability to successfully market our products to large law firms, legal departments of corporations or consumers could impede our growth.

The loss of business relationships with courts and legislative bodies could adversely affect our business by increasing the time and expense required to convert legal information.

     Some of the databases we maintain consist of federal and state court decisions, statutes, regulations, acts, administrative decisions, pending legislation, articles, forms and other legal information that has been provided to us by various entities. We have formal agreements with some, but not all, of these data providers. Our ability to maintain our business relationships with courts, legislative bodies and our other data providers and to build new relationships with additional data providers is critical to the success of that aspect of our business. If any of our sources significantly increase their fees, our costs of data acquisition could increase significantly. The loss of any relationships with data providers, or any significant increase in data acquisition costs, could materially increase our operating expenses.

Our limited operating history makes evaluating our business difficult.

     While Brief Reporter and ITIS have been in business for a number of years, we only commenced revenue-producing operations in January 1999. Accordingly, in the aggregate, we have a limited operating history upon which you can evaluate our business and prospects. You must consider the risks, expenses and difficulties frequently encountered by early-stage companies in new and rapidly evolving markets, including web-based legal information companies.

Our quarterly results of operations fluctuate, which could result in a lower price for our common stock.

     Our quarterly results may be affected by a variety of factors, some of which are beyond our control, including without limitation the following:

     .  introduction of new products or pricing programs by our competitors;

     .  difficulties in managing growth;

     . technical difficulties or system downtime affecting our web-based products;

     .  variations in spending patterns by lawyers;

     .  other business interruptions;

     . increases in selling and marketing expenses, as well as other operating expenses;

     . the amount and timing of costs associated with the development and maintenance of new database products;

     . costs associated with hiring, training and retaining key employees and personnel;

     . economic conditions specific to the Internet or to the legal profession, as well as general economic conditions; and

     .  costs and risks associated with potential acquisitions.

     In addition, a substantial portion of our expenses, including most product development and selling and marketing expenses, must be incurred in advance of revenue generation. If our actual revenue does not meet our expectations, then our operating profit, if any, may fall short of our expectations, or our operating loss may be greater than our expectations. Further, we may change our pricing strategy for our products due to the rapidly evolving market for electronic legal information, and this may affect our quarterly results. Any one or more of these factors could affect our business, financial condition and results of operations, and this makes the prediction of results of operations on a quarterly basis unreliable. As a result, period-to-period comparisons of our historical results of operations may not be meaningful and you should not rely on them as an indication of our future performance. Also, due to these and other factors, it is possible that our quarterly results of operations may be below the expectations of public market analysts and investors. This could adversely affect the price of our common stock.

We will require additional capital in the future, which may not be available to us.

     Almost half of the shares registered in the registration statement on Form S-1, of which this prospectus is a part, may be acquired by Cootes Drive in the future in connection with the exercise by us of put rights under the Securities Purchase Agreement with Cootes Drive. However, given certain restrictions on our ability to deliver a put to Cootes Drive, we may not be able to draw down all, or any portion, of the $25 million under the equity line with Cootes Drive. Hence, we may need to raise additional funds through public or private debt or equity financing. If we raise additional funds by issuing equity securities, you may suffer dilution in your holdings of our common stock. Also, adequate funds may not be available to us when we need them, or may not be available to us on favorable terms. In this case, we may be not be able to develop or enhance our products or services, take advantage of business opportunities or respond to competitive pressures, any of which could harm our business.

     Our future capital requirements will depend upon many factors, including the following:

     .  our costs to develop and maintain our legal databases;

     .  our costs of marketing our products;

     .  the rate at which we expand our operations;

     .  the extent to which we develop and upgrade our technology;

     .  the occurrence, timing, size and success of acquisitions; and

     .  the response of competitors to our service offerings.

     As shown in the accompanying consolidated financial statements, we have incurred significant losses from operations, maintained a working capital deficit and used significant cash in operations. Accordingly, we will require additional financing to fund our operations and execute our business plan. The inability to obtain additional financing will substantially impact our ability to continue as a going concern. Given certain restrictions on our ability to deliver a put to the private capital fund under the equity line, we have no availability to put as of December 15, 2000. To provide interim financing until availability exists under the $25 million equity line (see Note 12) or an alternative source of long-term financing becomes available, management plans to utilize additional loans from Mr. Carr, our CEO, and other directors and investors. We have been informed by Arthur Andersen LLP that if the conditions described above related to the availability under the $25 million equity line and the need for additional financing continues to exist at the time of their audit of the financial statements for the year ending December 31,

2000, their report on those statements will include an explanatory fourth paragraph expressing uncertainty regarding our ability to continue as a going concern.

We could be exposed to legal liability for inaccuracies in the information we provide because lawyers rely on the integrity of our databases when conducting their legal research.

     It is not possible for us to achieve 100% accuracy in the quality of the information we include in our legal databases. As a result, we may be subject to claims by our customers based on negligence or other theories relating to the legal information we distribute. These types of claims could be time-consuming and expensive to defend and could result in the diversion of our management's time and attention. While we maintain liability insurance and have agreements with our customers regarding these issues, we may not be fully protected against these types of claims.

Rapid growth in our business due to an increase in the number of customers subscribing to our web-based products could strain our operational and financial resources causing us to lose customers and increase our operating expenses.

     Since we began delivering our legal information databases over the Internet, we have experienced rapid growth in our operations. This growth has placed a strain on our financial resources. Increases in the volume of users of our computer system could strain the capacity of our software or hardware, which could lead to slower response times or system failures. Any future growth may require us, among other things, to:

     .  expand and upgrade our hardware and software systems;

     . expand and improve our operational and financial procedures, systems and controls;

     .  improve our financial and management information systems;

     .  expand, train and manage a larger workforce; and

     . improve the coordination among our product development, sales and marketing, financial, accounting and management personnel.

     We cannot assure you that our personnel, systems and controls will be adequate to support future growth. Our inability to manage growth effectively or to maintain the quality of our products and services could cause us to lose customers and could materially increase our operating expenses.

If we do not increase awareness of our brand name, our ability to reach new customers will be limited.

     Our future success will depend, in part, on our ability to increase awareness of our brand name and our web sites. To do so, we must succeed in our marketing efforts, provide high-quality products and services and increase traffic to our web site. If our marketing efforts are unsuccessful or if we cannot increase our brand awareness, we may not be able to attract new customers and increase our revenues.

System failures could be harmful to our reputation by interrupting our ability to provide services through our web site.

     The continued and uninterrupted performance of our computer system is critical to our success. Any system failure that causes interruptions in our ability to deliver our products to our customers, including failures that affect our ability to collect information from our data providers, could reduce customer satisfaction and, if sustained or repeated, would reduce the attractiveness of our services. We also face the risk of a security breach of our computer system, which could disrupt the distribution of our legal information. The number of visits to our web site has been increasing, and further increases in traffic on our web site could strain our systems and increase the likelihood of system failures. Damage to our computer system could delay or prevent delivery of our products and result in the loss of our customers. Our operations are dependent on our ability to protect our computer system against damage from computer viruses, fire, power loss, telecommunications failures, vandalism and other malicious acts, and similar unexpected adverse events. In addition, a failure of our telecommunication providers to provide the data communications capacity in the time frame required by us for any reason could cause interruptions in the delivery of our products. Our computer and communications hardware is located at several facilities, and the loss of any of this hardware or the data it contains could cause us not to be able to operate our business for a substantial period of time. Our business, results of operations and financial condition could be materially adversely affected by any event that interrupts or delays our operations.

Unanticipated problems could interrupt or delay access to our web-based products.

     As noted above, our insurance may not cover any claims by dissatisfied subscribers or may not be adequate to indemnify us for any liability we may incur if we are sued. Any system failure, security breach or other damage could interrupt or delay our operations, damage our reputation and cause us to lose customers. Our ability to expand our product offerings depends upon the simultaneous expansion of our legal databases. Any interruption or termination of our arrangements with courts and other content providers could result in increased costs to us or a slow-down in our expansion and product introduction plans while we locate alternative sources for the data conversion or increase our own conversion capabilities.

We depend heavily on our management team, most of which has little experience working together or managing a public company.

     Our success depends, to a significant extent, upon the efforts and abilities of Hunter M.A. Carr, our Chairman of the Board, President and Chief Executive Officer. Loss of Mr. Carr's services could materially and adversely affect our business, results of operations and financial condition. Also, our management team has worked together for less than two years. The short period of time that our senior officers have worked together, or their potential inability to work successfully together, may adversely affect our ability to manage growth. Moreover, our officers generally have limited experience in managing a public company. The ability of our management team to manage future growth, if any, or the demands of successfully operating a public company is currently unproven.

There is intense competition for qualified computer technicians, programmers and sales and marketing personnel, and our failure to attract and retain these people could affect our ability to respond to rapid technological change and to increase our sales.

     Our future success also depends upon our ability to attract and retain qualified computer programmers, other technical personnel and sales and marketing personnel. Competition for talented personnel, particularly technical personnel, is intense. This competition could increase the costs of hiring and retaining personnel. We do not have employment agreements with any of our employees. We may not be able to attract, retain and adequately motivate our personnel or to integrate new personnel into our operations successfully.

If our software becomes defective, it could be costly for us to correct.

     Complex software such as the software we develop for our services may contain errors or defects, especially when first implemented, that may be costly to correct. Defects or errors also could result in downtime and our business could suffer significantly from potential adverse customer reaction, negative publicity and harm to our reputation.

We may not be able to protect our proprietary technology, including our search and retrieval software, and we may infringe the proprietary rights of others.

     Our services are highly dependent upon proprietary technology, including, for example, our proprietary search and retrieval software, which allows us to mark some of the information contained in our databases to enable users to search our databases. We rely on contracts, confidentiality agreements and copyright, trademark and trade secrecy laws to protect our proprietary rights in our technology. We have obtained and are obtaining trademark registrations for our various product names. The protective steps we have taken may not be adequate to deter misappropriation of our proprietary information. In addition, some end-user license provisions protecting against unauthorized use, copying, transfer and disclosure of the licensed program may be unenforceable under the laws of certain jurisdictions and foreign countries. In addition, the laws of some foreign countries do not protect proprietary rights to the same extent as the laws of the United States. Failure to adequately protect our intellectual property could harm our brand, devalue our proprietary content and affect our ability to compete effectively. Furthermore, defending our intellectual property rights could result in the expenditure of significant financial and managerial resources, which could materially adversely affect our business, results of operations and financial condition. Also, it is possible that our competitors or others will adopt product or service brands similar to ours, possibly leading to customer confusion.

     Many of our software programs, including our proprietary search and retrieval software, interact with and perform numerous functions similar to software available from third parties. Therefore, we could be subject to claims that our technology infringes the proprietary rights of third parties. In addition, we have agreed, and may agree in the future, to indemnify some of our customers against claims that our products infringe upon the intellectual property rights of others. Claims against us or these customers, even if without merit, could subject us to costly litigation and could divert the time and attention of our technical and management teams. A claim of infringement may require us and our customers to obtain one or more licenses from third parties. We cannot assure you that we or our customers will be able to obtain necessary licenses from third parties at a reasonable cost or at all. Any failure to obtain a required license could have a material adverse effect on our business, results of operations and financial condition.

We may be unable to make attractive acquisitions or integrate acquired companies, and our inability to do so may disrupt our business.

     Our recent growth is attributable in significant part to acquisitions of other providers of legal research materials over the Internet. We expect to continue to evaluate and, where appropriate, pursue acquisition opportunities in legal and other areas on terms we consider favorable. We cannot assure you that we will be able to identify attractive acquisition opportunities. Even if we do identify attractive candidates, we cannot assure you that we will be able to complete the acquisition of them on commercially acceptable terms. If we acquire another business, we could have difficulty integrating its operations, systems, management and other personnel and technology with our own. These difficulties could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our results of operations. Even if these difficulties could be overcome, we cannot assure you that the anticipated benefits of any acquisition would be realized. In addition, we may incur debt or issue equity securities to pay for any future acquisitions. The issuance of equity securities could be dilutive to our existing stockholders.

Risks Related to Our Industry

The market for web-based legal information is new and rapidly evolving, and we may not be able to accurately predict and respond to market developments, which could prevent our products from being accepted.

     The market for web-based distribution of electronic legal information has only recently begun to develop and it is rapidly evolving. This makes it difficult to predict demand and market acceptance for our products as well as an appropriate pricing strategy for our products. We cannot guarantee you that the market for our products will grow, that our products will become widely accepted or that our pricing strategy will be successful. If the market for our products does not develop as quickly as we expect, if our products are not accepted by customers or if our pricing strategy is not successful, our future revenues will be adversely affected.

A downturn in the legal industry could cause our revenues to decrease.

     Most of our business depends on the continued demand for legal information in electronic format. Therefore, any downturn in business for the legal profession could cause our revenues to decrease, which will adversely affect our results of operations.

The failure of the Internet to grow or remain a viable commercial medium could harm our growth.

     Our success depends in large part on the maintenance of the Internet infrastructure as a reliable network backbone that provides adequate speed, data capacity and security. Sales of our web-based products are tied to the adequacy of the Internet infrastructure and the continued growth and commercial viability of the Internet. Our success also depends on the timely development of products, such as high-speed modems, that enable reliable

Internet access and services. The Internet may continue to experience significant growth in the number of users, frequency of use and amount of data transmitted. The Internet infrastructure may not be able to support the demands placed on it and the performance or reliability of the Internet may be adversely affected by this continued growth. In addition, the Internet could lose its commercial viability if the number of people who use the Internet does not continue to grow. A number of factors, including unreliable service, unavailability of cost-effective, high-speed access to the Internet or concerns about security, could impede this growth. The infrastructure or complementary products and services necessary to maintain the Internet as a viable commercial medium may not be developed, and the Internet may not continue to be a viable commercial medium for us.

Government action could increase the cost of our services.

     There are currently few laws or regulations that specifically regulate communications or commerce on the Internet. However, laws and regulations may be adopted that address issues such as pricing and the characteristics of products and services. In addition, several telecommunications companies have petitioned the Federal Communications Commission to regulate Internet and on-line service providers in a manner similar to long-distance telephone carriers and to impose access fees on them. This regulation, if imposed, could increase the cost of transmitting data over the Internet. Moreover, it may take years to determine the extent to which existing laws relating to issues such as intellectual property ownership and infringement, libel, obscenity and personal privacy are applicable to the Internet. Finally, state tax laws and regulations relating to the provision of products and services over the Internet are still developing. A few states have tried to impose taxes on products and services provided over the Internet. If additional states try to do so, our operating costs may increase and we may not be able to increase the price that we charge for our products to cover these costs. Any new laws or regulations or new interpretations of existing laws and regulations relating to the Internet could decrease the growth in the use of the Internet, decrease the demand for our web site, increase our operating expenses or otherwise adversely affect our business.

If we do not respond to rapid technological change and evolving industry standards in the web-based legal information market, we will be at a competitive disadvantage and we could lose potential customers to our competitors.

     The market for web-based products and services is characterized by rapid technological developments, evolving industry standards, changing customer demands and frequent introductions of new products, services and enhancements. As a result, our success depends upon our ability to improve the performance, content and reliability of our products in response to both evolving demands of the legal community and competitive product offerings. We cannot assure you that we will be able to do so successfully or that any enhancements or new products that we introduce will gain acceptance in the marketplace. If we are not successful or if our products are not accepted, we could lose potential customers to our competitors.

Risks Related to our Common Stock

Anti-takeover provisions could prevent or delay a change in control.

     Provisions of our certificate of incorporation and bylaws and Delaware law may make it more difficult for a third party to acquire us, even if so doing would be beneficial to you. These include the following:

     . our board of directors is authorized to issue up to 50 million shares of preferred stock and to fix the rights, preferences, privileges and restrictions of those shares without any further vote or action by the stockholders, which may be used by the board to create voting impediments or otherwise delay or prevent a change in control or to modify the rights of holders of our common stock;

     . our board of directors is divided into three classes of directors serving staggered three-year terms, which will result in at least two annual meetings of stockholders, instead of one, generally being required to change the majority of the board;

     . a prohibition on cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect directors;

     .  limitations on who may call annual and special meetings of stockholders;

     . advance notice procedures with regard to stockholder proposals and the nominations, other than by or at the direction of the board, of candidates for election as directors;

     . a requirement that vacancies on the board of directors, including newly created directorships, be filled only by a majority of directors then in office;

Control by officers and directors could have an adverse effect on our stockholders.


     As of December 15, 2000, our directors, executive officers and their affiliates beneficially owned a total of approximately 53.6% of our outstanding common stock. Hunter M.A. Carr, our Chairman of the Board, President and Chief Executive Officer, beneficially owns approximately 44.1% of our outstanding common stock. As a result, these stockholders, acting together, have the ability to control substantially all matters submitted to our stockholders for approval, including the election and removal of directors and any merger, consolidation, takeover or other business combination involving us, and to control our management and affairs. This may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which could materially adversely affect the market price of our common stock.

The volatility of our stock price could adversely affect our stockholders.

     There currently is a public market for our common stock, but there is no assurance that there will always be such a market. The trading price of our common stock is highly volatile and could be subject to wide fluctuations in response to factors such as:

     .  actual or anticipated variations in quarterly operating results;

     .  announcements of technological innovations;

     . new sales formats, contracts, products or services by us or our competitors;

     .  changes in financial estimates by securities analysts;

     . announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

     .  additions or departures of key personnel;

     .  sales of common stock; or

     . other general economic or stock market conditions, many of which are beyond our control.

     In addition, the stock market in general, and the market for Internet-related and technology companies in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of such companies. There can be no assurance that these trading prices and price earnings predictions will be sustained. These broad market and industry factors may materially and adversely affect the market price of our common stock, regardless of our operating performance. Historically, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against that company. The institution of similar litigation against us could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect on our business, financial condition and results of operations.

A large number of shares of our common stock is eligible for future sale, and the sale of these shares may cause the price of our common stock to drop.

     As of December 15, 2000 we had outstanding 35,421,284 shares of common stock. This does not include up to 2,329,287 shares that remain to be acquired upon the conversion of our preferred stock and the exercise of outstanding warrants by Cootes Drive and Aspen Capital Partners, Inc. which were registered in a prior registration statement, or 29,841,650 shares that are being registered for Cootes Drive in this offering. We believe that approximately 2,682,768 of our common shares that are held by our non-affiliates are currently freely tradable under Rule 144 (subject to legal opinions), or are registered under the Securities Act of 1933. In addition, as of December 15, 2000, we believe approximately 2,704,635 of our unregistered shares held by our affiliates could be resold pursuant to, and within the volume limitations of, Rule 144.

     The market price of our common stock could drop due to sales of a large number of shares of our common stock or the perception that they could occur. These factors could also make it more difficult to raise funds through future offerings of common stock. See "Shares Eligible for Future Sale" starting on page 48 for more information.

You should not expect to receive dividends from us.

     We have never declared or paid dividends to our stockholders. We currently intend to retain any future earnings for funding growth and therefore do not expect to pay any dividends in the foreseeable future.

          CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

     We have made forward-looking statements in this prospectus and in the documents incorporated by reference in this prospectus that are based upon the beliefs and assumptions of, and on information available to, management, and are subject to risks and uncertainties. Forward-looking statements include the information concerning our possible or assumed future results of operations, capital resources and portfolio performance, and those statements preceded by, followed by or that include the words "may," "will," "could," "should," "believes," "expects," "plans," "seeks, "intends," "estimates," "anticipates" or similar expressions, or by discussions of strategy, plans or intentions.

     You should not rely on forward-looking statements because they are subject to known and unknown risks, uncertainties and other factors that may cause our actual results to differ materially from those contemplated by the forward-looking statements. These include the following:

     . general economic and business conditions, both nationally and in our markets;

     .  assumed growth in usage of the Internet;

     .  assumed growth in the number of lawyers;

     . our expectations and estimates concerning future financial performance, financing plans and the impact of competition;

     .  anticipated trends in our business;

     .  existing and future regulations affecting our business;

     .  our acquisition opportunities; and

     . other risk factors set forth under "Risk Factors" on pages 3 through 11 in this prospectus.

     You are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as of the date of this prospectus. We assume no obligation to update forward-looking statements.

                 THE SECURITIES PURCHASE AGREEMENT-EQUITY LINE

     On November 20, 2000, Internet Law entered into an equity line financing arrangement with Cootes Drive. This arrangement is the successor to the intermediate financing agreement of May 11, 2000. The financing arrangement is in the form of a Securities Purchase Agreement providing for the purchase by Cootes Drive of up to $25,000,000 worth of shares of common stock of Internet Law over an 18-month period. Under the terms of the Securities Purchase Agreement, Internet Law can deliver a put to Cootes Drive specifying the dollar amount of shares Internet Law intends to sell on each put up to a maximum of 150% of the product of the weighted average daily price of Internet Law's common stock and the weighted average trading volume (closing bid price multiplied by volume for a particular day) for the twenty trading day period prior to the delivery of a put. The number of shares to be acquired by the investor in each put is determined by dividing the dollar amount of the put by 90% of the average of the two lowest closing bid prices for our stock during the ten trading days preceding the date of the put. The maximum amount that Internet Law can receive under the Securities Purchase Agreement is $25 million or a lesser amount depending on the limitation on the number of shares Cootes Drive (and its affiliates) are permitted to hold at any one time, which is 4.99% of the then outstanding common stock of Internet Law. The following are certain of the conditions that must be met before Cootes Drive is obligated to accept a put from Internet Law:

     (i) the registration statement, of which this prospectus is a part, must be declared effecive by the SEC and remain effective;

     (ii) the closing bid price of Internet Law's common stock must be at least $1.50 and its weighted average daily trading volume being at least $75,000 for the ten trading days preceding both the date of the put and the closing date of the put;

     (iii) the representations and warranties given by Internet Law in the Securities Purchase Agreement must be true and correct, and Internet Law must comply with the provisions of the agreement;

     (iv)    Cootes Drive must receive an opinion of counsel; and

     (v) Internet Law's Common Stock must remain traded on the OTC Bulletin Board or a more prestigious trading market or exchange.

There can be no guarantee that these conditions will be met or that Internet Law will be able to draw down on any portion of the $25 million equity line. As of December 15, 2000, Internet Law did not comply with the stock price and volume conditions listed above.

     In connection with the equity line arrangement, Cootes Drive surrendered for cancellation the five-year warrant for 500,000 shares at an exercise price of $3.56 that was issued on May 11, 2000, and Internet Law issued:

     (i) a five-year warrant No. 2 to Cootes Drive for the purchase of 250,000 shares of common stock at an exercise price of $3.56 (issued in connection with the Series A preferred stock offering);

     (ii) a five-year warrant No. 3 to Cootes Drive for the purchase of 250,000 shares of common stock at an exercise price of $0.60;

     (iii) a five-year warrant No. 4 to Cootes Drive for the purchase of 1,000 shares for every $100,000 of puts delivered at an exercise price of 120% of the average closing bid price of the common stock for the five trading days preceding the closing of a put (which shall vest in part each time a put is closed); and

     (iv) a five-year warrant No. 5 to Cootes Drive which becomes exercisable only if Internet Law does not deliver puts in the aggregate amount of $10,000,000, at an exercise price equal to the average of the lowest three bid prices in the 90-day period preceding the exercise.

                                USE OF PROCEEDS

     The shares of common stock offered by this reoffer prospectus are being registered for the account of the selling stockholders, and we will not receive any proceeds from the sale of common stock by the selling stockholders. However, we will receive the purchase price for shares sold to Cootes Drive pursuant to the terms of the Securities Purchase Agreement under the equity line. The purchase price under the Securities Purchase Agreement is 90% of the average of the two lowest closing bid prices for our stock for the ten trading days prior to a put under the Securities Purchase Agreement. See "The Securities Purchase Agreement-Equity Line" section on pages 11 and 12. All proceeds from the sale of common stock under the Securities Purchase Agreement and related warrants will be used for working capital and other general corporate purposes.

                              SELLING STOCKHOLDERS

     The selling stockholders identified in this prospectus may offer and resell up to 30,741,650 shares of our common stock under this prospectus. These shares have been, or will be, acquired by the selling stockholders pursuant to:

     . the purchase of shares by Cootes Drive pursuant to the exercise of put rights by Internet Law Library, Inc. under the terms of that certain Securities Purchase Agreement dated November 20, 2000 by and between Internet Law and Cootes Drive, and the exercise of warrants Nos. 3, 4 and 5 issued in connection therewith;

     . the conversion of that certain convertible promissory note, dated December 5, 2000, made by Internet Law in favor of Cootes Drive in the principal amount of $500,000, and the exercise of warrant No. 6 issued in connection therewith;

     . the conversion of shares of our Series A convertible preferred stock by Cootes Drive which it purchased under that certain Preferred Stock Purchase Agreement dated May 11, 2000, and the exercise of the warrant No. 2 issued in connection therewith; and

     . the acquisition of an aggregate of 900,000 shares by Franklin C. Fisher and Steven L. Tebo (and entities controlled by them) in exchange for their shares of ITIS, Inc. stock pursuant to the terms of that certain Stock Exchange Agreement by and among Internet Law and all the shareholders of ITIS, Inc. dated April 30, 2000.


     Each of the above documents is attached as an exhibit to the registration statement of which this prospectus is a part. Each selling stockholder will receive all of the net proceeds from the sale of his respective shares of common stock.

     Cootes Drive is prohibited from using shares acquired from our Series A convertible preferred stock, the convertible promissory note and warrants to convert or exercise them (as applicable) into and acquire shares of our common stock to the extent such conversion or exercise (as applicable) would result in Cootes Drive (together with its affiliates) beneficially owning in excess of 4.999% and 9.999% of the outstanding shares of our common stock following such conversion or exercise. This restriction may be waived by Cootes Drive on not less than 61 days' notice to us. Since the number of shares of our common stock issuable upon conversion of the preferred stock and the promissory note will fluctuate based upon fluctuations of the market price of our common stock prior to a conversion, the actual number of shares of our common stock that will be issued under the preferred stock and promissory note, and consequently the number of shares of our common stock that will be beneficially owned by Cootes Drive, cannot be determined at this time. Because of this fluctuating characteristic, we have agreed to register a number of shares of our common stock that exceeds the number of shares beneficially owned by Cootes Drive. Cootes Drive is also prevented from acquiring shares of our common stock under the Securities Purchase Agreement if such acquisition would result in Cootes Drive (together with its affiliates) beneficially owning in excess of 4.999% of the outstanding shares of our common stock following such acquisition. The number of shares of our common stock listed in the table below as being beneficially owned by Cootes Drive includes the shares of our common stock that are issuable to it, subject to the 4.999% and 9.999% limitations (as applicable), upon conversion of the convertible preferred stock and the convertible promissory note and exercise of puts under the Securities Purchase Agreement and warrants issued in these transactions. However, the 4.999% and 9.999% limitations (as applicable) would not prevent Cootes Drive from acquiring and selling in excess of 4.999% and 9.999%, of our common stock through a series of conversions and sales under the Securities Purchase Agreement, the convertible preferred stock and the convertible promissory note, and acquisitions and sales under the warrants.

     The following table sets forth information regarding shares of our common stock beneficially owned by each selling stockholder as of December 15, 2000. This offering of our common shares will begin when this registration statement on Form S-1 is declared effective. Since the selling stockholders may sell all, some or none of the shares offered hereunder, no estimate can be made of the total number of shares that are to be offered by the selling stockholders under this prospectus or that will be beneficially owned by each selling stockholder upon the completion of the offering to which this prospectus relates.

                                          Number of Shares of       Maximum Number           Shares Owned After    Percentage of
                                             Common Stock            of Shares of            Offering Assuming      Common Stock
                                          Beneficially Owned        Common Stock               the Maximum             Owned
Name                                      Before Registration       Offered Hereby               Are Sold        After Offering (1)
----                                      -------------------       -------------                --------        ---------------
Cootes Drive LLC                               1,863,885               29,841,650                       0               *
Travin Partners Ltd.                             200,000                  200,000                       0               *
TCA Investments, Inc.                            200,000                  200,000                       0               *
Franklin C. Fisher, Jr.                          250,000                  250,000                       0               *
Steven L. Tebo                                   250,000                  250,000                       0               *
                                            ------------               ----------                --------
Total                                          2,670,710               30,741,650                       0
                                            ============               ==========                ========
____________
*Less than 1%

(1) The percentage ownership column assumes that Cootes Drive and the other selling stockholders acquired the maximum amount of our common shares possible offered hereunder and sold all of such shares.


                             PLAN OF DISTRIBUTION

     The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

     . ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

     . block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     . purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

     . an exchange distribution in accordance with the rules of the applicable exchange;

     .  privately negotiated transactions;

     .  short sales;

     . broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

     .  a combination of any such methods of sale; and

     .  any other method permitted pursuant to applicable law.

     The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus, if and when they meet the requirements of Rule 144.

     The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades. The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

     Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (of, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

     Cootes Drive and any broker-dealers or agents that are involved in selling shares acquired by Cootes Drive in connection with the equity put line with us will be considered "underwriters" by the SEC within the meaning of the Securities Act of 1933 in connection with sales under this registration statement and are subject to the prospectus delivery requirements of the Securities Act of 1933. With respect to shares of our common stock sold by the other selling stockholders and shares acquired by Cootes Drive upon the conversion of the convertible promissory note or shares of our Series A convertible preferred stock we have issued to it, such entities and individuals may be deemed to be "underwriters" by the SEC. Accordingly, any commissions received by such broker-dealers or agents and any profit on the resale of such shares purchased by them may be deemed underwriting commissions or discounts under the Securities Act of 1933.

     We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders up to $3,000. The selling stockholders are responsible for brokerage commissions and fees on sales of these shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933.

                        SEC POSITION ON INDEMNIFICATION

     Our directors and officers are to be indemnified against certain causes of action. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of 100 million shares of common stock, $.001 par value per share, of which 35,421,284 were issued and outstanding as of December 15, 2000, and 50 million shares of preferred stock, $.001 par value per share, of which 161.08 were issued and outstanding as of December 15, 2000. The outstanding shares of capital stock were validly issued, fully paid, and non-assessable.

Voting Rights
-------------

     Holders of shares of common stock are entitled to one vote per share on all matters submitted to a vote of the shareholders. Shares of common stock do not have cumulative voting rights. Accordingly, the holders of a majority of the shareholder votes eligible to vote and voting for the election of the board of directors can elect all members of the board of directors.

Dividend Rights
---------------

     Holders of record of shares of common stock are entitled to receive dividends when and if declared by our board of directors out of our funds legally available for dividends.

Liquidation Rights
------------------

     Upon our liquidation, dissolution or winding up, holders of shares of common stock are entitled to receive prorata all of our assets available for distribution to shareholders after distributions are made to any creditors and to the holders of our preferred stock.

Preemptive Rights
-----------------

     Holders of common stock do not have any preemptive rights to subscribe for or to purchase any of our stock, obligations or other securities.

Preferred Stock
---------------

     We are also authorized to issue 50 million shares of preferred stock of which 161.08 shares are presently outstanding and are designated as Series A Convertible Preferred Stock. The preferred stock or any series thereof shall have such designations, preferences and relative, participating, optional or special rights and qualifications, limitations or restrictions thereof as shall be expressed in the resolution providing for the issue of such stock adopted by the board of directors and may depend upon facts ascertainable outside such board resolutions, provided that the manner in which such facts shall operate upon such designations, preferences, rights and qualifications, limitations or restrictions of such class or series of stock is clearly and expressly set forth in such resolutions.

     The Series A Convertible Preferred Stock has a par value of $.001 per share and a stated value per share of $10,000 plus all unpaid and accrued dividends. The holders of the shares shall have the right to receive a 5% cumulative dividend per year. The holders of the shares have the right to convert their shares to common stock at any time at a price per share of common stock of the lesser of: (i) $3.2375 or (ii) 80% of the average closing price for the twenty days preceding the conversion date. Holders of Series A Preferred Stock have no voting rights except as to any action to (a) alter or change adversely the powers, preferences or rights given to the Series A holders, (b) authorize a class of stock with a liquidation preference senior to the Series A Stock, (c) alter or amend its charter documents so as to adversely effect the rights of the holders, (d) increase the authorized number of shares of preferred stock, or (e) enter into any agreement with respect to the foregoing. Upon liquidation, the holders of the Series A Preferred Stock shall be entitled to a distribution equal to the stated value of each share held by each holder before the holders of junior securities may receive any distribution. The terms of the Series A Preferred Stock are more fully described in the Certificate of the Powers, Designations Preferences and Rights of the 5% Series A Convertible Preferred Stock filed with the Delaware Secretary of State on May 11, 2000.

     As of December 15, 2000, holders of 138.92 shares of the Series A Convertible Preferred Stock had converted their shares to 3,137,906 shares of our common stock.

Transfer Agent and Registrar
----------------------------

     Atlas Stock Transfer Corporation is the registrar and transfer agent for our common stock and receives fees from us for serving in those capacities.

Limitations on Change of Control
--------------------------------

     In addition to the anti-takeover provisions in our charter documents, noted in the section entitled "Risk Factors" on page 8 of this prospectus, we are subject to Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder unless: prior to the date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers, and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or on or subsequent to the date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

        Section 203 defines "business combination" to include: any merger or consolidation involving the corporation and the interested stockholder; any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation; subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; or the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

                              MARKET INFORMATION

Our common stock trades on the over-the-counter Bulletin Board under the symbol "ELAW." The following table shows the high and low of closing bid prices for our common stock as reported by the over-the-counter Bulletin Board. The closing bid price quotations reflect inter-dealer prices, without retail mark-up, markdown or commission and may not necessarily represent actual transactions. The closing price as of December 19, 2000 was $0.24.

                                                                                        High        Low
                                                                                     ----------  ----------
Six months ended June 30, 1998
Third quarter......................................................................      $ 0.75     $  0.50
Fourth quarter.....................................................................      $ 0.50     $  0.25
Fiscal year ended June 30, 1999
First quarter......................................................................      $0.125     $ 0.125
Second quarter.....................................................................      $ 0.25     $ 0.063
Third quarter......................................................................      $0.875     $ 0.063
Fourth quarter.....................................................................      $ 7.00     $ 0.469
Transition six months ended December 31, 1999
Third quarter......................................................................      $5.125     $  1.75
Fourth quarter.....................................................................      $4.063     $ 1.625
Fiscal year ended December 31, 2000
First quarter ending March 31, 2000................................................      $7.875     $ 3.187
Second quarter ending June 30, 2000................................................      $5.938     $  1.75
Third quarter ending September 30, 2000............................................      $1.875     $0.9062

     We have not paid dividends since our inception and do not intend to do so in the near future. As of December 15, 2000, there were 1,502 total record holders of our common stock.

                     SELECTED CONSOLIDATED FINANCIAL DATA

     Under the terms of an Agreement and Plan of Reorganization dated effective March 30, 1999, among National Law, the then stockholders of National Law and Internet Law, the stockholders of National Law became beneficial owners of 90% of our outstanding common stock, a majority slate of new directors were elected by the new stockholders, and our name was changed from Planet Resources, Inc. to Internet Law Library, Inc. In return, our original stockholders, who once owned 100% of a company with no operations and some mining assets, became ten percent (10%) owners of National Law's parent company. Because of these fundamental changes in the control and in the operations of us, the selected financial data shown below and the consolidated financial statements contained in this registration statement are presented as if National Law had acquired us. Accordingly, the selected financial data and the consolidated financial statements for the period from inception (November 30, 1998) through June 30, 1999, and the six-month transition period ended December 31, 1999, reflect the consolidated financial information of the business conducted by National Law for those periods and by our new subsidiary, New Planet, from the date of the reverse acquisition through June 30, 1999, and through the six months ended December 31, 1999.

     The historical financial data presented in the table below are derived from the Consolidated Financial Statements of Internet Law. See Note 2 of the Consolidated Financial Statements regarding restatement of the financial statements as of June 30, 1999. The financial results do not necessarily indicate Internet Law's future operations or financial results. The data presented below should be read in conjunction with Internet Law's Consolidated Financial Statements and notes in the section "Management's Discussion and Analysis of Financial Condition and Results of Operations." The statement of operations data for the nine months ended September 30, 2000 and 1999, and the balance sheet data as of September 30, 2000, are derived from our unaudited financial statements but have been prepared on a basis consistent with our audited financial statements and the notes thereto and include all adjustments (consisting only of normal recurring adjustments) that we consider necessary for a fair presentation of the information. We have been informed by Arthur Andersen LLP, our independent public accountants, that if the conditions described in
Note 1 to the consolidated financial statements related to the need for additional financing continues to exist at the time of their audit for the year ending December 31, 2000, their report on those statements will include an explanatory fourth paragraph expressing uncertainty regarding Internet Law's ability to continue as a going concern. Historical results are not necessarily indicative of future results.

                                                                                                            Period from
                                             Nine Months Ended   Nine Months Ended                           Inception
                                             September 30, 2000  September 30, 1999  Six Months Ended    (November 30, 1998)
                                             ------------------  ------------------  December 31, 1999    to June 30, 1999
                                                (unaudited)         (unaudited)      -----------------   ------------------
Consolidated Statement of Operations Data:
 Revenues..................................        $   724,232         $   144,671         $   222,697          $   53,520
 Operating expenses
     Selling and marketing.................          1,118,973             423,244             372,324             244,775
     General and administrative............          3,097,186             566,816           1,108,645             211,891
     Production and computer service.......            365,054              69,538              73,628              65,073
     Amortization and depreciation.........          1,104,957             223,514             197,037             142,783
                                                   -----------         -----------         -----------          ----------

     Interest income (expense).............            (60,127)             (5,812)              3,150              (1,212)
                                                   -----------         -----------         -----------          ----------

     Net loss..............................        $(5,022,065)        $(1,144,253)        $(1,525,787)         $ (612,214)
                                                   -----------         -----------         -----------          ----------
   Deemed Preferred Stock Dividends........           (906,250)                  -                   -                   -
                                                   -----------         -----------         -----------          ----------
   Net Loss Available to Common                    $(5,928,315)        $(1,144,253)        $(1,525,787)         $ (612,214)
    Shareholders...........................        ===========         ===========         ===========          ==========

Net loss per common share-basic and diluted             $(0.21)             $(0.05)             $(0.07)             $(0.06)
                                                   ===========         ===========         ===========          ==========
                                                                September 30, 2000   December 31, 1999       June 30, 1999
                                                                ------------------   -----------------       -------------
                                                                   (unaudited)                                 (restated)
Consolidated Balance Sheet Data:
  Cash and cash equivalents(1).............                            $   141,798         $    78,544          $   54,629
  Working capital(1).......................                             (1,877,341)            341,745             118,409
  Total assets.............................                             18,777,640           5,920,651           2,424,070
  Redeemable common stock..................                                125,000             125,000                   -
  Stockholders' equity.....................                            $16,170,970         $ 5,454,130          $2,140,807

___________
     (1) At December 31 and June 30, 1999, cash includes $20,235 and $32,515, respectively, that is to be distributed to New Planet's stockholders under the distribution agreement with them. At September 30, 2000 cash includes $5,750 of distributable cash. In addition, at December 31, 1999, June 30, 1999, and September 30, 2000, working capital includes recorded mining assets of $10,000 that will also be distributed under this agreement. At December 20, 2000, these mining assets may not have any realizable value. At December 31, 1999, June 30, 1999, and September 30, 2000, Internet Law has recorded a current liability in the amount of $30,235, $42,515, and $15,750 respectively, representing its total obligation under the distribution agreement.

          Management's Discussion and Analysis of Financial Condition
                           and Results of Operations

     The following discussion should be read in conjunction with the consolidated financial statements of Internet Law Library, Inc., which are included elsewhere in this statement. Included in this discussion are certain forward-looking statements regarding Internet Law's expectations for its business and its capital resources. These expectations are subject to various uncertainties and risks that may cause actual results to differ significantly from these forward-looking statements.

     We are a Delaware corporation that provides electronic publishing services and database content through CD-Rom media and Internet sites with subscription access, licenses and transaction fees for databases through our subsidiaries, National Law Library, Inc., GoverNet Affairs, Inc., Brief Reporter, LLC and Compass Data Systems, Inc. We also provide training and support with federal regulations through our wholly owned subsidiary, Venco Compliance Inc., and database content, software, hardware and other support through our subsidiary, ITIS, Inc. The content of the databases consists of pending legislation, statutory law, rules and case law at the federal and state levels. Legal briefs from certain important cases before federal and state courts are also available, as are litigation forms. This material can be useful to legislators, corporate regulatory personnel, lobbyists, individual lawyers, judges, law firms, corporate legal departments, government agencies, and businesses and individuals involved in legislative efforts, litigation and corporate legal planning. Interfacing with these databases are retrieval engines that are owned by us or our subsidiaries. We also market a CD-Rom product and a Website that assists in medical billing. Customers using these Internet sites pay subscription fees under monthly, quarterly or annual subscription agreements or per-use licenses.

     We were originally incorporated as Allied Silver-Lead Company in the State of Idaho in 1967 and, until 1992, operated as an exploratory mining company. In January 1996, we were reincorporated in Delaware as a result of a merger and, among other shareholder actions taken at that time, changed our name to Planet Resources, Inc. Between 1992 and our reverse acquisition by National Law in March of 1999, we had no operations; however, we maintained certain mining properties that are to be indirectly distributed to those stockholders who were our stockholders prior to the reverse acquisition by National Law. To effect this distribution, New Planet Resources, Inc., a Delaware corporation whose name was changed to Planet Resources, Inc. and is presently a wholly owned subsidiary of us will, under the terms of an Agreement and Plan of Distribution dated March 25, 1999, succeed to our interests in these mining and related properties and a remainder cash balance at such time as the common stock of New Planet is registered under the Securities Act. New Planet has filed a registration statement with the SEC to register such stock, which is still pending effectiveness.

     National Law, a Texas corporation, was formed in November 1998 for the purpose of developing and marketing an Internet destination to be used for legal research. After its formation, National Law's then sole stockholder, the current President, Chief Executive Officer and Chairman of Internet Law, contributed to National Law all of his rights and interests in the Litidex(R) search, retrieval and database software and database content valued at $934,000 and $1,096,000, respectively, in exchange for 15,152,500 shares of common stock of National Law. Commercial operations began in January 1999, the same month in which National Law agreed in principle to be acquired by Internet Law.

     Preliminary funding for these operations occurred in December 1998 with an investor's purchase of a $200,000, 2% subordinated convertible debenture. In February 1999, this debenture was converted into 500,000 shares of National Law's common stock. Also in February 1999, National Law issued and sold 2,337,500 shares of its common stock for approximately $406,000 in cash. Issued and outstanding National Law common stock amounted to 18 million shares just prior to the reverse acquisition of Planet Resources on March 30, 1999.

     Under the agreement and plan of reorganization, each share of National Law common stock was exchanged for one share of our unregistered common stock. In contemplation of this transaction, our original stockholders agreed to a one-for-two reverse stock split, which resulted in 2 million shares of our common stock being outstanding immediately prior to the merger. After giving effect to these transactions, former National Law stockholders owned 18 million shares of our unregistered common stock and our original stockholders owned 2 million shares of our common stock. Following the transaction, the stockholders voted to change the name of Planet Resources, Inc. to "Internet Law Library, Inc." Under the terms of the agreement and plan of reorganization, the majority of our original board of directors resigned and were replaced with directors elected by our new stockholders.

     Internet Law and ITIS, a company wholly owned by Mr. Carr until January 2000, signed certain agreements under which ITIS provided database content and various management, staffing and procurement services and office space to National Law. In addition, Mr. Carr provided executive management and marketing services to National Law under a personal service contract. Apart from the content agreement with ITIS, the service agreements were put in place to provide National Law with an interim infrastructure until such time as additional financing and cash from operations became available. Effective July 1, 1999, the personal service contract with Mr. Carr was terminated when he became one of our salaried officers. In addition, certain individuals whose salaries and benefits were allocated to National Law by ITIS also became full-time officers and employees of National Law on July 1, 1999.

     On April 30, 2000, the Internet Law acquired all of the outstanding stock of ITIS. According to the terms of the Stock Exchange Agreement, Internet Law exchanged 5,044,903 unregistered shares of the their common stock for all of the outstanding common stock of ITIS. While serving as one of Internet Law's primary providers of case law content, ITIS also furnishes hardware, software, content conversion technology and management support and expertise to the other affiliates of Internet Law. Internet Law expects to use ITIS' expertise in the future to provide similar products in other industries.

     We may experience high volatility in operating results, net income and cash flows from quarter to quarter and from year to year. Our revenues depend on our ability to attract and retain customers. Most of the customers of National Law, our largest operating subsidiary, have the option of discontinuing their service at the end of their monthly subscription period for any reason. Our expense levels are based, in part, on expectations of future revenues. Also, we expect that our operations often will require up-front expenses, but will result in trailing revenues. To the extent that revenues are below expectations, we may be unable or unwilling to reduce expenses proportionately, and operating results, net income and cash flows are likely to be adversely affected.

Results of Operations

Comparison of Results for nine-month period ended September 30, 2000, and the nine months ended September 30, 1999

     Revenues. Revenue increased by $579,561 to $724,232 during the nine months ended September 30, 2000, from $144,671 recorded for the nine months ended September 30, 1999. Revenues also increased by $173,501 for the quarter ended September 30, 2000, to $264,652, as compared to revenues of $91,151 for the quarter ended September 30, 1999. The increases are due to a greater number of subscribers in National Law's databases, 2,258 at September 30, 2000, compared to 1,388 at September 30, 1999. A substantial portion of the new subscriptions are due to the addition of more single-state subscription packages available with statutes and extended case law, as opposed to the bundled multi-state service, where subscribers gain access to the databases of several states and federal courts for one rate. National Law's expanded content databases by state have enabled these sales of state-by-state packages. Average monthly subscription rates increased to $48.40 at September 30, 2000 from $46.19 at September 30, 1999. As a result of the acquisitions of GoverNet Affairs and Brief Reporter during the last calendar quarter of 1999, consolidated revenues for the nine months ended September 30, 2000, and the three months ended September 30, 2000, increased by $129,777 and $110,996, respectively.

     Sales and Marketing Expense. Sales and marketing expense increased by $695,729 to $1,118,973 during the nine months ended September 30, 2000, from $423,244 during the corresponding period ended September 30, 1999. Sales and marketing expense also increased by $418,754 during the quarter ended September 30, 2000, to $597,223 from $178,469 for the quarter ended September 30, 1999. During 1999, National Law was planning and developing a sales and marketing program, which it began to implement in April 1999 with contract telemarketing personnel. During 2000, the National Law has continued to expand its telemarketing force and has also engaged a field sales force. Additional sales and marketing expense has been incurred in placing banner ads on Internet sites, increased print advertising in legal publications, and participation in major legal industry meetings and conferences.

     General and Administrative Expense. During the nine months ended September 30, 2000, general and administrative expense totaled $3,097,186, resulting in an increase of $2,530,370 over the $566,816 recorded during the nine months ended September 30, 1999. For the quarter ended September 30, 2000, general and administrative expenses increased by $405,442 from $354,925 for the quarter ended September 30, 1999, to $760,367 for the quarter ended September 30, 2000. In connection with internal expansion and acquisitions, payroll and related costs at the administrative and management level have increased. Included in general and administrative expense is $763,886 of non-cash expense related to stock and option awards for the nine months ended September 30, 2000, and $147,070 for the three months ended September 30, 2000. As a result of Internet Law's acquisitions of GoverNet Affairs, Brief Reporter and ITIS, general and administrative expenses increased by $470,000 for the nine months ended September 30, 2000, and by $158,000 for the three months ended September 30, 2000, as compared to the corresponding periods in 1999.

     Production and Computer Service Expense. Production and computer service expense of $365,054 for the nine months ended September 30, 2000, and $133,689 for the three months ended September 30, 2000, reflects increases of $295,516 and $129,224 over the respective periods ended September 30, 1999. Ongoing updates of legislative tracking information by Internet Law's subsidiary, GoverNet Affairs, account for approximately $200,000 in production and computer service expense for the nine months ended September 30, 2000, and $120,000 for the three months ended September 30, 2000. Other expenses relate primarily to Internet service provider co-location costs, contract programming expense and ongoing maintenance of computer equipment and software for all subsidiaries.

     Amortization and Depreciation Expense. During the nine months ended September 30, 2000, amortization and depreciation expense amounted to $1,104,957, compared to $223,514 for the nine months ended September 30, 1999. For the three months ended September 30, 2000, amortization and depreciation expense amounted to $493,608, compared to $80,731 for the three months ended September 30, 1999. The resulting increases of $881,443 and $412,877 are primarily attributable to amortization relating to estimated intangible assets acquired by Internet Law in the acquisitions of GoverNet Affairs, Brief Reporter and ITIS, while the balance of the increases relate to depreciation of fixed-asset acquisitions occurring during the respective periods.

     Interest Expense. Interest expense of $95,628 incurred for the nine months ended September 30, 2000, includes accrued interest payable to Mr. Carr in the amount of $86,016, of which $41,334 was accrued during the three months ended September 30, 2000. Internet Law calculates the interest based on the terms of ten unsecured promissory notes payable in the total amount of $1,400,000 extended to Mr. Carr.

Comparison of Results for the six-month transition period ended December 31, 1999, and the period from inception of National Law on November 30, 1998 to June 30, 1999 ("Inception to June 30, 1999")

     Revenues. Total revenues increased 316% to $222,697 for the six months ended December 31, 1999, from $53,520 for the period Inception to June 30, 1999. This increase is primarily due to an increase in the number of subscribers to National Law's databases. At December 31, 1999, National Law had 1,485 subscribers who were paying an average monthly subscription rate of $47.03.
This contrasts with 719 subscribers at June 30, 1999, who paid an average monthly rate of $43.65. Primarily, the increase in revenues is attributable to a growing subscriber base. The increase in revenue between periods is also due to the increased number of months during which subscriptions to National Law's databases were sold. During the Inception to June 30, 1999 period, National Law was in a start-up mode until early March 1999, allowing for only four months of sales activity during the earlier period versus six full months of activity ended December 31, 1999. Revenues from GoverNet Affairs for two months amounting to $6,838, and from Brief Reporter for one month amounting to $3,640 were not significant elements of consolidated revenues during the six months ended December 31, 1999.

     Sales and Marketing Expense. Selling and marketing expense increased by $127,549 or 52% to $372,324 for the six months ended December 31, 1999, from $244,775 for the period Inception to June 30, 1999. Included within this expense category are the hourly wages and salaries of telemarketing personnel and management directly involved in National Law's selling and marketing efforts. During the six months ended December 31, 1999, hourly wages and salaries of these personnel increased by $181,090 over the preceding period due primarily to: (1) an increase in the average monthly number of telemarketing personnel from 12 persons during the Inception to June 30, 1999 period to 20 persons during the six-month period, and (2) during the earlier period, the services of telemarketing personnel were employed for only three months versus a full six months during the latter period. This increase in telemarketing and sales management was partially offset by a decrease of $75,400 related to the termination on June 30, 1999, of a personal service contract with Mr. Carr, National Law's President, during the period Inception to June 30, 1999. Effective July 1, 1999, Mr. Carr became a salaried officer of Internet Law and the related payroll expenses have been included in general and administrative expense for the six months ended December 31, 1999. During the earlier period, substantially all of Mr. Carr's efforts were dedicated to building and directing National Law's early sales infrastructure. Also, during the six months ended December 31, 1999, Internet Law's consolidated selling and marketing expense increased by $21,660 due to consolidating two months of GoverNet Affairs' selling and marketing expense.

     General and Administrative Expense. General and administrative expense increased by $896,755 from $211,891 during the period Inception to June 30, 1999, to $1,108,645 during the six months ended December 31, 1999. This four-fold increase is due to several factors. Additional payroll and allocated expenses from ITIS for accounting and administrative personnel performing services on behalf of Internet Law amounted to $297,778. During the six months ended December 31, 1999, Internet Law employed several new officers and employees including Mr. Carr as Internet Law's President and Chief Executive Officer, a new corporate secretary, a new chief financial officer, and a new vice president of mergers and acquisitions. In addition, two months of compensation expenses related to GoverNet Affairs are included in consolidated general and administrative expense during the six months ended December 31, 1999. Professional fees covering auditing and tax services, legal and compliance services, financial consulting and media relations increased by $265,322 in the six months ended December 31, 1999, over the period Inception to June 30, 1999. The principal reason for this increase is Internet Law's expanded financial reporting obligations as a full reporting company under the SEC rules and regulations. In addition, Internet Law's acquisitions of GoverNet Affairs and Brief Reporter resulted in additional consulting and auditing expenses related to due diligence and financial reporting related to our decision to change our fiscal year end from June 30 to December 31, requiring an additional audit of the transition period. During the six months ended December 31, 1999, Internet Law also incurred stock compensation expense amounting to $124,579, representing awards of restricted stock and options to purchase restricted stock to certain officers and employees of Internet Law and its subsidiaries.

     Amortization and Depreciation Expense. During the six months ended December 31, 1999, amortization and depreciation expense increased by $54,254, or 38%, to $197,037 from $142,783 for the period from Inception to June 30, 1999. During the six-month period, Internet Law recognized $55,602 of amortization expense related to specific intangible assets recorded in connection with its acquisitions of GoverNet Affairs and Brief Reporter. In addition, depreciation expense increased by $12,500 as a result of purchases of furniture and equipment by National Law and the inclusion of depreciation expense for acquired subsidiaries. Despite an increase of $987,594 in capitalized database content during the six months ended December 31, 1999, related amortization expense decreased from that of the preceding period because most of these additions occurred late in the last quarter of the calendar year and because the preceding period includes seven months of amortization of the original content and software contributed at inception of National Law.

LIQUIDITY AND CAPITAL RESOURCES

     Internet Law's ability to execute its business strategy depends to a significant degree on its ability to attract additional capital. Internet Law's principal demands for liquidity are cash for operations and funds for investment in new database content.

     During the six months ended December 31, 1999, cash increased by $23,915, consisting of $954,997 of cash used in operations, $1,513,767 of cash used in investment activities, and $2,492,679 of cash provided from financing activities.

     During the six months ended December 31, 1999, cash used in operations increased by $567,435 to $954,997 from $387,562 during the period Inception to June 30, 1999. Major non-cash items included in net loss for the period included $226,157 of stock-based compensation for officers, employees and consultants to Internet Law and $197,037 of amortization and depreciation. During the period Inception to June 30, 1999, Internet Law's stock-based compensation consisted only of $29,300 paid to consultants in lieu of cash. An increase in accounts receivable resulting in a use of cash of $84,131 is due to primarily to GoverNet Affairs, which has typically billed its customers annually in December for the legislative sessions to be tracked during the following year. Likewise, the increase in deferred revenue due to GoverNet Affairs' billing method is the principal offsetting component in the $74,061 source of cash.

     During the six months ended December 31, 1999, cash used in investment activities increased by $1,479,591 to $1,513,767 due primarily to increased purchases by National Law of database content and software. Purchases of additional state and federal case law content amounted to $987,594, accounting for 96% of total additions to database content and software. With this additional content, National Law's library at December 31, 1999, contained case law for 34 states, three federal circuit courts and the United States Supreme Court. During the six-month transition period, we invested $750,000 and redeemed $300,000 in short-term investments for a net use of cash of $450,000. These excess funds resulted from Internet Law's private offering of common stock during the six-month period ending December 31, 1999. These uses of cash for investment activities were offset in part by $35,166 of cash acquired in the acquisitions of GoverNet Affairs and Brief Reporter.

     Cash provided by financing activities increased by $2,016,312 to $2,492,679 during the six months ended December 31, 1999, due primarily from Internet Law's private offering in which 2,207,526 shares of common stock were sold for $2,245,675, net of commissions amounting to $42,250. This contrasts with the sale of 2,467,550 shares for net proceeds of $432,090 in a private offering undertaken by National Law during the period Inception to June 30, 1999. Cash from financing activities during the six-month transition period also includes $180,000 representing proceeds from the exercise of stock options. Amounts due from affiliated company decreased by $269,004 during the six months ended December 31, 1999, because charges billed to National Law by ITIS for delivered content and management services exceeded cumulative payments by National Law to ITIS. Offsetting cash from financing activities during the six-month transition period are note payments totaling $202,000. Of these notes, one for $180,000 was originally funded in June 1999 and used for working capital purposes, and two other notes totaling $22,000 were assumed by Internet Law with its acquisition of GoverNet Affairs in November 1999.

     For the nine months ended September 30, 2000, Internet Law's cash and cash equivalents increased by $63,254, from the December 31,1999 balance of $78,544, to $141,798 at September 30, 2000. Cash used in operating and investing activities was $2,966,567 and $1,220,179, respectively. Advances from a related party and issuances of convertible preferred stock funded these uses. Mr. Carr, Internet Law's Chairman, President and Chief Executive Officer, made advances to Internet Law amounting to $1,400,000 during the six months ended June 30, 2000. These advances are represented by notes payable extended by Internet Law to Mr. Carr, and Mr. Carr has provided a written commitment to Internet Law to provide forbearance and extend the due date on such notes, if to demand payment would impair Internet Law's ability to meet its other existing liabilities and commitments. This commitment is effective for notes between Internet Law and Mr. Carr with maturity dates through March 2001. At September 30, 2000, no principal or interest payments had been made to Mr. Carr in regard to these notes. In November 2000, Mr. Carr made an additional advance to Internet Law in the amount of $150,000.

     On May 11, 2000, Internet Law entered into an intermediate financing agreement with a private capital fund, and privately placed 300 shares of 5% Series A Convertible Preferred Stock for $3 million. This preferred stock is convertible into shares of Internet Law's common stock based on a price equal to the lesser of (i) $3.2375 or (ii) 80% of the average of the three lowest closing bid prices during a 20-day trading period prior to the date of conversion. Internet Law is entitled to redeem the convertible preferred stock at a cash price equal to 120% of the issue price, provided there is an effective registration statement for the underlying shares of common stock. On July 5, 2000, the SEC declared effective the registration statement filed by Internet Law, which registered an amount of shares of its common stock sufficient to satisfy any conversion, warrant exercise, and dividend requirements under the terms of this financing agreement. As part of this financing agreement and in consideration for negotiating a $25 million equity line completed on November 20, 2000 (see below), Internet Law has agreed to issue a five-year warrant to the investor for the purchase of 500,000 shares of its common stock at an exercise price of $3.56 per share. The estimated fair value of this warrant totaled $1,114,500 and has been recorded in stockholders' equity. The convertible preferred stock purchased by the investor is also subject to mandatory redemption by Internet Law upon the occurrence of a change in control or certain other events. Additionally, Internet Law agreed to issue a five-year warrant to a third party for the purchase of 200,000 common shares at an exercise price of $3.3994 per share. The estimated fair value of this warrant totaled $493,600 and has been recorded in stockholders' equity. A commission of $100,000 and legal fees of $30,000 related to acquiring this financing arrangement were recorded in stockholders' equity.

     In October 2000 Internet Law executed two demand notes totaling $450,000 in favor of two members of the Board of Directors. The notes bear interest at the rate of prime, plus two percent per year and are payable on demand after one year through five years from October 20, 2000. At the option of the holder, the notes may be repaid in common stock of Internet Law at a discounted price based on the lowest price at which Internet Law has sold its common stock during the one-year period preceding the exercise of this option.

     On November 20, 2000, Internet Law entered into an equity line financing arrangement with Cootes Drive. This arrangement is the successor to the intermediate financing agreement of May 11, 2000. The financing arrangement is in the form of a Securities Purchase Agreement providing for the purchase by Cootes Drive of up to $25,000,000 worth of shares of common stock of Internet Law over an 18-month period. Under the terms of the Securities Purchase Agreement, Internet Law can deliver a put to Cootes Drive specifying the dollar amount of shares Internet Law intends to sell on each put up to a maximum of 150% of the product of the weighted average daily price of Internet Law's common stock and the weighted average trading volume (closing bid price multiplied by volume for a particular day) for the twenty trading day period prior to the delivery of a put. The number of shares to be acquired by the investor in each put is determined by dividing the dollar amount of the put by 90% of the average of the two lowest closing bid prices for our stock during the ten trading days preceding the date of the put. The maximum amount that Internet Law can receive under the Securities Purchase Agreement is $25 million or a lesser amount depending on the limitation on the number of shares Cootes Drive (and its affiliates) are permitted to hold at any one time, which is 4.99% of the then outstanding common stock of Internet Law. The following are certain of the conditions that must be met before Cootes Drive is obligated to accept a put from Internet Law:

     (i) the registration statement, of which this prospectus is a part, must be declared effective by the SEC and remain effective;

     (ii) the closing bid price of Internet Law's common stock must be at least $1.50 and its weighted average daily trading volume being at least $75,000 for the ten trading days preceding both the date of the put and the closing date of the put;

     (iii) the representations and warranties given by Internet Law in the Securities Purchase Agreement must be true and correct, and Internet Law must complywith the provisions of the agreement;

     (iv)      Cootes Drive must receive an opinion of counsel; and

     (v) Internet Law's Common Stock must remain traded on the OTC Bulletin Board or a more prestigious trading market or exchange.


There can be no guarantee that these conditions will be met or that Internet Law will be able to draw down on any portion of the $25 million equity line. As of December 15, 2000, Internet Law did not comply with the stock price and volume conditions listed above.

     In connection with the equity line arrangement, Cootes Drive surrendered for cancellation the five-year warrant for 500,000 shares at an exercise price of $3.56 that was issued on May 11, 2000, and Internet Law issued:

     (i) a five-year warrant No. 2 to Cootes Drive for the purchase of 250,000 shares of common stock at an exercise price of $3.56 (issued in connection with the preferred stock financing);

     (ii) a five-year warrant No. 3 to Cootes Drive for the purchase of 250,000 shares of common stock at an exercise price of $0.60;

     (iii) a five-year warrant No. 4 to Cootes Drive for the purchase of 1,000 shares for every $100,000 of puts delivered at an exercise price of 120% of the average closing bid price of the common stock for the five trading days preceding the closing of a put (which shall vest in part each time a put is closed); and

     (iv) a five-year warrant No. 5 to Cootes Drive which becomes exercisable only if Internet Law does not deliver puts in the aggregate amount of $10,000,000, at an exercise price equal to the average of the lowest three bid prices in the 90-day period preceding the exercise.

     On December 5, 2000, Internet Law executed a convertible promissory note in the face amount of $500,000 in favor of the same private capital fund. The note is a demand note, and accrues interest at the rate of 5% per annum. The principal can be converted to common stock of Internet Law based on a conversion price equal to the lesser of (i) $0.288 or (ii) 80% of the average of the three lowest closing prices during a 20 day period prior to the date of conversion.
In connection with this promissory note, Internet Law issued a warrant to the investor for 41,650 shares at an exercise price of $0.228 per share. A commission of $17,500 and legal fees of $30,000 related to the equity line financing arrangement were paid from the proceeds of this note. On December 5, 2000, Internet Law also entered into a side letter agreement that obligates the same private capital fund to provide an additional $500,000 on January 14, 2001, in exchange for another convertible promissory note, on similar terms. Funding of this note is contingent upon, among other things, the weighted average daily trading volume for Internet Law's common stock averaging $165,000 for the period between December 5, 2000 and January 14, 2001. Assuming this second promissory note is closed on January 14, 2001, Internet Law will be obligated to issue a five-year warrant for 41,650 shares with an exercise price equal to the average of the closing bid prices of the common stock for the five trading days prior to issuance of this note, and register the resale of such shares.

     On December 5, 2000, Internet Law granted registration rights to the investor for up to 17,541,650 shares of common stock it may acquire under the equity line financing, the convertible promissory note financings and the warrants granted in connection with all of these financings, which registration is being accomplished by the registration statement of which this prospectus is a part.

     As shown in the accompanying consolidated financial statements, Internet Law has incurred significant losses from operations, maintains a working capital deficit and has used significant cash in operations. Accordingly, Internet Law will require additional financing to fund its operations and execute its business plan. The inability to obtain additional financing will substantially impact Internet Law's ability to continue as a going concern. Given certain restrictions on our ability to deliver a put to the private capital fund, we have no availability to put as of December 15, 2000. To provide interim financing until availability exists under the $25 million equity line (see Note
12) or an alternative source of long-term financing becomes available, management plans to utilize additional loans from Mr. Carr and other directors and investors. We have been informed by Arthur Andersen LLP that if the conditions described above related to the availability under the $25 million equity line and the need for additional financing continues to exist at the time of their audit of the financial statements for the year ending December 31, 2000, their report on those statements will include an explanatory fourth paragraph expressing uncertainty regarding our ability to continue as a going concern.

Quantitative and Qualitative Disclosure About Market Risk

     During the nine months ended September 30, 2000, Internet Law's short-term investments consisted of corporate debt securities supported by letters of credit which are classified as "securities available for sale" and are reported at their fair value with accrued interest expense and income recorded when such securities are purchased and sold, respectively. As of September 30, 2000, Internet Law held $155,000 in such investments. At December 15, 2000, Internet Law held no such investments.

     Internet Law is exposed to interest rate risk, as additional financing may be needed due to the operating losses and capital expenditures associated with establishing and expanding its business. The interest rate that Internet Law will be able to obtain on debt financing will depend on market conditions at the time such financing is arranged.

                                   BUSINESS

     We are a Delaware corporation that provides electronic publishing services and database content through CD-Rom media and Internet sites with subscription access, licenses and transaction fees for databases through our subsidiaries, National Law Library, Inc., GoverNet Affairs, Inc., Brief Reporter, LLC and Compass Data Systems, Inc. We also provide training and support with federal regulations through our wholly owned subsidiary, Venco Compliance Inc., and database content, software, hardware and other support through our subsidiary, ITIS, Inc. The content of the databases consists of pending legislation, statutory law, rules and case law at the federal and state levels. Legal briefs from certain important cases before federal and state courts are also available, as are litigation forms. This material can be useful to legislators, corporate regulatory personnel, lobbyists, individual lawyers, judges, law firms, corporate legal departments, government agencies, and businesses and individuals involved in legislative efforts, litigation and corporate legal planning. Interfacing with these databases are retrieval engines that are owned by us or our subsidiaries. We also market a CD-Rom product and a Website that assists in medical billing. Customers using these Internet sites pay subscription fees under monthly, quarterly or annual subscription agreements or per-use licenses.

     Our common stock is traded on the over-the-counter Bulletin Board under the symbol "ELAW.OB."

     Internet Law is actively pursuing acquisition of information companies that will assist and complement its goal of providing superior access to and use of all types of information resources for increasing business, services and knowledge. By expanding our information resource capabilities beyond the legal industry and through the use of our powerful search engines, we intend to become one of the world's most favored information sources for data retrieval of all types. We anticipate that major content additions will have been completed by December 31, 2000, at a significant cost savings due to the acquisition of ITIS. While the concentration of our content building activities in the near term is in increased content additions related to the legal industry, future plans include expanding our information resource capabilities into other areas.

     The Board of Directors has approved a name change to "Information Technology/Information Services, Inc." to more fully describe the products of Internet Law. The shareholders will be asked to approve the name change at Internet Law's annual meeting on March 5, 2001.

Corporate History

     We were originally incorporated as Allied Silver-Lead Company in the State of Idaho in 1967 and, until 1992, operated as an exploratory mining company. In January 1996, we reincorporated in Delaware as a result of a merger and, among other shareholder actions taken at that time, changed our name to Planet Resources, Inc. Between 1992 and our reverse acquisition by National Law in March of 1999, we had no operations. However, we have maintained certain mining properties that are to be indirectly distributed to those stockholders who were our stockholders prior to the reverse acquisition by National Law. To effect this distribution, New Planet Resources, Inc., a Delaware corporation whose name was changed to Planet Resources, Inc. and is presently a wholly owned subsidiary of us, will, under the terms of an agreement and plan of distribution dated March 25, 1999, succeed to our interests in these mining and related properties and a remainder cash balance at such time as the common stock of New Planet is registered under the Securities Act of 1933. New Planet has filed a registration statement to register such stock with the SEC that is pending effectiveness.

     National Law, a Texas corporation, was formed in November 1998 for the purpose of developing and marketing an Internet destination to be used for legal research. Following its formation, National Law's then sole stockholder, and the current President, Chief Executive Officer and Chairman of Internet Law, contributed to National Law all of his rights and interests in the Litidex(R) search, retrieval and database software and database content valued at $934,000 and $1,096,000, respectively, in exchange for 15,152,500 shares of common stock of National Law. Commercial operations began in January 1999, the same month in which National Law agreed in principle to be acquired by Internet Law.

     Under the agreement and plan of reorganization, each share of National Law common stock was exchanged for one share of our unregistered common stock. In contemplation of this transaction, our original stockholders agreed to a one-for-two reverse stock split, which resulted in 2,000,000 shares of our common stock being outstanding immediately prior to the merger. After giving effect to these transactions, former National Law stockholders owned 18,000,000 shares of our unregistered common stock and our original stockholders owned 2,000,000 shares of our common stock. Following the transaction, the stockholders voted to change the name of Planet Resources, Inc. to "Internet Law Library, Inc." Under the terms of the agreement and plan of reorganization, the majority of our original board of directors resigned and was replaced with directors elected by our new stockholders.

Recent Transactions

     On November 15, 1999, our board of directors approved the purchase of all of the outstanding stock of GoverNet Affairs, Inc., a Georgia corporation, in exchange for 446,352 shares of our common stock valued at $1,300,000, and the assumption of certain notes payable and other debt totaling approximately $41,000. The outstanding stock of GoverNet Affairs was purchased directly from Ronald W. Hogan, Charles E. Bowen, Jr., and John R. Marsh. In addition, these persons were collectively granted options for the purchase of up to 320,000 shares of our common stock. These options are exercisable over a five-year period beginning August 31, 2000, provided certain financial results are achieved by GoverNet Affairs during the 32 months ending June 30, 2002. In addition, these persons have the right to piggyback 15% of the 446,352 common shares that were issued in this transaction onto any registration statement for the purpose of registering newly issued shares of our common stock.

     GoverNet Affairs owns and operates an Internet site and connected databases that provide subscribers with a federal and state legislative tracking and monitoring system. From its web site (www.govaffairs.com), GoverNet Affairs serves as a "virtual" legislative assistant using customizable reporting tools that can search for and report on pending legislation and provide abstracts and comparisons of pending legislation to law firms, lobbyists and other interested parties.

     On December 10, 1999, our board of directors approved our purchase of all of the outstanding interests of Brief Reporter, LLC, a Virginia limited liability company, in exchange for 483,325 shares of our common stock valued at $1,000,000. The outstanding interests of Brief Reporter were purchased directly from David P. Harriman, Andrew Wyszkowski, Eugene Meyung, Suzanne Meyung, and Christina Brown.

     Brief Reporter owns and operates an Internet site (www.briefreporter.com)
                                                        ---------------------
and a connected database containing appellate briefs and trial memoranda written by attorneys for certain significant cases in all federal and state jurisdictions.

     On March 23, 2000, our board of directors approved the purchase of ITIS, Inc., a company once wholly owned by Hunter M.A. Carr, our Chairman of the Board, Chief Executive Officer and President. The board's approval was subject to certain final reviews and negotiations that were concluded on April 30, 2000. According to the terms of the Stock Exchange Agreement dated April 30, 2000, we exchanged 5,044,903 unregistered shares of our common stock for all of the outstanding common stock of ITIS. The closing price of our common stock at April 28, 2000 was $4.25 per share.

     Since National Law's inception on November 30, 1998, ITIS has served as its primary vendor of new case law content while also providing to National Law various executive, sales, production, software, hardware, and administrative services. During the period from National Law's inception to December 31, 1999, Mr. Carr was the sole stockholder of ITIS. Then, during the three months ended March 31, 2000, Mr. Carr sold or otherwise conveyed most of his stock in ITIS to various individuals and entities, some of which are either directors or officers of Internet Law (or its subsidiaries) or are entities controlled by our directors. Of the 5,044,903 shares to be issued to ITIS' stockholders, 1,721,003 shares were issued to five of our directors or their beneficiaries and 332,300 shares were issued to four officers of Internet Law as shown below:

                                                                                                Number of
Name of Director/Officer                                           Position                      Shares
------------------------                                           --------                     ---------
Hunter M.A. Carr.............................................      Director and officer           196,003
W. Paul Thayer (Thayer Investment Co.).......................      Director                       750,000
Kelley V. Kirker.............................................      Director and officer           500,000
Eugene A. Cernan.............................................      Director                        25,000
George A. Roberts, Trustee...................................      Director                       250,000
Edward P. Stevens............................................      Officer                        150,000
Donald H. Kellam.............................................      Officer                        150,000
David P. Harriman............................................      Officer                         25,000
Robert Sarlay................................................      Officer                          3,300
K. Charles Peterson..........................................      Officer                          4,000
                                                                                                ---------
 Total.......................................................                                   2,053,303
                                                                                                =========

     It is expected that ITIS will continue to be a primary vendor of case law content to National Law. In addition, ITIS will attempt to leverage its experience in the legal data conversion field by entering and competing in other content conversion markets found over the Internet or other media.

     On May 11, 2000, we entered into an intermediate financing agreement with a private capital fund, and privately placed 300 shares of 5% Series A Convertible Preferred Stock for $3 million. This preferred stock is convertible into shares of our common stock at any time after August 8, 2000, based on a price equal to the lesser of (i) $3.2375, or (ii) 80% of the average of the three lowest closing bid prices during a 20-day trading period prior to the date of conversion. We are entitled to redeem the convertible preferred stock at a cash price equal to 120% of the issue price, provided there is an effective registration statement for the underlying shares of common stock. On

July 5, 2000, the SEC declared effective the registration statement filed by Internet Law, which registered an amount of shares of its common stock sufficient to satisfy any conversion, warrant exercise, and dividend requirements under the terms of this financing agreement. As part of this financing agreement and in consideration for negotiation of a $25 million equity line, we agreed to issue a five-year warrant to the investor for the purchase of 500,000 shares of our common stock at an exercise price of $3.56 per share. Additionally, we agreed to issue a five-year warrant to a third party for the purchase of 200,000 shares of common stock at an exercise price of $3.3994 per share, and pay $100,000 as a commission related to this financing arrangement. As of December 15, 2000, the holders of the Series A shares had converted 138.92 shares in exchange for a total of 3,137,906 shares of our common stock.

     On July 27, 2000, Internet Law's board of directors approved the purchase of a controlling interest of Compass Data Systems, Inc., a private Nevada corporation, for up to $2.5 million in unregistered shares of Internet Law's common stock. Stock Purchase Agreements by and between Internet Law and certain stockholders of Compass Data Systems were signed with each of the sellers effective as of October 1, 2000. Under the terms of the Stock Purchase Agreements, Internet Law issued an aggregate of 1,676,105 unregistered shares of its common stock, valued at approximately $2.3 million, for approximately 63% of the total outstanding shares of Compass Data Systems common stock owned by Jeremiah Kane, John McHugh, and Jack Ben Ezra. These issuances were made in reliance upon the Section 4(2) private placement exemption from registration. None of these sellers received registration rights for the Internet Law shares they received in this transaction.

     Compass Data Systems provides electronic information publishing services in a completely searchable infobase to a wide variety of industries and organizations. Compass Data Systems hosts an Internet site at www.compassdata.com. Using Internet and CD technology, clients can search
-------------------
computer files in seconds through what could represent significant piles of paper. These infobases are quickly accessed through a hard drive, CD-ROM or over the Internet.

     On September 28, 2000, Internet Law's Board of Directors approved the purchase of all of the stock of Venco Compliance, Inc., a private Texas corporation, from Donald E. Tull and Cathryn V. Tull. In connection with this acquisition, Internet Law issued an aggregate of 100,000 unregistered shares of Internet Law's common stock at closing on October 1, 2000, valued then at $90,600. Internet Law may issue an additional 25,000 unregistered shares each to Donald Tull and Cathryn Tull in the future with the last issuance occurring in the year 2003. Venco Compliance has also entered into a consulting agreement with Cathryn Tull that pays her $72,000 per year for one year, with a renewal right for a one-year term on each anniversary of the agreement. In addition, Ms. Tull is eligible to receive a cash bonus based on Venco Compliance's revenues. These issuances were made in reliance upon Section 4(2) private placement exemption from registration. Neither of the two sellers received registration rights for the Internet Law shares they received in this transaction.

     Venco Compliance is in the business of selling compliance and safety training and information to businesses such as dry cleaners and others that deal with hazardous chemicals, biomaterials and other regulated substances.

     On November 20, 2000, Internet Law entered into an equity line financing arrangement with Cootes Drive. This arrangement is the successor to the intermediate financing agreement of May 11, 2000. The financing arrangement is in the form of a Securities Purchase Agreement providing for the purchase by Cootes Drive of up to $25,000,000 worth of shares of common stock of Internet Law over an 18-month period. Under the terms of the Securities Purchase Agreement, Internet Law can deliver a put to Cootes Drive specifying the dollar amount of shares Internet Law intends to sell on each put up to a maximum of 150% of the product of the weighted average daily price of Internet Law's common stock and the weighted average trading volume (closing bid price multiplied by volume for a particular day) for the twenty trading day period prior to the delivery of a put. The number of shares to be acquired by the investor in each put is determined by dividing the dollar amount of the put by 90% of the average of the two lowest closing bid prices for our stock during the ten trading days preceding the date of the put. The maximum amount that Internet Law can receive under the Securities Purchase Agreement is $25 million or a lesser amount depending on the limitation on the number of shares Cootes Drive (and its affiliates) are permitted to hold at any one time, which is 4.99% of the then outstanding common stock of Internet Law. The following are certain of the conditions that must be met before Cootes Drive is obligated to accept a put from Internet Law:

     (i) the registration statement, of which this prospectus is a part, must be declared effective by the SEC and remain effective;

     (ii) the closing bid price of Internet Law's common stock must be at least $1.50 and its weighted average daily trading volume being at least $75,000 for the ten trading days preceding both the date of the put and the closing date of the put;

     (iii) the representations and warranties given by Internet Law in the Securities Purchase Agreement must be true and correct, and Internet Law must comply with the provisions of the agreement;

     (iv)      Cootes Drive must receive an opinion of counsel; and

     (v) Internet Law's Common Stock must remain traded on the OTC Bulletin Board or a more prestigious trading market or exchange.

There can be no guarantee that these conditions will be met or that Internet Law will be able to draw down on any portion of the $25 million equity line. As of December 15, 2000, Internet Law did not comply with the stock price and volume conditions listed above.

     In connection with the equity line arrangement, Cootes Drive surrendered for cancellation the five-year warrant for 500,000 shares at an exercise price of $3.56 that was issued on May 11, 2000, and Internet Law issued:

     (i) a five-year warrant No. 2 to Cootes Drive for the purchase of 250,000 shares of common stock at an exercise price of $3.56 (issued in connection with the Series A preferred stock offering);

     (ii) a five-year warrant No. 3 to Cootes Drive for the purchase of 250,000 shares of common stock at an exercise price of $0.60;

     (iii) a five-year warrant No. 4 to Cootes Drive for the purchase of 1,000 shares for every $100,000 of puts delivered at an exercise price of 120% of the average closing bid price of the common stock for the five trading days preceding the closing of a put (which shall vest in part each time a put is closed); and

     (iv) a five-year warrant No. 5 to Cootes Drive which becomes exercisable only if Internet Law does not deliver puts in the aggregate amount of $10,000,000, at an exercise price equal to the average of the lowest three bid prices in the 90-day period preceding the exercise.

     On December 5, 2000, Internet Law executed a convertible promissory note in the face amount of $500,000 in favor of the same private capital fund. The note is a demand note, and accrues interest at the rate of 5% per annum. The principal can be converted to common stock of Internet Law based on a conversion price equal to the lesser of (i) $0.288 or (ii) 80% of the average of the three lowest closing prices during a 20 day period prior to the date of conversion.
In connection with this promissory note, Internet Law issued a warrant to the investor for 41,650 shares at an exercise price of $0.228 per share. A commission of $17,500 and legal fees of $30,000 related to the equity line financing arrangement were paid from the proceeds of this note. On December 5, 2000, Internet Law also entered into a side letter agreement that obligates the same private capital fund to provide an additional $500,000 on January 14, 2001, in exchange for another convertible promissory note, on similar terms. Funding of this note is contingent, among other things, upon the weighted average daily trading volume for Internet Law's common stock averaging $165,000 for the period between December 5, 2000 and January 14, 2001. Assuming this second promissory note is closed on January 14, 2001, Internet Law will be obligated to issue a five-year warrant for 41,650 shares with an exercise price equal to the average of the closing bid prices of the common stock for the five trading days prior to issuance of this note, and register for resale such shares.

     On December 5, 2000, Internet Law granted registration rights to the investor for up to 17,541,650 shares of common stock it may acquire under the equity line financing, the convertible promissory note financings and the warrants granted in connection with all of these financings, which registration is being accomplished by the registration statement of which this prospectus is a part.

Products and Services

     Brief Reporter offers more than 6,000 legal briefs on its web site

(www.briefreporter.com), making it one of the largest brief banks on the
-----------------------
Internet. Subscribers and transactional users can search among legal briefs from real cases. The site offers featured briefs as well as notification of new materials. Brief Reporter also earns some of its revenue from advertising.

     GoverNet Affairs offers subscribers a cost-effective legislative information management service that uses the Internet to save time and money by monitoring and reporting the progress of pending legislation in all 50 states and the U.S. Congress. Using GoverNet Affairs' Internet site, subscribers may sign up for the following services:

     . customized daily, weekly or monthly reports showing the status of targeted legislation that may be summarized by topic or by legislator, and may be downloaded for internal use;

     .         e-mail alerts that can be sent when pending bills are revised;

     . legislative tracking teams comprised of management, lobbyists and attorneys who may communicate with one another with password-protected privacy; and

     . behind-the-scenes commentaries on pending bills that are available from a network of political consultants.

     GoverNet Affairs was built to be one of the most powerful online search tools on the Internet for state legislation. Using a multiple-matrix database, nightly searches are conducted of every source of state and federal legislation available on the Internet, and then this data is stored for retrieval and processing. With this system, GoverNet Affairs performs text comparisons and attaches information such as user notes and other user-specific fields to any pending bill that is described over an Internet site. The system is monitored to provide maximum coverage by jurisdiction and by topic. GoverNet Affairs' legislative information is available at its web site, www.govaffs.com.
                                                      ---------------

     ITIS hosts a web site at www.itisinc.com.  With its predecessors, it has
                              ---------------
been in business for 15 years, offering litigation support, data conversion and Internet-related services. At present, it is concentrating its efforts on assisting National Law in content development.

     National Law provides a "virtual" law library that is designed for performing legal research from offices, homes, or portable laptops. We believe that National Law attracts people who need to conduct legal research, and prefer to do so quickly, easily and inexpensively over the Internet. Built upon web-based architecture, National Law's virtual library enables users to access a database providing core legal information at an attractive price. National Law endeavors to grow by continuing to improve its search engine, publishing accurate and current databases, adding to its forms and legal articles libraries, maintaining its low cost, and developing Internet-oriented editorial features, among other legal products.

     The Litidex(R) search engine used by National Law's subscribers provides for high-speed data retrieval using Boolean, proximity and citation search criteria. National Law's primary products are case law and statutory law databases. National Law's legal information is available through its website at www.itislaw.com and can be searched, downloaded and printed.
---------------

     Compass Data Systems provides electronic information publishing services in a completely searchable infobase to a wide variety of industries and organizations. Compass Data Systems hosts an Internet site at
www.compassdata.com.  Using Internet and CD technology, clients can search
-------------------
through endless piles of paper on computer files in seconds, which can represent significant amounts of papered information. These infobases are quickly accessed through a hard drive, CD-ROM or over the Internet.

     Venco Compliance is in the business of selling compliance and safety training and information such as OSHA regulations to businesses such as dry cleaners and others that deal with hazardous chemicals, biomaterials and other regulated substances.

     In addition to our existing products and services, Internet Law expects to provide a number of additional services in the future, which may include the following:

     . database content for medical, real estate, business and other areas;

     . database inquiry, retrieval, and review of all state and federal case law;

     . database inquiry and retrieval of all state and federal statutes, codes, constitutions, and rules and regulations;

     . database inquiry and retrieval of all state and federal agency rules and regulations;

     .         fast and frequent updating of all data;

     .         linking statutes to proposed and pending legislation;

     .         extensive linking of citations among databases;

     .         linking cases and briefs;

     .         citation service;

     .         additional forms;

     .         topical classification of legal information;  and

     .         other such related legal research tools as needed by customers.

     Our ability to provide additional services and expand its market depends upon a number of factors, many of which are beyond our control. These factors include the rates of and costs associated with new customer acquisition, customer retention, capital expenditures and other costs relating to the expansion of operations, the timing of new product and service announcements, changes in our pricing policies and those of our competitors, market acceptance of our services, changes in operating expenses, strategy and personnel, increased competition, and general economic factors. There can be no assurance that we will be successful in selling our services or achieving or maintaining profitability or positive cash flow in the future.

Agreements with ITIS

     Mr. Carr founded ITIS in 1994 as a document management firm specializing in litigation support. The databases used by National Law's subscribers can be accessed and searched through a software retrieval engine known as Litidex(R) which was developed by Mr. Carr through ITIS and other programmers. The exclusive rights to use Litidex(R) were sold to Mr. Carr in November 1998 while Mr. Carr was the sole stockholder of ITIS. Mr. Carr then contributed these rights, together with certain database content consisting primarily of Texas case law, to National Law upon its formation on November 30, 1998. Following National Law's formation, ITIS provided it with needed infrastructure pursuant to certain agreements with ITIS, the material terms of which are described below.

     Under a Continuing Services Agreement dated effective December 1, 1998, between National Law and ITIS, ITIS agreed to provide National Law with data files containing case law and statutes as are in the public domain, together with coding and proprietary editing services covering these data files. National Law was charged $0.65 per 1,000 characters for those data files that satisfy certain prescribed quality control requirements. Under this continuing service agreement, National Law agreed for a three-year period to provide ITIS with minimum orders for data files containing an aggregate of 750 million characters per month. Despite the contract rate of $0.65 per 1,000 characters, during the six months ended December 31, 1999, National Law revised its accounting for its purchases of content from ITIS due to the common control exercised over both entities by Mr. Carr. During this period,

10,332,200,000 bytes of case law content were delivered by ITIS to National Law at a contract value of $6,722,000. National Law, however, recorded this content at ITIS' estimated cost of $987,594.

     Under a Management and Financial Services Agreement dated effective March 1, 1999, between National Law and ITIS, ITIS provided accounting, staffing and procurement services and office space to National Law. National Law paid ITIS a monthly management fee of $3,600, plus $85 per hour for accounting services, 125% of the cost of staffing services, 120% of the cost of office supplies, equipment and telephone services and 115% of the cost of office space rental.

     Under a separate agreement dated effective March 23, 1999, between National Law and ITIS, ITIS also agreed to provide National Law with software development and consulting services for National Law's database and retrieval software. We now provide all of these aforementioned services ourselves, as ITIS became one of our wholly owned subsidiaries on April 30, 2000.

Raw Materials

     Pending legislation, court opinions, and statutes are public information that is not protectable by copyright law. There are other vendors for this type of information. National Law obtains content for its databases from ITIS, another of our subsidiaries, which also formats and uploads the content to National Law's web site. New content, including new or pending legislation and recently decided case law, is acquired electronically at no charge or purchased directly from the respective legislatures and courts or other third parties.

Customers

     Because Texas and New York legal materials comprised the first databases National Law made available to customers, most of its customers are located in Texas and New York. National Law has historically targeted its sales to small law firms and solo practitioners who may find competitors' products too expensive. Small firms and solo practitioners typically require legal information for the states in which they practice. National Law intends to continue to increase the number of state law databases available through its web-site, and also intends to continue to aggressively market its products and services to additional small law firms and solo practitioners, as well as larger law firms and corporate legal departments. There can, however, be no assurance that National Law will be successful in these efforts.

     The customers of GoverNet Affairs are primarily large law firms, trade associations, and corporations doing business in many states, while Brief Reporter's customers range from lawyers in sole practice to large national law firms.

     Compass Data Systems publishes legal data in three states: Florida, Missouri and Kansas. Due to the low cost nature of the CD products, Compass has historically sold information to small to mid-sized law firms, government agencies, local governments, and other small office professionals. Compass intends to continue its campaign to target these smaller customers, and looks to increase revenue by adding new states to its product offering.

     Customers of Venco Compliance include dry cleaning facilities, paint and body shops, health service locations (including nursing homes), auto repair shops, and electroplating plants. Our target market for expansion includes hotels/motels, convenience stores, school facilities, and any other operation governed by OSHA regulations. Through extensive research and onsite installation, Venco has developed a program that meets and exceeds Federal Regulations for OSHA compliance, and enables small business owners to economically ensure compliance with complex and changing Federal OSHA Regulations.

Business Strategy

     Our objective is to become one of the leading and most affordable providers of database content resources. Our strategy to accomplish this objective is to gain market share by:

     .         the innovative use of the Internet and other technology;

     . offering our products and services at extremely competitive prices;

     .         the use of various media to attract and retain customers;

     . enriching core legal information with Internet-focused editorial enhancements;

     .         providing excellent customer service and technical support; and

     .         adding content databases in industries beyond legal and medical

Internet and Technology

     We expect to remain competitive in the market for legal research through the continued use of the Internet and other forms of technology. We believe that National Law, GoverNet Affairs, and Brief Reporter are at the forefront in the use of technology in the legal and legislative research industry. In the case of National Law, this belief stems from the portability of National Law's products and services, and because of the speed of National Law's search engine, Litidex(R), that is not available to our competitors. We believe that Litidex(R) is a superior product to those used by our competitors.

     National Law strives to be at the forefront of cutting-edge technology in both hardware and software as it relates to the needs of the legal profession, and to document automation, data search and retrieval methods. Specifically, National Law intends to:

     . keep its database current with immediate updates to case law, statutes, and rules and regulations online;

     . provide enhanced search capabilities including additional fielded and multiple database searching;

     .         retain staff that are experienced legal researchers;

     . retain staff who are proficient in all phases of the Internet, not just from a user point of view, but also as an Internet provider and purveyor;

     . develop extensive linking across databases and websites to facilitate legal research;

     . strengthen its Litidex(R) search engine by remaining current in software and hardware development; and

     . combine word search and subject indexing to enhance search efficiency; and

     .         offer online sign-up for its products and services.

     GoverNet Affairs has developed a technology capable of crossing state and federal jurisdictions and integrating related legislation in a manner that is neither easily replicated nor available through a competitor. While there are other single-state vendors of legislative tracking and reporting services, we believe that GoverNet Affairs is without peer on a national basis.

     GoverNet Affairs intends to maintain its technological advantage by:

     . hiring and retaining experienced staff with successful backgrounds in technology development; and

     . maintaining system reliability by continually upgrading servers, data lines, and redundancy components.

     However, there can be no assurance that we will be successful in hiring the necessary personnel who are qualified to use these new technologies effectively, develop new services or enhance existing services on a timely basis or that such new technologies or enhancements will achieve market acceptance. In addition, there can be no assurance that services or technologies developed by others will not render our services or technology non-competitive or obsolete.

     In addition, the market for Internet services is in an early stage of growth. Our services will depend upon the continuing development and expansion of the market for Internet services. If the demand for Internet services fails to continue to grow, grows more slowly than anticipated or becomes saturated with competitors, we will be materially adversely affected.

     We are also at risk to fundamental changes in the way Internet access is delivered. As the Internet becomes accessible through other devices and services, we will have to develop new technology or modify our existing technology to accommodate these developments. There can be no assurance that we will succeed in adapting our Internet access business to alternative devices and conduits.

Competitive Pricing

     We expect to achieve our business strategy in part through competitive pricing. Unlike some competitors, National Law currently does not, and has no plans to charge its customers a "per-use" fee or hourly transaction fees. Rather, National Law charges its customers a monthly fee for its services. Upon payment of that fee, National Law offers an unlimited search and retrieval of its services and related products. Presently, aside from promotional and introductory discounts, National Law's basic monthly fee is $34.00 for one state database and $75.00 for all the states and the federal databases offered by National Law. Monthly pricing will change as additional databases and enhanced features are included in the National Law's library.

     We believe the fees charged by National Law are significantly less than most of our competitors. National Law expects to be able to maintain this price advantage over its competitors because we believe that it has relatively low overhead and infrastructure expenses relative to the competition. National Law's goal is to remain substantially less expensive than its major competitors.

     National Law's customers have the option of discontinuing their service at the end of any month for any reason. If a significant number of customers so elect, and we are unable to attract new customers, our financial results will be materially adversely affected.

     GoverNet Affairs prices its services on an annual basis, and typically bills its customers in December for the legislative sessions beginning in January of the next year. Annual subscription amounts are based on the number of legislative bodies covered, the number of legislative issues profiled, the nature of this profiling and the extent and number of customer users requiring access to the database. Annual fees can range from $600 for access to the database with no downloading, tracking or reporting capability, to several thousand dollars for access to profiled data that is tracked and reported daily for one or more states and the U.S. Congress.

     Brief Reporter charges its customers on both a subscription and single transaction basis.

     Venco Compliance sells its compliance program on a one to two year basis for $520 per year. Additional compliance consulting services are available at an hourly rate.

     Compass Data prices its CD legal products based on the information offered and the number of updates. Prices range from $89 for Missouri Statutes, which are updated annually, to $699 for Florida Administrative Code, which is updated monthly. Compass also offers several products in the $199 to $399 range which are updated quarterly. Compass has found that each of its product offerings is priced well below its competitors.

Sales and Marketing

     One of the ways National Law expects to gain market share is to identify potential customers for its products and services, and employ a marketing strategy to change potential customers into customers. There are nearly one million active lawyers practicing in the United States. National Law intends to focus on a very broad and expansive market, including:

     .   solo legal practitioners;

     .   local, state and national law firms;

     .   public libraries;

     .   judges and court personnel;

     .   legal assistants and paralegals; and

     .   other companies.

     In addition, in order to sell its products and services to lawyers and other market participants, National Law plans to use a marketing strategy that has several elements:

     .   telemarketing directly to licensed attorneys;

     .   trade show exhibits;

     .   mailings, flyers, and electronic mail distributions;

     .   advertising with displays in target market magazines;

     .   Internet affiliate marketing programs;

     .   advertising on the World Wide Web and Internet;

     .   direct selling via National Law's website; and

     . writing and publishing a regular monthly newsletter to current and interested customers.

     National Law has added a field sales staff in certain major metropolitan areas to direct sell to medium to large law firms. The field staff will concentrate on opportunities to sell multi-user subscriptions. Solo and small firm accounts will continue to be sold by telephone. Brief Reporter, GoverNet Affairs and National Law offer their services to each other's customers, and intend to conduct their sales and marketing efforts on a mutual basis.

     GoverNet Affairs expects to gain sales in several significant markets, including:

     .   corporate regulatory and governmental affairs departments;

     .   the lobbyist and legal communities;

     .   trade, professional and nonprofit associations;

     .   county and municipal governments and educational institutions; and

     .   the legislative community itself.

     GoverNet Affairs presently employs outside sales professionals who call directly on potential customers and inside telephone sales professionals who make presentations through phone call demonstrations. Additionally, our sales representatives and executives appear at trade shows and present live demonstrations. We do not anticipate that any significant amount of marketing will be done by mail, flyers, or direct print media campaigns.

Customer Service and Technical Support

     National Law strives to retain its customers and obtain new customers through its dedication to customer service and technical support. National Law employs customer service technicians whose primary job is to help customers when they have questions or problems with its products or services. One of National Law's goals is to keep customers informed of coming enhancements to assure customers that they are staying current with its products or services. Customer support is available 24 hours a day, 7 days a week.

     GoverNet Affairs maintains a customer service and technical support staff adequate to meet current customer needs. Based on experience, such service and support is usually needed only when customers undergo staff turnover and retraining is necessary.

Intellectual Property Rights

     We regard our search engines, software technologies, databases and database management software as proprietary. We depend on trade secrets for protection of our software. We have entered into confidentiality agreements with our management and key employees covering this software, and limit access to this software and other proprietary information. There can be no assurance that the steps taken by us will be adequate to prevent misappropriation of our technology or that competitors will not independently develop technologies that are equivalent or superior to our services or technologies.

Market/Industry

     Industry sources estimate the market for on-line legal information was $1.7 billion in 1998, and is projected to grow to $2.7 billion by 2002. With the growth in litigation (28% increase in civil lawsuits and 55% in criminal cases from 1984-97) and the increase in the number of lawyers (980,000 in the United States as of December 31, 1998 and 1.06 million projected by 2002), we believe the projected increase in the market for on-line legal information is reasonable. In addition, the increased popularity of the Internet, both domestically and internationally, and the movement towards conservation of natural resources by using less paper further strengthens this belief. Although there can be no assurance of its success, we anticipate that in the immediate future, we may be able to significantly increase our number of customers and potentially generate substantial monthly gross revenues.

     According to the Center for Responsive Politics in Washington, D.C., the amount of money spent in 1999 by interest groups, primarily corporations, on lobbying efforts in Washington, D.C., was more than $1.42 billion. Not included in this amount are expenditures by unions and most trade associations for whom rigid disclosure structures are not mandated. At the state level, there is little consistent state-by-state publicly available information concerning lobbying expenditures.

Competition

     The competition in the legal research industry is intense. National Law's principal competitors have significantly greater resources than it does, and this competition may adversely affect Internet Law's consolidated results of operations. The market for electronic legal information is currently dominated by West Group, a division of The Thomson Corporation, a Canadian company, and LEXIS/NEXIS(R), which is owned by Reed-Elsevier, an Anglo-Dutch company. These competitors are both large, well-established companies. They offer databases that are similar to and larger than the databases that National Law offers. These competitors have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than us. They can thus undertake more extensive marketing campaigns, respond more quickly to new or emerging technologies and changes in customer requirements, and devote greater resources to the development, promotion and sale of their products than we can. West and LEXIS have significant penetration in the large law firm market, a market in which Internet Law intends to compete.

     National Law also competes with other companies that offer fee-based access to selected legal databases over the Internet. These companies may be more successful than National Law in capturing market share.

     We believe that GoverNet Affairs has a significant technological lead over its competitors. With one known exception, GoverNet Affairs' current competitors are computer-based, not Internet-based. The perceived newness and unproven stature of the Internet is expected to make it difficult, though not impossible, for these competitors to switch to an Internet-based delivery model. However, there can be no assurance that GoverNet Affairs' competitors will choose not to recognize the value of the Internet and elect not to revise their business model accordingly. Should some of these competitors become Internet-based, it is very possible, given their existing customer and revenue bases, that they could experience greater success than GoverNet Affairs in capturing market share.

Employees

     Internet Law and its subsidiaries had 109 full-time employees and 3 contract employees at December 15, 2000. Our employees are not represented by any collective bargaining organization, and we have never experienced a work stoppage and believe that our relationships with our employees are good.

                                  PROPERTIES

Facilities

     Our primary executive offices are at 4301 Windfern Road, Houston, Texas 77041. Prior to our acquisition of ITIS, we sub-leased our office space from ITIS and paid allocated monthly charges of approximately $3,100, which amount increased to $6,200 in July 2000 as ITIS' building lease increases from approximately $9,400 per month to approximately $18,600 per month. Venco Compliance's offices are now housed in this space. GoverNet Affairs maintains its principal offices at 1600 Parkwood Circle, Atlanta, Georgia 30339, where its monthly rent is approximately $3,500. Brief Reporter, a subsidiary of National Law, maintains its principal offices at 408 East Market Street, Charlottesville, Virginia 22902, where its monthly rent is approximately $1,800. Compass Data maintains its principal offices at 1182 West 2400 South, Salt Lake City, Utah 84119, where monthly rent is approximately $4,412.

     Management believes that our current facilities are adequate to meet its needs through the next 12 months and that, if required, suitable additional space will be available on commercially reasonable terms to accommodate expansion of our operations.

Other Property

     We are also the owner of subsurface mineral rights on approximately 190 acres located in the City of Mullan, Idaho. Title was acquired by issuance to the real property owners of one share of our common stock for each 25 square feet of surface owned. In acquiring such mineral rights, we, through our predecessor, issued 361,739 shares of common stock, as adjusted for subsequent stock splits and the merger of Allied Silver-Lead Company ("Allied") with us. Conveyance of title included all subsurface rights lying beneath adjacent streets and alleys where ownership rested with the grantor. The acquisition of such mineral rights was completed in November of 1985.

     Through one of our predecessors, we entered into an agreement dated May 1, 1981, with the City of Mullan whereby we, as Lessee, have the right to mine subsurface minerals on approximately 200 acres owned by the City north of Osburn Fault for a period of 25 years (subject to a renewal option for an additional 25 years). The City of Mullan, as lessor, received 20% of all royalty payments or other consideration received by Allied from Hecla Mining Company. If Allied enters in to a lease agreement for the exploration and development of city property south of the Osburn Fault, the City of Mullan will receive 15% of the royalties received. No royalties have been paid on city property south of the fault.

     We have no competitive economic position in the mining industry as no mineral production has ever been realized. Further, we have not received revenue from our mineral rights for the last several years. Under the distribution agreement, the foregoing mineral rights will be distributed to the shareholders of Planet Resources (formerly New Planet) when its registration statement becomes effective. At December 31 and June 30, 1999, we had recorded $10,000 as other current assets related to these mineral rights. At October 18, 2000, these mining assets may have no realizable value.

                               LEGAL PROCEEDINGS

     On September 9, 1999, Loislaw.com, Inc. filed a lawsuit in the District Court of Harris County, Texas, 11th Judicial District (Case No. 1999-45563) against ITIS, National Law and Internet Law. Loislaw.com, one of our competitors, alleged that ITIS breached an agreement between Loislaw.com and ITIS by allegedly providing certain materials to National Law for use on National Law's web site, which allegations have been denied by us and our subsidiaries. The case is currently set on the January 2, 2001 trial docket. However, in December 2000, all parties entered into a confidential agreement to settle the litigation. Settlement documents are currently being prepared, and the settlement is scheduled to close on or before December 29, 2000.

                                  MANAGEMENT

     Our Directors and Executive Officers

     Effective March 30, 1999, Planet Resources, our predecessor, entered into an agreement and plan of reorganization with National Law Library and the stockholders of National Law. Under this agreement, National Law and Planet Resources were merged, and each share of National Law common stock was exchanged for one share of Planet Resources common stock. In contemplation of this transaction, Planet Resources' stockholders agreed to a one-for-two reverse stock split, which resulted in 2 million shares of its common stock being outstanding immediately prior to the merger. A majority of these shares were owned by A.W. Dugan, our former chairman of the board and president, who may be deemed to have controlled Planet Resources before the merger. Mr. Carr, our current chairman of the board, president and chief executive officer, owned 15,152,500 shares of National Law Library's common stock, and received an equal number of shares of Planet Resources' common stock in the merger. On July 8, 1999, we changed our name from Planet Resources, Inc. to Internet Law Library, Inc.

     Under the terms of this agreement, the majority of the members of Planet Resources' Board of Directors resigned and were replaced by three of National Law's designees, Mr. Carr, Kelley V. Kirker, and Jonathan C. Gilchrist. Mr. Gilchrist resigned as a director on June 15, 1999. Except for this transaction, no arrangement or understanding exists between any director or executive officer or any other person under which any director or executive officer was selected as a director or executive officer.

     There are currently seven directors on our Board of Directors. The Board is divided into three classes with staggered three-year terms.

     The following table sets forth certain information concerning our directors and executive officers who were either serving or had been chosen to serve in this capacity as of December 15, 2000:

Name                                    Age                         Position with Internet Law
----                                    ---                         --------------------------
Hunter M.A. Carr.....................      51   Chairman of the Board of Directors, President and Chief Executive Officer
Eugene A. Cernan, SUN (Ret.).........      65   Director
W. Allyn Hoaglund....................      52   Director, Chairman of Audit Committee
Kelley V. Kirker.....................      40   Director and Chief Operations Officer
George A. Roberts....................      80   Director and member of Compensation Committee
Donald W. Sapaugh....................      41   Director, Member of Audit Committee
W. Paul Thayer.......................      80   Director and Chairman of Compensation Committee
David P. Harriman....................      51   President of National Law Library
K. Charles Peterson..................      56   General Counsel
Kara A. Kirker.......................      37   Treasurer, and Chief Financial Officer and Treasurer of National Law Library
Joanna Hoover........................      51   Chief Financial Officer
Robert Sarlay........................      55   Vice President, Special Programs and Shareholder Relations;
                                                President of Venco Compliance, Inc.
Edward P. Stevens....................      51   Vice President, Business Development
Carol Ann Wilson.....................      58   Corporate Secretary
Jeremiah Kane........................      26   Vice President, Business Development, President of GoverNet Affairs

Name                                    Age                         Position with Internet Law
----                                    ---                         --------------------------
John McHugh..........................      26   President of Compass Data Systems

     Hunter M.A. Carr has been our chairman of the board of directors, president and chief executive officer since March 30, 1999. Mr. Carr is the founder of National Law and has served as chairman of the board and president of National Law Library since its founding in November 1998. From April 1994 until October 1999, Mr. Carr served as chairman of the board and chief executive officer of ITIS, one of our content providers and a company in which Mr. Carr was the sole stockholder until January 2000. In October 1999, Mr. Carr resigned as chief executive officer of ITIS, but continues to serve as its chairman of the board. Mr. Carr has served as one of our directors since March 30, 1999. His current term on the board began on February 28, 2000, and will expire on February 27, 2003.

     Eugene A. Cernan, USN (Ret.), author of The Last Man on the Moon (St. Martin's Press 1999), brings to us an unparalleled background of courage and achievement. Mr. Cernan spent 20 years as a naval aviator, the last 13 of which were with NASA. He served on three space missions, the last being as Commander of Apollo XVII, and has received numerous decorations and honors for that service. Mr. Cernan has served as chairman of Johnson Engineering Corporation, which provides NASA with systems development for flight crews and crew station design for the Space Shuttle, Spacelab, Space Station, Lunar Base and Mars Outpost, since 1994. From 1986 to 1992, Mr. Cernan was the executive vice president and director of Coral Petroleum, Inc., where he was in charge of corporate development of a worldwide supply and marketing strategy. From 1986 to 1992, he was executive consultant for the government systems group of Digital Equipment. He has been selected for enshrinement into the National Aviation Hall of Fame in July 2000.

     Mr. Cernan's many honors range from the Navy Distinguished Flying Cross to a television Emmy. His membership in professional societies includes the Society of Experimental Test Pilots, the American Space Institute, and the Golden Eagles. His directorships include Up with People, the Lone Star Flight Museum, First Bank, and Alaska Aerospace Development Corp. Mr. Cernan's term as a director began on January 1, 2000, with his appointment by the board, and it will expire on December 31, 2002.

     W. Allyn Hoaglund, an experienced trial attorney in Houston, Texas, Mr. Hoaglund concentrates his law practice on civil matters, including personal injury, malpractice, products liability, condemnation law, and major commercial litigation. He has been in solo practice since 1987, having previously been associated with both Vinson & Elkins and Helm, Pletcher & Hogan. Mr. Hoaglund holds a B.A. from Louisiana State University and a J.D. from the University of Houston Law Center and is admitted to practice before the United States Supreme Court. He is board certified in Civil Trial Law by the Texas Board of Legal Specialization. He is a member of Phi Alpha Delta and the Order of the Barons, and a Fellow of the Houston Bar Foundation.

     Kelley V. Kirker has been our Chief Operating Officer since April 30, 2000, and served as one of our vice presidents from June 15, 1999 until July 13, 1999. Mr. Kirker has also served as a director of National Law since July 1, 1999. On October 1, 1999, Mr. Kirker was appointed chief executive officer of ITIS.
Since April 1994 Mr. Kirker has served as president and chief operating officer of ITIS. From 1987 until 1994, Mr. Kirker was employed by MLSI, Inc., a company engaged in litigation support service and owned by Mr. Carr. Prior to 1987, Mr. Kirker was employed for approximately five years by Texaco, Inc. in its computer information service area. Mr. Kirker has served as one of our directors since March 30, 1999. His current term on the board began on February 28, 2000, and will expire on February 27, 2003.

     George A. Roberts served Teledyne, Inc. in various positions from 1966 until his retirement in 1993. He began his service as president, became chief executive officer and president in 1986, was elected vice chairman of the board and chief executive officer in 1991, and became chairman of the board in 1991. Prior to that time, from 1941 until 1966, Dr. Roberts was employed by the Vasco Metals Corporation, first as research metallurgist, as chief metallurgist in 1945, as vice president-technology in 1953, and was elected president in 1961.

     Dr. Roberts is a member of the National Academy of Engineering, a fellow of The American Society for Metals, The Metallurgical Society and The Society of Manufacturing Engineers. He is also a life trustee of the Carnegie-Mellon University. In 1980, he was awarded the Carnegie-Mellon University Distinguished Achievement Award. In 1984, Dr. Roberts received an award from the National Conference of Christians and Jews for distinguished service in the field of human relations, and he also received the 1984 Americanism Award from the

Boy Scouts of America. Dr. Roberts was elected to the board on February 28, 2000, and his term will expire on February 27, 2003.

     Donald W. Sapaugh has more than 20 years' health care management experience as financial officer and President/Chief Executive Officer. From 1986 to 1996, he led Rapha Treatment Centers, one of the largest psychiatric management service organizations in the United States. In 1996, Mr. Sapaugh founded what is now known as PremierCare, and he still serves as its President and CEO. He is a member of many health-related organizations, including the National Association of Private Health Systems and the American College of Hospital Administration. He served on President Bush's Committee on Mental Retardation from 1990 to 1993 and as Chairman of the President & Mrs. Bush Community Impact Award. He holds a BBA from the University of Houston with an Accounting major and a Doctor of Divinity from Louisiana Christian University.

     Paul Thayer's background provides a wealth of experience from which he can draw as a director. From 1983 to 1984, he served in the Reagan Administration as Deputy Secretary of Defense and received many awards for his service. Prior to this time, from 1970 to 1983, Mr. Thayer served as chairman of Ling-Temco-Vought in Dallas, Texas. Mr. Thayer graduated number one in his Navy Aviation Cadet Class. He later served as a test pilot, combat ace, commercial airline pilot, and he flew around the world in 1993. Mr. Thayer was a U.S. Navy combat ace in World War II and an experimental test pilot. He was the first pilot to break the sound barrier in a production Navy fighter. In 1994, he was inducted into the Navy Experimental Test Pilots Hall of Fame, and he is a past recipient of the J. H. Doolittle Award and the Kitty Hawk Award. Among his many other honors are the Distinguished Flying Cross, two presidential citations, and the distinguished Horatio Alger Award. Mr. Thayer's notable community service includes the Robert M. Thompson Navy League Award for outstanding civilian leadership, the University of Kansas Distinguished Service Citation for outstanding achievements and service to mankind, and the Air Force Medal and Decoration for Exceptional Civilian Service. In addition, Mr. Thayer is a past chairman of the Chamber of Commerce of the United States and of the National Corporate Advisory Board of the Vietnam Veterans Memorial Fund. Mr. Thayer's term as a director began on January 1, 2000, with his appointment by the board, and it will expire on December 31, 2002

     David P. Harriman has served as the President of National Law since December 1, 1999. In 1996, Mr. Harriman founded Brief Reporter as a publishing start-up with a database of appellate briefs for attorneys on the Internet. Prior to that time, Mr. Harriman served in various positions at The Michie Company, most recently as president and chief executive officer from 1989 to 1996.

     K. Charles Peterson joined us as our general counsel in May 2000. He graduated from Harvard College, Class of 1965, with an A.B. in Mathematics. Peterson was a first lieutenant in the U.S. Army and was decorated for service in Vietnam. In 1976 he graduated summa cum laude from South Texas College of Law, where he received the Mary Moody Northen Award for Scholastic Excellence, was on Law Review, and received numerous American Jurisprudence awards. A former partner of the Reynolds, Allen & Cook Law Firm, Peterson has continued in private practice since 1976. In recent years he co-founded the Trinity Life Center, which provides services for more than 4,500 abused children each year.

     Kara A. Kirker has served as our Treasurer and as National Law's Chief Financial Officer and Treasurer since October 1, 1999. Prior to joining us, Ms. Kirker provided services to National Law on a contract basis as an officer of ITIS. From January 1994 until National Law's inception in November 1998, Ms. Kirker served as the controller and treasurer of ITIS, in which positions she continues to serve. From 1981 to 1994, Ms. Kirker served as assistant treasurer of Stone & Webster Oil Company, Inc. in the revenue accounting area.

     Joanna Hoover joined us on May 1, 2000, after having served as outside Certified Public Accountant for ITIS and its related entities since 1994. Ms. Hoover has been in the practice of public accounting since 1973 and has been a shareholder/partner in the Houston accounting firm of Nommensen, Hoover & Williams, P.C., since 1985. In addition to being a CPA, she holds licenses in the fields of insurance, securities and investments. On June 6, 2000, Ms. Hoover became our Chief Financial Officer.

     Robert Sarlay has served as our Vice President for Special Programs and Shareholder Relations since July 1, 1999. Prior to joining us, from October 1998 until July 1999, Mr. Sarlay was the manager of marketing for ITIS and provided marketing and shareholder services on a contract basis to us and to National Law. From August 1997 to October 1998, Mr. Sarlay was the owner/operator of three restaurants in the Houston area. From

1993 to 1997, he served as the president of Advanced Care Centers of America, LLC, an operator of nursing home facilities in Texas. Mr. Sarlay was the vice president commercial division of Asset Partners, Inc., an operator of commercial office buildings in the Houston area. Prior to 1991, Mr. Sarlay served as an operations and executive officer of various companies engaged in long-term care, medical management, apartment development and management, and convenience store operations.

     Edward P. Stevens joined us as Vice President, Business Development in November 1999. From 1998 to 1999, Mr. Stevens served as sales engineer for StorNet, Inc., an authorized reseller of computer products and services. Prior to that time, from 1997 to 1998, he served as integration sales consultant for Computer Tech, Inc, another authorized reseller. From 1995 to 1997, Mr. Stevens served as acting president and national account manager for Executive Database Controls.

     Carol Ann Wilson joined us as Secretary and Vice President of Content and Secretary for National Law Library in June 1999. Since July 2000 she has served as Corporate Secretary for Internet Law Library and worked exclusively in the company's executive offices. From September 1995 to April 1999, Ms. Wilson served as the legal secretary and personal assistant to John M. O'Quinn, P.C. From 1980 to 1995, she was the legal secretary to Joe H. Reynolds. Since 1985, Ms. Wilson has been an active member and speaker in various state and national legal secretarial and paralegal organizations. She is the author of Plain Language Pleadings (Prentice Hall 1996), and has been published in national trade journals and other publications. She has recently been admitted to American Mensa, Ltd.

     Jeremiah Kane has served as the CEO of Compass Data Systems since 1998. He led that company's spin-off from its parent and subsequent transition to the Internet. Previously, Mr. Kane served as the head of Internet Advisory Services at Ben Ezra, Weinstein and Co., Inc. (BEW), where he assisted several companies in initial public offerings over the Internet. He also led the development team in creating CapScape Financial, a software program that walks the user through the documentation needed to offer securities over the Internet. Mr. Kane also developed Private Placement Master, the first software for creating a private placement memorandum. He assisted in the development of Personal Market Analyst, a financial analysis tool co-marketed by Inc. Magazine. Mr. Kane is a graduate of the University of Pennsylvania's Wharton School of Business. He holds a degree in Economics with concentrations in information systems and entrepreneurial management.

     John McHugh, previously the CFO of Compass Data Systems, now serve as its President. Formerly Business Advisor for Ben Ezra, Weinstein and Co., Inc., he was responsible for the financial preparations required by BEW's spin-off of Compass Data Systems. He oversees compliance with the respective SEC, NASD, and IRS regulations, including Form 10 preparation. Previously he led the BEW content team in the development of Inc. Magazine's Personal Market Analyst, a financial analysis tool for novice investors. He was responsible for developing financial projections for BEW, both for shareholders and for the financial community. He assisted Jeremiah Kane in the development of Private Placement Master. Mr. McHugh graduated Cum Laude from the University of Pennsylvania with a Bachelor of Science degree in BioEngineering, and from Wharton School of Business with a Bachelor of Science degree in Economics concentrating in Finance.

Family Relationships

     Kara A. Kirker is a niece by marriage of Hunter M.A. Carr. Kelley V. Kirker is married to Ms. Kirker.

Executive Compensation

     Each of Mr. Carr, Mr. Sarlay, and Ms. Kirker is currently an officer of us and was, until July 1, 1999, an employee of ITIS. Effective beginning in March 1999, National Law and ITIS operated under a management and financial services agreement under which ITIS provided accounting, staffing, and procurement services and office space to National Law. Under this agreement, we paid ITIS for staffing services at 125% of cost. Under a personal service contract between National Law and Mr. Carr covering executive services, marketing and business development, public relations, and general management, which became effective in November 1998, Mr. Carr received $55,400 for services performed from the inception of National Law on November 30, 1998, to June 30, 1999.

     The following table summarizes the compensation paid by us directly to certain executive officers during the six months ended December 31, 1999. Apart from these executive officers, we did not pay any employee an annual salary and bonus exceeding $100,000 during the six months ended December 31, 1999.

                           Summary Compensation Table

                   For the Six Months Ended December 31, 1999


                                                  Annual Compensation                         Long Term Compensation
                                                  -------------------                         ----------------------
                                                                                        Awards
                                                                                        ------
                                                                                                Securities
                                                                                                ----------
                                                                Other Annual      Restricted    underlying      LTIP    All other
                                                                ------------      ----------    ----------      ----    ---------
Name and principal position             Year  Salary   Bonus    compensation     Stock Awards     options      payouts compensation
---------------------------             ----  -------  -----    ------------     ------------     -------     -------- ------------
Hunter M.A. Carr                        1999  $90,000   $  0          $ 0-           $ 0-            -0-          $ 0-       $ 0-
    Chairman of the Board, President    1998      -0-      0           -0-            -0-            -0-           -0-        -0-
     and                                1997      -0-      0           -0-            -0-            -0-           -0-        -0-
    Chief Executive Officer
David P. Harriman                       1999    8,333    -0-           -0-            -0-        300,000           -0-        -0-
    Chief Operating Officer and         1998      -0-    -0-           -0-            -0-            -0-           -0-        -0-
     President                          1997      -0-    -0-           -0-            -0-            -0-           -0-        -0-
    of National Law

     During the six months ended December 31, 1999, and the period from inception of National Law on November 30, 1998, to June 30, 1999, we did not grant any stock appreciation rights.

     The following table summarizes the compensation paid by us directly to A.W. Dugan, who served as chief executive officer until March 30, 1999, and either directly or indirectly to Mr. Carr under a personal services contract as our president and chief executive officer since March 30, 1999. We did not pay any employee an annual salary and bonus exceeding $100,000 during the period from inception of National Law on November 30, 1998, to June 30, 1999.

                           Summary Compensation Table

       For the Period from Inception of National Law on November 30, 1998 to June 30, 1999


                                                  Annual Compensation                         Long Term Compensation
                                                  -------------------                         ----------------------
                                                                                        Awards                       Payouts
                                                                                        ------                       -------
                                                                                                Securities
                                                                                                ----------
                                                                Other Annual      Restricted    underlying      LTIP    All other
                                                                ------------      ----------    ----------      ----    ---------
Name and principal position             Year  Salary   Bonus    compensation     Stock Awards     options      payouts compensation
---------------------------             ----  -------  -----    ------------     ------------     -------     -------- ------------
Hunter M.A. Carr                       1999    $ 0-   $ 0-       $55,400(1)          $ 0-           -0-          $ 0-       $ 0-
Chairman of the Board, President and   1998     -0-    -0-           -0-              -0-           -0-           -0-        -0-
 Chief Executive Officer               1997     -0-    -0-           -0-              -0-           -0-           -0-        -0-

A.W. Dugan                             1999     -0-    -0-           -0-              -0-           -0-           -0-        -0-
Former Chairman of the Board and       1998     -0-    -0-           -0-              -0-           -0-           -0-        -0-
 President                             1997     -0-    -0-           -0-              -0-           -0-           -0-        -0-

___________
(1) Mr. Carr was compensated under a personal service contract during the period from inception of National Law on November 30, 1998, to June 30, 1999.

     The following table sets forth the grants of stock options made to our employees during the six months ended December 31, 1999, and during the period from inception of National Law on November 30, 1998, to June 30, 1999. No stock options were granted to any other employees during these periods.


                                                                               Individual Grants
                                                                               -----------------
                                                 Number of         Percent of total    Exercise or Base  Expiration Date Grant date
Name                                             ---------         ---------------     ----------------  --------------- ----------
----                                             securities        options granted to   price ($/share)                   value (2)
                                                 ----------        ------------------   --------------                     -------
                                                 underlying       employees during the
                                                 ----------       --------------------
                                              options granted            period
                                              ---------------            ------
For the six months ended
December 31, 1999
 Ronald W. Hogan(3).......................         166,250                  26%                $2.94          8/30/07       $295,835
 John R. Marsh(3).........................          75,000                  12%                $2.94          8/30/07       $133,460
 David P. Harriman(3).....................         300,000                  47%                $3.00          8/30/07       $300,019

During the period from inception of
 National Law on November 30, 1998, to
 June 30, 1999
 Hunter M.A. Carr(1)......................       1,250,000                   100%              $3.00          4/11/09       $847,047

___________
(1)  All such options were exercisable on April 12, 1999, the date of grant.

(2) Grant date value was determined using the Black-Scholes option valuation model. The following assumptions were made in using this model: Assumed expected volatility factors ranging from 75% to 92%, a 6% risk-free rate of return, a dividend yield of zero, and terms for exercising the options of between three and 10 years. The actual value, if any, a person may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised.

(3) Options issued to former officers of companies acquired during the six months ended December 31, 1999. These individuals subsequently became officers of us or our subsidiaries. Before the options may vest, certain future subsidiary financial results or personal performance criteria must be satisfied. The earliest date on which one third of these options may be exercised is August 31, 2000, and the latest date on which the last one third of these options may be exercised is August 30, 2006. In the case of Messrs. Hogan and Marsh, the criteria for vesting had not been satisfied at December 31, 1999.

     The following table sets forth information concerning the number and value of securities underlying unexercised options held on December 31 and June 30, 1999.

                Aggregate Options Exercisable and Option Values


                                         Number of securities underlying
                                         -------------------------------               Value of unexercised
                                       unexercised options at end of period    in-the-money options at end of period(1)
                                      --------------------------------------   ----------------------------------------
Name                                     Exercisable        Unexercisable          Exercisable         Unexercisable
------------------------------------  -----------------  -------------------   -----------------    -------------------
December 31, 1999
 Hunter M.A. Carr...................          1,250,000                    -         $2,500,000                    -
 Jack I. Tompkins...................          1,000,000                    -         $2,000,000                    -
 Ronald W. Hogan....................                                 166,250                  -             $342,475
 John R. Marsh                                                        75,000                  -             $154,500
 David P. Harriman..................                                 300,000                  -             $600,000
June 30, 1999
 Hunter M.A. Carr...................          1,250,000                    -         $2,500,000                    -

___________
(1) Based on the difference between the option exercise prices and the closing sale prices of $5.00 and $1.875 of our common stock as reported on the over-the-counter bulletin board on December 31, 1999, and June 30, 1999, respectively, multiplied by the number of shares underlying the options.

Compensation of Directors


     On March 26, 1999, our majority stockholders and our board of directors adopted the 1999 Director Option Plan pursuant to which our outside directors are granted options for the purchase of our common stock. Under the director option plan, each outside director is automatically granted options to purchase 15,000 shares of common stock on the date he or she becomes a director. Thereafter, each outside director who serves for six months or longer is awarded options to purchase an additional 1,000 shares of common stock at our annual meeting of stockholders. These options have a term of ten years, and carry an exercise price of 100% of the fair market value of our common stock on the date of grant.

     In April 1999, the board of directors approved a stock option grant to Mr. Tompkins covering 1,000,000 shares of common stock. This option was exercisable at $3.00 per share, and could be exercised in whole or in part over a term of 10 years from date of grant. The board approved this grant as an incentive for Mr. Tompkins to serve as our first outside director. Mr. Tompkins became one of our directors on August 31, 1999, and resigned on June 9, 2000.

     In December 1999, the board of directors approved outside director compensation in the form of awards of our common stock. These awards will be for 25,000 shares of our common stock payable to each outside director at the beginning of each year of service. In March 2000, we issued a total of 125,000 shares of our common stock, valued at $551,200, to our outside directors. In July 2000, we issued 50,000 shares to two new outside directors. In addition, the board voted in January 2000 to pay each director a meeting fee of $1,000 per in-person meeting and $500 per telephone meeting. The board agreed to hold monthly telephone meetings and quarterly in-person meetings.

Compensation Committee Interlocks and Insider Participation

     Messrs. Carr, Kirker, Reynolds and Tompkins participated in the deliberations of our board concerning executive officer compensation during the six months ended December 31, 1999. Since January 2000, the Compensation Committee has been composed of outside directors.

Stock Performance Graph

     SEC rules require registration statements to contain a performance graph comparing the performance of our common stock against a broad equity market index and against either a published industry or line-of-business index or group of peer issuers through the end of our latest fiscal year. We chose the Nasdaq Composite Index as the relevant broad equity market index and Goldman Sachs Technology Internet Index as the relevant line-of-business index. The graph assumes the investment of $100 on April 1, 1999, the date our common stock was first listed.




                           [STOCK PERFORMANCE GRAPH]

                              CERTAIN TRANSACTIONS

     Mr. Carr, our chairman of the board of directors, chief executive officer and president, was also the sole stockholder of ITIS during the period from National Law's inception on November 30, 1998, to December 31, 1999. During the three months ended March 31, 2000, Mr. Carr sold approximately 95% of his stock in ITIS to various individuals and entities, some of whom are either directors or officers of Internet Law or are entities controlled by directors of Internet Law. Under a stock exchange agreement dated April 30, 2000, we exchanged 5,044,903 shares of our common stock for all of the outstanding common stock of ITIS. The closing price of our common stock at April 28, 2000 was $4.25 per share. Of the 5,044,903 shares so issued, 1,721,003 shares were issued to five of our directors or their beneficiaries and 332,300 shares were issued to five of our officers as shown below:


Name of Director/Officer                                                       Position             Number of
-----------------------                                                        --------             ---------
                                                                                                     Shares
                                                                                                     ------
Hunter M.A. Carr.............................................             Director and officer       196,003
W. Paul Thayer (Thayer Investment Co.).......................             Director                   750,000
Kelley V. Kirker.............................................             Director and officer       500,000
Eugene A. Cernan.............................................             Director                    25,000
George A. Roberts, Ttee......................................             Director                   250,000
Edward P. Stevens............................................             Officer                    150,000
Donald H. Kellam.............................................             Officer                    150,000
David P. Harriman............................................             Officer                     25,000
Robert Sarlay................................................             Officer                      3,300
K. Charles Peterson..........................................             Officer                      4,000
                                                                                                   ---------

   Total.....................................................                                      2,053,303
                                                                                                   =========


     Prior to its acquisition by us, ITIS has provided National Law with various executive, sales and marketing, and administrative services since National Law's inception on November 30, 1998. In addition, ITIS was and continues to be the primary provider of case law content to National Law. Set forth below is a summary of the agreements between National Law and ITIS.

     In December 1998, National Law and ITIS entered into a continuing service agreement under which ITIS provided database content to National Law. Under the terms of this agreement, ITIS provided National Law with data files containing case law and statutes that are in the public domain together with coding and proprietary editing services covering these data files. National Law was charged $.65 per 1,000 characters for those data files that satisfy certain prescribed quality control requirements. Under the agreement, National Law was obligated for a three-year period to provide ITIS with minimum orders for data files containing an aggregate of 750 million characters per month. However, pricing under this agreement was to reflect market prices for comparable work, and National Law had the option to select another vendor should ITIS' prices not be competitive.

     Despite the contract rate of $0.65 per 1,000 characters, during the six months ended December 31, 1999, National Law revised its method of accounting for its purchases of content from ITIS due to the common control exercised over both entities by Mr. Carr and due to the increasing materiality of the transactions. During this period, approximately 10,332,200,000 bytes of case law content was delivered by ITIS to National Law at a contract value of $6,722,000. National Law, however, recorded this content at ITIS' estimated cost of $987,594. In addition, Internet Law has restated its case law content purchased from ITIS during the period from National Law's inception on November 30, 1998, to June 30, 1999. As a result of this revaluation, at June 30, 1999, case law content was revised from approximately $1,787,000 to approximately $1,197,000, and the related payable to affiliated company of $115,700 was revised to reflect a receivable from affiliated company of approximately $474,300.

     Effective beginning in March 1999, National Law and ITIS operated under a management agreement. Under this agreement, ITIS provided accounting, staffing, and procurement services and office space to National Law. Accounting services were charged at the rate of $85 per hour, staffing services were charged at 125% of cost, office supplies, equipment, and telephone services were charged at 120% of cost, and office space rental was based on 120% of cost. In addition, ITIS was entitled to charge a $3,600 monthly management fee under the agreement. During the six months ended December 31, 1999, and the period from inception of National Law on November 30,

1998, National Law incurred charges totaling approximately $342,800 and $298,800, respectively, and, at December 31, 1999 and June 30, 1999, National Law owed ITIS approximately $32,400 and $97,800, respectively, under this agreement.

     Effective in December 1998, National Law entered into an agreement with ITIS to receive software development and consulting services for its database and retrieval. During the six months ended December 31, 1999, National Law incurred charges totaling approximately $34,600 and, at December 31, 1999, National Law owed ITIS approximately $3,800 under this agreement. No charges were incurred through June 30, 1999.

     Effective in November 1998, National Law and Mr. Carr entered into a personal service contract. During the period from inception of National Law on November 30, 1998, to June 30, 1999, National Law incurred total charges of $55,400 under this agreement. The agreement was terminated on July 1, 1999 when Mr. Carr became one of our salaried officers.

     Prior to the reverse acquisition, Planet Resources paid approximately $70,000 for accounting and management services and rent to a company controlled by A.W. Dugan, the then chairman of the board of directors and president and a significant stockholder of Planet Resources.

     During the four months ended September 30, 2000, we borrowed $1,400,000 from Mr. Carr, personally. The borrowings from Mr. Carr are evidenced by ten unsecured promissory notes each of which is payable in full with accrued interest six months from the date of the note. Each note bears an annual interest rate of 11.75%. Mr. Carr has further committed that should we need to extend the maturity of the notes, he would do so. In no event would he require payment prior to March 31, 2001, if to do so would prevent us from paying our other obligations on a timely basis.

     In October 2000 Internet Law executed two demand notes totaling $450,000 in favor of two members of the Board of Directors. The notes bear interest at the rate of prime plus two percent per year and are payable on demand after one year through five years from October 20, 2000. At the option of the holder, the notes may be repaid in common stock of Internet Law at a discounted price based on the lowest price at which Internet Law has sold its common stock during the one-year period preceding the exercise of this option. In November 2000, Mr. Carr, Internet Law's Chairman, President and Chief Executive Office made an additional advance to Internet Law amounting to $150,000.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information as of December 15, 2000, regarding the beneficial ownership of our common stock (i) by each person or group known by our management to own more than 5% of the outstanding shares of common stock, (ii) by each director, and (iii) by all directors and executive officers as a group and by A.W. Dugan, who served as our chief executive officer until March 30, 1999. Unless otherwise noted, each person has sole voting and investment power over the shares indicated below, subject to applicable community property laws.

     The mailing address for each person identified below is c/o Internet Law Library, Inc., 4301 Windfern Road, Suite 200, Houston, Texas, 77041.


Name                                                                         Shares                   Percentage of
-----                                                                  Beneficially Owned         Outstanding Shares(1)
                                                                       ------------------         ---------------------
Hunter M.A. Carr..................................................              15,623,453(2)            44.1%
Eugene A. Cernan..................................................                  50,000                  *
W. Allyn Hoaglund.................................................                  75,000                  *
Kelley V. Kirker..................................................                 701,500(3)             1.9%
George A. Roberts.................................................                 275,000                  *
Donald W. Sapaugh.................................................                  50,000                  *
Paul Thayer.......................................................               1,255,000                3.5%
A.W. Dugan........................................................                 960,091                2.7%
                                                                                ----------               ----
All executive officers and directors as a group (15 persons)......              18,990,044(4)            53.6%

___________

*    Less than 1%.

(1) Percentage of beneficial ownership is based on 35,421,284 shares of common stock outstanding as of December 15, 2000. In computing an individual's beneficial ownership, the number of shares of common stock subject to options held by that individual that are exercisable as of or within 60 days of December 15, 2000, are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the beneficial ownership of any other person.

(2) Includes options to purchase 1,250,000 common shares that are currently exercisable and 400,000 shares held by a limited partnership of which Mr. Carr is the general partner, for the benefit of Mr. Carr's children.

(3) Includes 100,000 shares held by Mr. Kirker's spouse, as to which Mr. Kirker disclaims beneficial ownership.

(4) Includes options to purchase 1,250,000 common shares that are currently exercisable.

                        SHARES ELIGIBLE FOR FUTURE SALE

     As of December 15, 2000, we had issued and outstanding 35,421,284 shares of our common stock and 1,250,000 additional shares of common stock issuable upon exercise of outstanding options and warrants by Hunter Carr. The possibility that substantial amounts of our common stock may be issued and/or freely resold in the public market may adversely affect prevailing market prices for our common stock and could impair our ability to raise capital through the sale of our equity securities.

     Of the 35,421,284 shares of common stock issued and outstanding (as of December 15, 2000), we believe that approximately 9,447,424 of the shares are freely tradable without restriction (except for legal opinions that might be required for Rule 144 shares) or further registration under the Securities Act, excluding any shares held or purchased by one of our "affiliates" (in general, a person who has a control relationship with us). As of December 15, 2000, our affiliates collectively owned 16,510,543 unregistered common shares that met the holding period requirements of Rule 144 (including 13,777,450 shares beneficially owned by Hunter Carr), of which we believe approximately 2,704,635 shares could be immediately resold pursuant to, and within the volume limitations of,

Rule 144. We believe that the remaining approximately 6,654,709 shares are "restricted securities" held by our non-affiliates and may be resold thereafter in compliance with Rule 144. We believe that such remaining shares will become tradable under Rule 144 as follows:


Dates that holding period expires                     Number of Shares
---------------------------------                     ----------------
        December 2000                                     492,367
        February 2001                                      33,042
          March 2001                                      100,000
          April 2001                                     3,323,900
           May 2001                                         9,696
          June 2001                                        21,825
          July 2001                                         9,000
         August 2001                                       300,000
        September 2001                                     309,000
         October 2001                                     2,055,879

     Approximately 2,329,287 common shares that may be acquired upon conversion of the 161.08 convertible preferred shares sold in the private placement in May 2000, and the warrants to purchase 250,000 shares issued to Cootes Drive in connection with the private placement, as well as the warrants to purchase 200,000 shares issued to Aspen Capital Partners, Inc., were registered by another prior registration statement. We are registering under this prospectus 17,541,600 shares on behalf of Cootes Drive for shares it may acquire upon the exercise of a put under the Securities Purchase Agreement and upon conversion of a convertible promissory note made in favor of Cootes Drive, and warrants issued to Cootes Drive in connection therewith. Pursuant to piggyback registration rights, we are also registering an additional 12,300,000 shares with Cootes Drive may acquire upon conversion of shares of our Series A convertible preferred stock. An additional 900,000 common shares that had been previously issued by us pursuant to an acquisition agreement are also being registered by the registration statement of which this prospectus is a part.

     In general, under Rule 144, a person (or persons whose shares are aggregated) including an affiliate, who has beneficially owned such shares for one year, may sell in the open market within any three-month period a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of our common stock or (ii) the average weekly trading volume in our common stock on the OTC Bulletin Board during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain limitations on the manner of sale, notice requirements and availability of current public information about us. A person (or persons whose shares are aggregated) who is deemed not be have been an "affiliate" of ours at any time during the 90 days preceding a sale by that person and who has beneficially owned his shares for at least two years, will be able to sell his shares in the public market under Rule 144(k) without regard to the volume limitations, manner of sale provisions, notice requirements or availability of current information referred to above. Restricted shares properly sold in reliance upon Rule 144 are thereafter freely tradable without restrictions or registration under the Securities Act, unless thereafter held by an "affiliate" of ours.

                                    EXPERTS

     The financial statements included in this prospectus and elsewhere in the registration statement, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP and by Harper & Pearson Company, independent public accountants, and are included herein in reliance upon the authority of said firms as experts in giving said reports.

                               OTHER INFORMATION

     In January 2000, our board of directors voted to dismiss and replace Harper & Pearson Company as our independent accountants with Arthur Andersen LLP. Our board of directors Audit Committee recommended this action and it was approved by our board of directors on February 28, 2000. Our consolidated financial statements for the six months ended December 31, 1999, have been audited by Arthur Andersen LLP.

     For the period from the inception of National Law on November 30, 1998, to June 30, 1999, and for the year ended June 30, 1998, Harper & Pearson Company's reports did not contain any adverse opinions or disclaimers of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

     During the periods inception to June 30, 1999, the one year ended June 30, 1998, and the subsequent interim period ended April 5, 2000, there were no disagreements with Harper & Pearson Company on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Harper & Pearson Company, would have caused it to make reference to the subject matter of the disagreement in connection with its reports on our financial statements for such periods.

     Prior to retaining Arthur Andersen LLP, we had not consulted with Arthur Andersen LLP regarding accounting principles. We have authorized Harper & Pearson Company to respond fully to the inquiries of Arthur Andersen, LLP.

                                 LEGAL MATTERS

     The legality of the shares of common stock offered by this prospectus will be passed upon for us by Locke Liddell & Sapp LLP, Dallas, Texas.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed a registration statement of which this prospectus forms a part. The registration statement, including the attached exhibits and schedules, contain additional relevant information about us. The rules and regulations of the SEC allow us to omit some of the information included in the registration statement from this prospectus. You may inspect or obtain a copy of the registration statement, including the exhibits and schedules, as described below.

     In addition, we have filed reports and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy any of this information at the following locations of the SEC:


   Public Reference Room    New York Regional Office   Chicago Regional Office
   450 Fifth Street, N.W.     7 World Trade Center         Citicorp Center
          Room 1024               Suite 1300           500 West Madison Street
 Washington, D.C. 20549    New York, New York 10048          Suite 1400
                                                    Chicago, Illinois 60661-2511

     You may obtain information on the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330.

     The SEC also maintains an Internet web site that contains reports, proxy statements and other information regarding issuers, like ourselves, that file electronically with the SEC. The address of that site is http://www.sec.gov.
The SEC file number for our documents filed under the Securities Exchange Act of 1934 is 1-09016. You may request a copy of these filings at no cost by writing or telephoning Carol A. Wilson at:

                          Internet Law Library, Inc.
                         4301 Windfern Road, Suite 200
                             Houston, Texas 77041
                       Telephone Number:  (281) 600-6000

     Our web site address is www.interlawlibrary.com.  Our common stock is
                             -----------------------
quoted on the over-the-counter bulletin board under the symbol "ELAW.OB."

            INDEX TO REPORTS OF INDEPENDENT PUBLIC ACCOUNTANTS AND
                             FINANCIAL STATEMENTS

                                                                                                    Page
                                                                                                    ----
Reports of Independent Public Accountants...................................................    F-2 and F-3
Consolidated Balance Sheets as of September 30, 2000 (unaudited), and December 31 and
  June 30, 1999.............................................................................        F-4
Consolidated Statements of Operations for the nine-months ended September 30, 2000 and
  1999, (unaudited) and for the six months ended December 31, 1999, and for the period from
  inception (November 30, 1998) through June 30, 1999.......................................        F-5
Consolidated Statements of Stockholders' Equity for the nine-months ended September 30,
  2000 (unaudited), and for the six months ended December 31, 1999, and for the period from
  inception (November 30, 1998) through June 30, 1999.......................................        F-6
Consolidated Statements of Cash Flow for the nine-months ended September 30, 2000 and 1999
  (unaudited), and for the six months ended December 31, 1999, and for the period from
  inception (November 30, 1998) through June 30, 1999.......................................        F-8
Notes to Consolidated Financial Statements..................................................        F-10

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Internet Law Library, Inc.:

     We have audited the accompanying consolidated balance sheet of Internet Law Library, Inc. (formerly Planet Resources, Inc.) and subsidiaries, as of December 31, 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for the six months ended December 31, 1999. These financial statements are the responsibility of Internet Law's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Internet Law Library, Inc., and subsidiaries as of December 31, 1999 and the results of their operations and their cash flows for the six months ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.

/s/ Arthur Andersen LLP

Houston, Texas
May 11, 2000

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders
Internet Law Library, Inc.
Houston, Texas

     We have audited the accompanying consolidated balance sheet of Internet Law Library, Inc. (formerly Planet Resources, Inc.) as of June 30, 1999, and the related consolidated statements of operations, changes in stockholders' equity and cash flows from November 30, 1998 (date of inception) to June 30, 1999. These financial statements are the responsibility of Internet Law's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Internet Law Library, Inc. at June 30, 1999 and the results of their operations and their cash flows for the period ended June 30, 1999 in conformity with generally accepted accounting principles.

     As more fully discussed in the accompanying financial statements, Internet Law has entered into material agreements and contracts with related individuals and entities owned by related individuals and entities that have resulted in material transactions and balances with these related parties.

/s/ HARPER & PEARSON COMPANY

Houston, Texas
September 16, 1999, (Except with respect to June 30, 1999 matters discussed in
Note 2, Page F-10, as to which the date
is April 18, 2000)

INTERNET LAW LIBRARY, INC. CONSOLIDATED BALANCE SHEETS

                                                                    September 30, 2000         December 31,      June 30,1999
                                                                    ------------------         ------------      ------------
                                                                        (unaudited)                 1999           (restated)
                                                                                                    ----
                           ASSETS
Current assets:

  Cash and cash equivalents, including $5,749, $20,235 and                 $   141,798          $    78,544        $   54,629
   $32,515, respectively, distributable to the stockholders
   of Planet Resources, Inc..................................
  Short-term investments                                                       155,000              450,000                 -
  Accounts receivable, net of allowance for doubtful                           105,207               86,015             1,322
   accounts of $- and $5,534 and $-, respectively............
  Due from affiliated company................................                        -               55,423           324,427
  Due from stockholders......................................                        -                    -            11,295
  Other current assets.......................................                  202,324               13,284            10,000
                                                                           -----------          -----------        ----------
   Total current assets......................................                  604,329              683,266           401,673
Database content and software costs, net.....................                7,376,901            2,956,861         1,989,035
Furniture and equipment, net.................................                  422,393              104,066            33,362
Intangible assets, net.......................................               10,374,017            2,176,458
                                                                           -----------          -----------        ----------

   Total assets..............................................              $18,777,640          $ 5,920,651        $2,424,070
                                                                           ===========          ===========        ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable and advance - Chairman.......................              $ 1,825,050          $         -        $        -
  Note payable other.........................................                   33,668                    -           180,000
  Accounts payable...........................................                  273,296              156,472            55,857
  Accrued liabilities........................................                  282,445               72,414             4,891
  Deferred revenue...........................................                   51,462               82,400                 -
  Assets distributable to stockholders.......................                   15,749               30,235            42,515
                                                                           -----------          -----------        ----------
   Total current liabilities.................................                2,481,670              341,521           283,263
Commitments and contingencies................................                        -                    -                 -
Redeemable common stock......................................                  125,000              125,000                 -
                                                                                                                   ----------
Stockholders' equity:
  Series A Convertible Preferred stock, par value $.001;                     3,376,250                    -                 -
   50,000,000 shares authorized; 260 shares issued and
   outstanding at September 30, 2000.........................
  Common stock, par value $.001, 100,000,000 shares                             30,957               24,921            21,133
   authorized;  30,956,955, 24,920,991 and 21,132,288 shares
   issued, respectively;  30,946,217, 24,910,253 and
   21,121,550 shares outstanding, respectively...............
  Warrants                                                                   1,608,100                    -                 -
  Additional paid-in capital.................................               19,373,362            7,974,994         2,775,072
  Deferred compensation......................................                 (108,199)            (364,600)                -
  Accumulated deficit........................................               (8,066,316)          (2,138,001)         (612,214)
  Treasury stock, at cost, 10,738 shares.....................                  (43,184)             (43,184)          (43,184)
                                                                           -----------          -----------        ----------
   Total stockholders' equity................................               16,170,970            5,454,130         2,140,807
                                                                           -----------          -----------        ----------
   Total liabilities and stockholders' equity................              $18,777,640          $ 5,920,651        $2,424,070
                                                                           ===========          ===========        ==========


     The accompanying notes are an integral part of these consolidated financial statements

INTERNET LAW LIBRARY, INC. CONSOLIDATED STATEMENTS OF OPERATIONS

                                            For the nine       For the nine        For the six       From Inception
                                            months ended       months ended        months ended      (November 30,
                                            September 30,      September           December 31,           1998
                                            ------------       ---------           ------------      to June 30, 1999
                                            2000               30, 1999                1999          ----------------
                                            ----               --------                ----
                                            (unaudited)        (unaudited)

REVENUE...................................    $   724,232       $    144,671         $   222,697         $    53,520
OPERATING EXPENSES:
 Selling and marketing....................      1,118,973            423,244             372,324             244,775
 General and administrative...............      3,097,186            566,816           1,108,645             211,891
 Production and computer service..........        365,054             69,538              73,628              65,073
 Amortization and depreciation............      1,104,957            223,514             197,037             142,783
                                              -----------       ------------         -----------         -----------
   Total operating expenses...............      5,686,170          1,283,112           1,751,634             664,522
                                              -----------       ------------         -----------         -----------
OPERATING LOSS............................     (4,961,938)        (1,138,441)         (1,528,937)           (611,002)
INTEREST INCOME (EXPENSE), net............        (60,127)            (5,812)              3,150              (1,212)
                                              -----------       ------------         -----------         -----------
NET LOSS..................................     (5,022,065)       (1,144,253 )         (1,525,787)           (612,214)
Deemed Preferred Stock Dividends..........       (906,250)                 -                   -                   -
                                              -----------       ------------         -----------         -----------
Net Loss Available to Common Shareholders.    $(5,928,315)      $ (1,144,253)        $(1,525,787)        $  (612,214)
                                              ===========       ============         ===========         ===========
NET LOSS PER COMMON SHARE, basic and               $(0.21)            $(0.05)             $(0.07)             $(0.06)
 diluted..................................    ===========       ============         ===========         ===========
SHARES USED IN COMPUTING NET LOSS PER          28,300,535         21,963,331          22,840,676          10,763,581
 COMMON SHARE, basic and diluted..........    ===========       ============         ===========         ===========

  The accompanying notes are an integral part of these consolidated financial statements

INTERNET LAW LIBRARY, INC. CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                             Preferred Number of  Common  Warrants    Additional     Deferred     Retained    Treasury    Total
                             --------- ---------  ------  --------    ----------     --------     --------    --------    -----
                               Stock    Common     Stock                Paid-in    Compensation   Deficit     Stock
                               -----    ------     -----                -------    ------------   -------     -----
                                        Shares                          Capital
                                        ------                          -------
                                        Issued
                                        ------
Issuance of common stock
 to founding stockholder
 in exchange for
 contributed assets.......             15,152,500  $15,153          -   $ 2,014,207  $       -  $         -   $      -  $2,029,360
Pre-acquisition
 transactions:............         -            -        -          -             -          -            -          -           -
 Issuance of common stock
 for cash.................         -    2,337,500    2,338          -       403,987          -            -          -     406,325
 Issuance of common stock
 for services.............         -       10,000       10          -         6,990          -            -          -       7,000
 Conversion of convertible
 debentures...............         -      500,000      500          -       199,500          -            -          -     200,000
Reverse acquisition.......         -    2,010,738    2,010          -        98,944          -            -    (43,184)     57,770
Post-acquisition
 transactions:............         -            -        -          -             -          -            -          -           -
 Issuance of common stock
 for cash.................         -      130,050      130          -        25,635          -            -          -      25,765
 Issuance of common stock
 for services.............         -      991,500      992          -        25,809          -            -          -      26,801
Net loss..................         -            -        -          -             -          -     (612,214)         -    (612,214)
                          ----------   ----------  ------- ----------   -----------  ---------  -----------   --------  -----------
 Balance, June 30, 1999...         -   21,132,288   21,133          -      2,775,072         -     (612,214)   (43,184)   2,140,807
                          ----------   ----------  ------- ----------   -----------  ---------  -----------   --------  -----------
Exercise of common stock
 options..................         -      600,000      600          -        179,400         -            -          -      180,000
Issuance of common stock
 for cash.................         -    2,207,526    2,207          -      2,243,468         -            -          -    2,245,675
Issuance of common stock
 for services.............         -       51,500       51          -        215,706         -            -          -      215,757
Issuance of variable
 common stock options.....         -            -        -          -        375,000  (375,000)           -          -            -
Amortization of deferred
 compensation.............         -            -        -          -             -     10,400            -          -       10,400
Issuance of common stock
 for acquisitions net of
 redeemable common stock..         -      929,677      930          -     2,174,070          -            -          -    2,175,000
Change in assets
 distributable to
 stockholders.............         -            -        -          -        12,278          -            -          -       12,278
Net loss..................         -            -        -          -             -          -   (1,525,787)         -   (1,525,787)
                          ----------   ----------  ------- ----------   -----------  ---------  -----------   --------  -----------
Balance, December 31,
1999......................         -   24,920,991   24,921          -     7,974,994   (364,600)  (2,138,001)   (43,184)   5,454,130
                          ----------   ----------  ------- ----------   -----------  ---------  -----------   --------  -----------
Issuance of 1999 stock
 compensation
 (unaudited)..............         -       33,042       33          -           (33)         -            -          -            -

                             Preferred Number of  Common  Warrants    Additional     Deferred     Retained    Treasury    Total
                             --------- ---------  ------  --------    ----------     --------     --------    --------    -----
                               Stock    Common     Stock                Paid-in    Compensation   Deficit     Stock
                               -----    ------     -----                -------    ------------   -------     -----
                                        Shares                          Capital
                                        ------                          -------
                                        Issued
                                        ------
Change in  assets
 distributable to
 stockholders
(unaudited)...............         -            -        -          -        14,485          -            -          -       14,485
Issuance of variable
 common
 stock options (unaudited)         -            -        -          -       376,208   (376,208)           -          -            -
Amortization of deferred
 compensation
 (unaudited)..............         -            -        -          -             -     70,630            -          -       70,630
Issuance of Series A
 preferred stock
 (unaudited).............. 2,870,000            -        -          -             -          -            -          -    2,870,000
Common stock issued for
 acquisitions
 (unaudited)..............         -    5,044,903    5,045          -    11,913,233          -            -          -   11,918,278
Issuance of common stock
 for services
 (unaudited)..............         -      514,825      515          -       869,770          -            -          -      870,285
Issuance of common stock
 options for services
 (unaudited)..............         -            -        -          -        98,201    (27,169)           -          -       71,032
Adjustment for deferred
 compensation for
 variable common stock
 options
 (unaudited)..............         -            -        -          -      (670,178)   589,148            -          -      (81,030)
Conversion of Series A
 preferred stock to
 common stock (unaudited).  (400,000)     443,194      443          -       404,782          -            -          -        5,225
Issuance of common stock
 warrants (unaudited).....         -            -        -  1,608,100    (1,608,100)         -            -          -            -
Series A preferred stock
 deemed dividend
 (unaudited)..............   906,250            -        -          -             -          -     (906,250)         -            -
Net loss (unaudited)......         -            -        -          -             -          -   (5,022,065)         -   (5,022,065)
                          ----------   ----------  ------- ----------   -----------  ---------  -----------   --------  -----------
 Balance September
 30, 2000.................$3,376,250   30,956,955  $30,957 $1,608,100   $19,373,362  $(108,199) $(8,066,316)  $(43,184) $16,170,970
                          ==========   ==========  ======= ==========   ===========  =========  ===========   ========  ===========

   The accompanying notes are an integral part of these consolidated financial statements

 INTERNET LAW LIBRARY, INC. CONSOLIDATED STATEMENTS OF CASH FLOW

                                                                                                                From inception
                                                For the nine             For the nine      For the six          (November 30,
                                                months ended             months ended      months ended         1998 to
                                                September 30,            September 30,     December 31,         June 30, 1999
                                                -------------            -------------     ------------         -------------
                                                    2000                     1999              1999               (restated)
                                                    ----                     ----              ----
                                                 (unaudited)              (unaudited)
 CASH FLOWS FROM OPERATING
    ACTIVITIES:
  Net loss...............................          $(5,022,065)         $(1,144,253)         $(1,525,787)            $(612,214)
  Adjustments to reconcile net loss to
   net cash used in operating activities:
     Issuance of common stock for                      939,376               52,300              215,757                29,300
      services...........................
     Amortization of deferred                                -                    -               10,400                     -
      compensation.......................
     Note payable assumed for services...               33,668                    -                    -                     -
     Amortization and depreciation.......            1,104,957              223,514              197,037               142,783
     Provision for doubtful accounts.....                    -                    -                5,534                     -
     Changes in:
      Due from stockholders..............                    -                    -               11,295                     -
      Accounts receivable................               14,851              (18,639)             (84,131)               (1,322)
      Due from affiliated company........               55,423                    -                    -                     -
      Other current assets...............             (179,390)                   -               (3,284)                    -
      Accounts payable...................               19,599            1,417,128               76,598                49,000
      Accrued liabilities................               97,952               14,095               67,523                 4,891
      Deferred revenue...................              (30,938)                   -               74,061                     -
                                                   -----------          -----------          -----------             ---------

       Net cash provided by (used in)               (2,966,567)             544,145             (954,997)             (387,562)
        operating activities.............          -----------          -----------          -----------             ---------
CASH FLOWS FROM INVESTMENT ACTIVITIES:
 Purchase of short-term investments                 (1,850,000)                   -             (450,000)                    -
     Sale of short-term investments......            2,145,000                    -                    -                     -
 Additions to database and development              (1,345,137)          (1,843,659)          (1,033,363)             (101,050)
  costs..................................
 Additions to furniture and equipment....             (170,042)             (42,012)             (65,570)              (23,401)
 Cash acquired in acquisitions...........                    -               90,275               35,166                90,275
                                                   -----------          -----------          -----------             ---------

       Net cash used in investment                  (1,220,179)          (1,795,396)          (1,513,767)              (34,176)
        activities                                 -----------          -----------          -----------             ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Due to (due from) affiliated company....                    -                    -              269,004              (324,428)
 Net proceeds from sale of debentures....                    -              200,000                    -               200,000
 Proceeds from (payments on) notes                   1,400,000              180,000             (202,000)              180,000
  payable................................
 Proceeds from exercise of stock options                     -                    -              180,000                     -
 Issuance of common stock................                    -            1,945,015            2,245,675               420,795

                                                                                                                From inception
                                                For the nine             For the nine      For the six          (November 30,
                                                months ended             months ended      months ended         1998 to
                                                September 30,            September 30,     December 31,         June 30, 1999
                                                -------------            -------------     ------------         -------------
                                                    2000                     1999              1999               (restated)
                                                    ----                     ----              ----
                                                 (unaudited)              (unaudited)

 Issuance of preferred stock............            2,870,000                    -                    -                     -
 Payments on note acquired in
  acquisition...........................              (20,000)                   -                    -                     -
                                                  -----------          -----------          -----------             ---------

       Net cash provided by financing
        activities......................            4,250,000            2,325,015            2,492,679               476,367
                                                  -----------          -----------          -----------             ---------

NET INCREASE IN CASH AND CASH
 EQUIVALENTS                                           63,254            1,073,764               23,915                54,629

CASH AND CASH EQUIVALENTS, beginning of
 period.................................               78,544                    -               54,629                     -
                                                  -----------          -----------          -----------             ---------

CASH AND CASH EQUIVALENTS, end of period          $   141,798          $ 1,073,764          $    78,544             $  54,629
                                                  ===========          ===========          ===========             =========
SUPPLEMENTAL CASH FLOW INFORMATION:
 Cash paid for interest.................          $     4,387          $         -          $     6,693             $       -
 Non cash investing and financing
  transactions:
  Fair value of
  common stock
  issued for
  acquisitions..........................          $11,900,000          $ 2,300,000          $ 2,300,000             $       -

     The accompanying notes are an integral part of these consolidated financial statements

INTERNET LAW LIBRARY, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS INCLUDING AMOUNTS RELATED TO UNAUDITED INTERIM PERIODS

NOTE 1-BUSINESS:

     Internet Law Library, Inc. ("Internet Law"), a Delaware corporation, operates Internet sites providing subscription access to databases used for tracking pending legislation and for performing legal research through its wholly owned subsidiaries, National Law Library, Inc. ("National Law"), GoverNet Affairs, Inc. ("GoverNet"), and Brief Reporter LLC ("Brief Reporter"). The content of these databases consists primarily of federal and state case law, statutory law for certain states, legal briefs prepared by attorneys for trials in state and federal courts, litigation forms, articles and summaries and details of pending legislation at the state and federal levels used by attorneys, corporate management and other parties involved in litigation, legal planning and legislative undertakings. Interfacing with these databases are software retrieval engines that are owned by or licensed to Internet Law's operating subsidiaries.

     National Law was formed in November 1998 as a Texas corporation for the purpose of developing and marketing an Internet site to be used for legal research. Following its formation, National Law's then sole stockholder contributed to National Law all rights and interests in certain retrieval and database software and database content valued at $934,000 and $1,096,000, respectively, in exchange for 15,152,500 shares of National Law's common stock. In January 1999, National Law agreed in principle to be acquired by Internet Law in a transaction structured as a reverse acquisition. This reverse acquisition was accomplished through a one-for-one tax-free exchange of shares of common stock pursuant to an Agreement and Plan of Reorganization, dated March 25, 1999, as amended (the "Merger Agreement"), which became effective on March 30, 1999. Immediately following the reverse acquisition, Internet Law's stockholders voted to change the name of the company from Planet Resources, Inc. to Internet Law Library, Inc. See Note 3.

     While National Law has currently developed database content for all 50 states, it has primarily achieved its revenue growth since inception through sales in Texas, New York and Georgia. Consequently, Internet Law continues to face the challenge of successfully expanding the market for all of its products by further penetrating markets in existing states and implementing its business strategy in additional states. Internet Law's future success is dependent on many factors that include, among others, competition, technological changes, generating a sufficient subscriber base and sales volume to achieve and maintain profitability, hiring and retaining qualified personnel and obtaining sufficient financing to fund its stated business objectives.

     On May 11, 2000, Internet Law executed an intermediate financing agreement (see Note 12) for the sale of $3 million of convertible preferred stock. Additionally, with respect to notes payable (see Note 12) extended to Internet Law from its chief executive officer after December 31, 1999, the chief executive officer has provided a written commitment to Internet Law to provide forbearance and extend the due date on such notes, if to demand payment would impair Internet Law's ability to meet its other existing liabilities and commitments. This commitment is effective for notes between Internet Law and the chief executive officer with maturity dates through March 2001.

     As shown in the accompanying consolidated financial statements, Internet Law has incurred significant losses from operations, maintains a working capital deficit and has used significant cash in operations. Accordingly, Internet Law will require additional financing to fund its operations and execute its business plan. The inability to obtain additional financing will substantially impact Internet Law's ability to continue as a going concern. Given certain restrictions on the Company's ability to deliver a put to the private capital fund, the Company has no availability to put as of December 15, 2000. To provide interim financing until availability exists under the $25 million equity line (see Note 12) or an alternative source of long-term financing becomes available, management plans to utilize additional loans from Mr. Carr and other directors and investors. The Company has been informed by Arthur Andersen LLP that if the conditions described above related to the availability under the $25 million equity line and the need for additional financing continues to exist at the time of their audit of the financial statements for the year ending December 31, 2000, their report on those statements will include an explanatory fourth paragraph expressing uncertainty regarding Internet Law's ability to continue as a going concern.

NOTE 2-SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     Basis of Presentation-These consolidated financial statements reflect the assets, liabilities, results of operations, and cash flows of the business conducted by Internet Law from its inception on November 30, 1998 to June 30, 1999 ("Inception to June 30, 1999"). In January 2000, Internet Law's Board of Directors approved a resolution changing the fiscal year end from June 30 to December 31. Accordingly, transition period financial statements for the six months ended December 31, 1999, have been included in these consolidated financial statements.

     Unaudited Interim Financial Statements-The accompanying consolidated balance sheet as of September 30, 2000, the consolidated statements of operations and cash flows for the nine months ended September 30, 2000 and 1999, and the consolidated statement of stockholders' equity for the nine months ended September 30, 2000, are unaudited but, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of results for the interim periods. Results for the nine months ended September 30, 2000, are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2000.

     Restatement of Financial Statements-As further discussed in Note 4, Internet Law purchases database content from ITIS Inc. ("ITIS"), an affiliated company, which was controlled by the majority shareholder (also the chief executive officer) of Internet Law during the two periods ended December 31, 1999. As required by generally accepted accounting principles, transfers of assets between entities under common control must be accounted for using the cost basis of the transferor. Internet Law previously recorded the purchase of database content using the contracted rate between Internet Law and the affiliate. Accordingly, the database content balances previously reported as of June 30, 1999 have been revised in the accompanying balance sheet.
Additionally, the database content balance as of December 31, 1999, reflects purchases for the six months ended December 31, 1999, at the cost basis of the affiliate, which represents a revision from the unaudited balances reported in Internet Law's quarterly report on Form 10-Q as of September 30, 1999. The effect of these revisions was to decrease the database content balance by $590,358 as of June 30, 1999, and to record the excess of payments to the affiliate over the cost basis of the database content received as due from affiliated company totaling $55,423 and $324,427 as of December 31 and June 30, 1999, respectively.

     Principles of Consolidation-The accompanying consolidated financial statements include the accounts of Internet Law and its wholly owned subsidiaries, National Law, GoverNet, Brief Reporter, ITIS, and New Planet Resources, Inc. All significant inter-company balances and transactions have been eliminated in consolidation.

     Use of Estimates-The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and revenues and expenses and the disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

     Cash, Cash Equivalents and Short-term Investments-Internet Law considers all highly liquid investments with maturities of three months or less at the time of purchase to be cash equivalents. Short-term investments are classified as "securities available for sale" and are reported at their fair value with accrued interest expense and income recorded when such securities are purchased and sold, respectively.

     Revenue Recognition-Revenues consist of subscription and other fees charged for access to Internet Law's databases. Fees are recognized ratably over the periods ranging from a single use to two years.

     Database and Development Costs-Database and development costs include content databases containing federal and state case law, statutory law, rules, pending legislation, and database and retrieval software. The capitalized value of a content database is determined from the cost of purchasing, verifying and installing the database for release to Internet customers. Once a case law database has been capitalized, the cost of updating the database with current case law is expensed. The cost of updating statutory law and pending legislation databases is capitalized.

     Internet Law applies SOP 98-1, "Software for Internal Use," which provides guidance on accounting for the cost of computer software developed or obtained for internal use. The capitalized value of software is derived from programming expenses incurred directly in the application or development of the database and retrieval software.

     Internet Law uses the straight-line method to amortize the components of the content databases. Content and software development assets consist of the following:

                                         Useful life   September 30, 2000   December 31, 1999   June 30, 1999
                                          (in years)   -------------------  ------------------  --------------
                                         ------------      (unaudited)
                                                       -------------------
Content:
 Case and statutory law................           20           $6,917,718          $2,184,257      $1,196,664
 Pending legislation...................            5                3,804               3,804               -
 Software development..................            8            1,482,042           1,037,728         933,757
                                                               ----------          ----------      ----------
   Total...............................                         8,403,564           3,225,789       2,130,421
Less:  Accumulated amortization........                         1,026,663            (268,928)       (141,386)
                                                               ----------          ----------      ----------
                                                               $7,376,901          $2,956,861      $1,989,035
                                                               ==========          ==========      ==========


     Furniture and Equipment-Furniture and equipment is stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over a five-year period. At December 31 and June 30, 1999, accumulated depreciation was $15,288 and $1,395, respectively. At September 30, 2000, accumulated depreciation was $118,407.

     Acquired Intangible Assets-Intangible and other assets consist of values associated with goodwill and developed technologies, all acquired from the acquisition of GoverNet, Brief Reporter, and ITIS. Amortization of these intangibles is calculated on a straight-line basis over their respective useful lives.

     Internet Law has adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS No. 121 requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the expected future cash flows from the use of the asset and its eventual disposition is less than the carrying amount of the asset, an impairment loss is recognized based on the fair value of the asset.

     Income Taxes-Internet Law accounts for income taxes in accordance with the liability method prescribed by SFAS No. 109, "Accounting for Income Taxes." Under this method, deferred income taxes reflect the impact of temporary differences between financial accounting and tax bases of assets and liabilities. Such differences relate primarily to the capitalization, amortization and write-off of certain intangibles, the deductibility of certain accruals and reserves and the effect of tax loss and tax credit carry-forwards not yet utilized. Deferred tax assets are evaluated for realization based on a more-likely-than-not criteria in determining if a valuation allowance should be provided.

     Stock-Based Compensation-Under SFAS No. 123, "Accounting for Stock-Based Compensation," Internet Law has elected the method that requires disclosure of stock-based compensation. Because of this election, Internet Law accounts for its employee stock-based compensation plan under Accounting Principles Board ("APB") Opinion No. 25 and the related interpretations. Accordingly, deferred compensation is recorded for stock-based compensation grants to employees based on the excess of the estimated fair value of the common stock on the measurement date over the exercise price. The deferred compensation is amortized over the vesting period of each unit of stock-based compensation. If the exercise price of the stock-based compensation grant is equal to the estimated fair value of Internet Law's stock on the date of grant, no compensation expense is recorded. Additionally, for stock-based compensation grants to consultants, Internet Law recognizes as compensation expense the fair value of such grants as calculated pursuant to SFAS No. 123, recognized over the related service period.

     Net Loss Per Share-Basic net loss per share has been computed by dividing net loss by the weighted average number of shares outstanding. Shares of Internet Law outstanding at the time of the reverse acquisition have been treated as outstanding during the entire period, after adjustment for a 1 for 2 reverse stock split immediately preceding the reverse acquisition. Shares of National Law outstanding before the reverse acquisition have been included in weighted average shares outstanding since November 30, 1998, its date of inception. All options outstanding at December 31 and June 30, 1999, have not been included because they are anti-dilutive. Accordingly, basic and diluted net loss per share is the same for all periods presented.

NOTE 3-REVERSE ACQUISITION:

     On March 30, 1999, Internet Law (then Planet Resources, Inc.) and National Law completed a reorganization under the terms of the Merger Agreement. Under this agreement, National Law's stockholders exchanged all of their issued and outstanding shares of common stock, consisting of 18 million shares, for a like amount of new shares of common stock to be issued by Internet Law. In contemplation of the merger, Internet

Law's original stockholders agreed to a 1 for 2 reverse stock split which resulted in two million issued and outstanding shares of common stock immediately prior to the merger. These shares are to be retained by Internet Law's original stockholders. In addition, under an Agreement and Plan of Distribution dated March 25, 1999 (the "Distribution Agreement"), Internet Law is obligated to distribute certain assets consisting of cash and mining assets to its original stockholders. At December 31, 1999, and June 30, 1999, these assets totaled $30,235 and $42,515, respectively. Also pursuant to the Distribution Agreement, Internet Law formed a subsidiary for the purpose of effecting this asset distribution. Two million shares of this subsidiary's common stock is to be distributed to Internet Law's original stockholders once the subsidiary completes a registration of these shares with the Securities and Exchange Commission. Once these shares are registered and can be distributed, Internet Law will transfer the cash and mining assets to the subsidiary.

     At the time of the reverse acquisition, Internet Law's authorized shares of common stock were 10 million. The terms of the Merger Agreement required that Internet Law's stockholders approve an amendment to its articles of incorporation that would increase the authorized shares to 30 million and change the name of the company to Internet Law Library, Inc. Internet Law's stockholders approved such an amendment on March 31, 1999, but it was not filed with the Secretary of State of Delaware until July 8, 1999. Because it was the intent of the parties to the Merger Agreement and because the parties completed the reverse acquisition as contemplated in the Merger Agreement, Internet Law's financial statements for the period from Inception to June 30, 1999, have been prepared on the basis that Internet Law was able to issue up to 30 million shares of common stock as of March 31, 1999.

     Internet Law has accounted for the reverse acquisition under the purchase method of accounting, whereby National Law is treated as the accounting acquirer and Internet Law as the acquired entity. Using this method, the retained deficit of Internet Law as of the acquisition date and the par value of National Law's common stock were closed to Internet Law's additional paid-in capital. This accounting reflects the intent of the parties, specifically, that National Law as an operating entity acquired Internet Law in order to implement a capital development program from which both Internet Law's original stockholders and its new stockholders expect to benefit.

     Shown below is a reconciliation of balances in Internet Law's stockholders' equity accounts from June 30, 1998, through the date of the reverse acquisition:


                                                             Additional
                            Shares Issued   Common Stock   Paid-in Capital  Retained Deficit  Treasury Stock     Total
                            --------------  -------------  ---------------  ----------------  ---------------  ----------
Balances at June 30, 1998       1,605,147        $ 1,605          $252,184        $ (92,249)        $(43,184)  $ 118,356
Sale of shares to an            2,394,853          2,395            57,460                -                -      59,855
 existing stockholder.....
Reverse 1 for 2 stock          (2,000,000)        (2,000)            2,000                -                -           -
 split....................
Net loss through the                    -              -                 -         (120,441)               -    (120,441)
 reverse acquisition date.     ----------        -------          --------        ---------         --------   ---------
Balances, as of the             2,000,000        $ 2,000          $311,644        $(212,690)        $(43,184)  $  57,770
 reverse acquisition date      ==========        =======          ========        =========         ========   =========



NOTE 4-TRANSACTIONS WITH AFFILIATED COMPANY:

     The content and software development assets of National Law were sold to it by an individual who is now the Chairman of the Board, Chief Executive Officer, President and its largest stockholder (the "CEO of Internet Law"). Until January 2000, the CEO of Internet Law was also the controlling stockholder of ITIS, a Texas corporation formed in 1994 for the purpose of developing software to be used in the area of litigation support. ITIS has provided a variety of services to National Law as set forth below:

     1. In December 1998, National Law and ITIS entered into a continuing service agreement under which ITIS provides database content to National Law. Under the terms of this agreement, ITIS provides National Law with data files containing case law and statutes as are in the public domain together with coding and proprietary editing services covering these data files. Under the agreement, National Law is obligated for a three-year period to provide ITIS with minimum orders for data files containing an aggregate of 750 million characters per month. However, pricing under this agreement is to reflect market prices for comparable work, and National may select another vendor should ITIS' prices not be competitive. During the six months ended December

          31, 1999, and during the period from Inception to June 30, 1999, National Law paid charges totaling $987,594 and $101,052 respectively representing estimated costs incurred by ITIS for data files created by ITIS for National Law.

          Upon the divestiture of the CEO's controlling interest in ITIS in January 2000, and through the date of acquisition of ITIS (see Note
          12) National Law recorded purchases of database content from ITIS in accordance with the contractual rate between ITIS and National Law. The effective rate recorded by National Law during its period under common control with ITIS is substantially less than the contractual rate. During the three months ended March 31, 2000, National Law purchased $3,428,774 of case law content from ITIS, including $260,930 purchased at ITIS' estimated cost and $3,167,844 purchased at the contractual rate of $0.65 per 1,000 characters of data.

     2. Effective in March 1999, National Law and ITIS operated under a management and financial services agreement under which ITIS provides accounting, staffing, and procurement services and office space to National Law. In addition, ITIS is entitled to charge a $3,600 monthly management fee under the agreement. During the six months ended December 31, 1999, and during the period from Inception to June 30, 1999, charges totaling $342,800 and $298,800, respectively, representing costs incurred by ITIS to provide these services were billed to National Law under this agreement; and

     3. Effective in December 1998, National Law entered into an agreement with ITIS to receive software development and consulting services for its database and retrieval software. During the six months ended December 31, 1999, charges totaling $34,600 were incurred by National Law under this agreement.

     In the aggregate, at December 31, 1999 and June 30, 1999, National Law prepaid $55,423 and $324,427, respectively, to ITIS under the foregoing agreements. National Law owed ITIS an aggregate $3,015,835 at March 31, 2000, under various agreements, primarily from database content purchases.

     Effective in November 1998, National Law and the CEO of Internet Law entered into a personal service contract covering executive services, marketing and business development, public relations and general management. The agreement was terminated on July 1, 1999, when the CEO of Internet Law became a salaried officer of Internet Law, on which date National Law owed $40,440 to the CEO of Internet Law. During the six months ended December 31, 1999, Internet Law remitted this amount, together with reimbursable out-of-pocket expenditures totaling $8,384, to the CEO of Internet Law.

NOTE 5-ACQUISITIONS:

GoverNet

     In November 1999, Internet Law acquired GoverNet, a Georgia corporation, which owns and operates an Internet site and connected databases that provide subscribers with a tracking and monitoring system for legislation pending before federal and state legislatures. Internet Law issued 446,352 shares of common stock in exchange for all the outstanding stock of GoverNet. The total purchase price of $1,341,400, includes the estimated fair value of common stock issued of $1.3 million, $22,000 of promissory notes payable to two stockholders, and $19,400 of other debt. The acquisition was accounted for under the purchase method of accounting. Pending the results of an independent appraisal, Internet Law's preliminary allocation to intangible assets includes $1,271,854 to developed technology. The results of operations of GoverNet and the fair value of the tangible and intangible assets acquired and liabilities assumed have been included in Internet Law's consolidated financial statements as of the acquisition date.

     In addition, options to purchase 320,000 shares of Internet Law's common stock were granted to the former stockholders of GoverNet. These stock options are exercisable over a five-year period beginning on August 31, 2000, provided certain revenue and earnings targets are achieved in each of the three years ended August 2002. The options are subject to an exercise price of $2.94 per share.

Brief Reporter

     In December 1999, Internet Law acquired Brief Reporter, a Virginia limited liability company, which owns and operates an Internet site and connected databases containing appellate briefs written by attorneys for important cases in all federal and state jurisdictions. Internet Law issued 483,325 shares of common stock in exchange for all of the members' interests of Brief Reporter. The total purchase price of $1,000,000 consists of the estimated fair value of the common stock issued by Internet Law. The acquisition was accounted for under the purchase method of accounting and resulted in $960,206 of the purchase price being allocated to intangible assets. Pending the results of an independent appraisal, Internet Law's preliminary allocation to intangible assets includes $250,000 to developed technology, $225,700 to legal brief content, and $484,506 to goodwill. The results of operations of Brief Reporter and the fair value of the tangible and intangible assets acquired and liabilities assumed have been included in Internet Law's consolidated financial statements as of the acquisition date.

     Under the terms of the acquisition agreement with Brief Reporter, these former owners of Brief Reporter may have up to 25 percent of their shares of Internet Law's common stock registered in a public offering prior to July 1, 2000, provided there is such an offering and the registration of their shares is not detrimental to the offering. If there is no public offering or if none of these shares are registered in such an offering, then Internet Law is obligated to repurchase an aggregate of $125,000 worth of these shares at a then prevailing market price. As this contingency is outside the control of Internet Law, $125,000 has been reflected as redeemable common stock in the accompanying balance sheet at December 31, 1999.

     The following unaudited pro forma financial information for the six months ended December 31, 1999, and for the period from Inception to June 30, 1999, assumes the acquisitions of GoverNet and Brief Reporter had occurred on November 30, 1998, the date of Internet Law's inception:


                                        Six months ended       Inception to
                                        ----------------       ------------
                                        December 31, 1999      June 30, 1999
                                        -----------------      -------------
Revenues...........................     $   265,424            $   110,387
Net loss...........................     $(2,000,462)           $(1,127,502)
Loss per share.....................     $     (0.08)           $     (0.10)


NOTE 6-INTANGIBLE ASSETS:

     Intangible assets as of December 31, 1999, consist of the following:


                                         Estimated
                                         ---------
                                        Useful lives
                                        ------------
                                         (in years)
                                         ----------
Developed technology....................     5        $1,521,854
Content-legal briefs....................    20           225,700
Goodwill................................     5           484,506
                                                      ----------
   Subtotal.............................               2,232,060
Less:  Accumulated amortization.........                 (55,602)
                                                       ----------
   Total................................              $2,176,458
                                                      ==========

NOTE 7-NOTES PAYABLE:


     In June 1999, Internet Law executed a demand promissory note in the amount of $180,000 payable to a third party. The note was subject to an annual interest rate of 10 percent, and was paid in full in October 1999. During the six months ended December 31, 1999, Internet Law recognized interest expense of $5,200 related to this note.

     In November 1999, with the acquisition of GoverNet, Internet Law assumed two promissory notes made to two former stockholders of GoverNet totaling $22,000. These notes, one for $15,000 dated in October 1999 and one for $7,000 dated in November 1999, were both subject to an annual interest rate of prime plus four percent. Internet Law paid both notes in full in December 1999.

NOTE 8-INCOME TAXES:

     Internet Law has had losses since inception and, therefore, has not been subject to federal income taxes. As of December 31, 1999, Internet Law had accumulated net operating loss ("NOL") carryforward for income tax purposes of approximately $1.7 million. These carryforwards begin to expire in 2018. The Tax Reform Act of 1986 provided for an annual limitation on the use of NOL and tax credit carryforwards following certain ownership changes that limit Internet Law's ability to utilize these carryforwards. Additionally, because U.S. tax laws limit the time during which NOL and tax credit carryforwards may be applied against future taxable income and tax liabilities, Internet Law may not be able to take full advantage of its NOL and tax credits for federal income tax purposes. Since Internet Law has had a net operating loss carry forward since inception and there is no assurance of future taxable income, a valuation allowance has been established to fully offset the deferred tax assets.

     Significant components of Internet Law's net deferred tax asset at December 31 and June 30, 1999 are as follows:

Deferred tax assets relating to:                                                            December 31            June 30
--------------------------------                                                            -----------            -------
Federal net operating loss carryforwards...........................................           $ 582,000             $ 256,000
Book/tax differences on depreciable, amortizable and other assets..................              20,400                17,300
Deferred revenue...................................................................              28,000                     -
Restricted stock...................................................................              76,500                     -
Deferred tax valuation allowance...................................................            (706,900)             (273,300)
                                                                                              ---------             ---------
Net deferred tax asset.............................................................           $       -             $       -
                                                                                              =========             =========

     Internet Law's statutory tax rate differs from the effective tax rate primarily from the effect of non-deductible expenses and the increase in the deferred tax valuation allowance.

NOTE 9-COMMITMENTS AND CONTINGENCIES:

Lease for Office Space

     Effective in July 2000, Internet Law is committed to making monthly payments of at least $6,200 under a lease agreement for office space that expires in June 2004. If Internet Law is not successful in maintaining existing sub-leasing arrangements with a third party tenant, this monthly obligation may increase to approximately $18,600 beginning in July 2000. In addition, GoverNet Affairs leases office space pursuant to a lease agreement requiring monthly payments of approximately $3,300 through December 2001.

Employment Contracts

     Internet Law has signed various employment and consulting agreements with certain officers and a third party advisor. At December 31, 1999, under these agreements, Internet Law is obligated to pay $250,000 per year through 2002, and thereafter $150,000 per year through 2004. In January 2000, Internet Law executed two additional three-year employment agreements requiring aggregate annual payments of approximately $140,000 per year.

Litigation

     On September 9, 1999, Loislaw.com, Inc. filed a lawsuit in the District Court of Harris County, Texas, 11th Judicial District (Case No. 1999-45563), against us, National Law and ITIS. Loislaw.com, one of our competitors, alleged that ITIS breached an agreement between Loislaw.com and ITIS by allegedly providing certain materials to National Law for use on National Law's web site, which allegations have been denied by us and our subsidiaries. The suit seeks, among other things, to enjoin National Law from using such Texas materials, actual damages equal to the value of its market position prior to defendants' alleged tortuous interference with the contract, and actual damages for alleged lost profits.

     On October 3, 2000, the District Court granted a partial summary judgment against ITIS. The partial summary judgment was with respect to the disputed retainage under the contract being litigated, in an amount of $82,098. Loislaw.com's claim for attorney's fees was denied. The partial summary judgment is not final and will be timely appealed. At this juncture, written discovery has been completed, and depositions are continuing. The case is now set for trial in December 2000. Our management and counsel consider the suit to be without merit, with the exception of partial summary judgment granted against ITIS, and we intend to continue to vigorously defend the case. (See Note 12-Subsequent Events)

     Internet Law is subject to various other claims, either asserted or unasserted, arising in the normal course of business. Management believes that the outcome of any or all of these claims will not have a material effect on the consolidated financial position or results of operations of Internet Law.

NOTE 10-COMMON STOCK:

     Since inception, Internet Law has sold unregistered shares of its common stock to a number of investors pursuant to Regulation D of the Securities Act of 1933, as amended. During the six months ended December 31, 1999, 2,207,526 shares were sold for an average price of $1.02 per share for net cash proceeds of $2,245,675, after commissions totaling $42,250. During the period from Inception to June 30, 1999, Internet Law sold 2,467,550 shares for an average price of $0.18 per share resulting in cash proceeds of $432,090.

     During the six months ended December 31, 1999, Internet Law issued 51,500 shares of common stock for services rendered. Additionally, in December 1999, Internet Law approved a bonus to various employees and two board members for services rendered in 1999. The bonus consisted of 33,042 aggregate shares of common stock, which were issued in January 2000. The aggregate value of the award, totaling $105,404, has been recorded to compensation expense and additional paid-in capital as of December 31, 1999. Since the common shares were not issued until January 2000, no par value has been recorded as of December 31, 1999. Also in December 1999, the Board of Directors approved outside directors' compensation in the form of annual awards of 25,000 shares of Internet Law's common stock issuable to each outside director at the beginning of each calendar year. In March 2000, Internet Law issued a total of 125,000 shares of its common stock, valued at $551,200, to its outside directors.

     In February 2000, Internet Law's stockholders approved an amendment to the certificate of incorporation increasing the number of authorized shares of preferred and common stock. Pursuant to this amendment, shares of authorized preferred stock were increased from 1,000,000 shares to 50,000,000, and shares of authorized common stock were increased from 30,000,000 shares to 100,000,000 shares.

NOTE 11-STOCK OPTIONS:

     On March 26, 1999, the Board of Directors and the majority stockholders of Internet Law adopted the 1999 Stock Option Plan for Internet Law (the "Plan"). Under the Plan, the Compensation Committee of the Board of Directors, consisting of at least two non-employee members of the Board of Directors, may grant stock options to purchase common stock of Internet Law (either incentive or non-qualified stock options) and stock appreciation rights ("SARs") to officers and employees, including directors who are employees, of Internet Law. The Compensation Committee has discretion to determine the terms and conditions upon which the options may be exercised. Originally, the stockholders approved 300,000 shares of common stock for the grant of options under the Plan, subject to anti-dilution provisions. In February 2000, the stockholders approved a resolution increasing this number to 3,000,000 shares.

     On March 26, 1999, the Board of Directors and the majority stockholders approved the 1999 Director Option Plan (the "Director Plan"). The Director Plan provides for automatic grants of stock options to non-employee directors. Internet Law has reserved 200,000 shares of common stock for the grant of options under the Director Plan, subject to anti-dilution adjustments. Through December 31, 1999, no options were awarded or granted under either the Plan or the Director Plan.

     Internet Law granted certain stock options outside both the Plan and the Director Plan during the six months ended December 31, 1999, and during the period from Inception to June 30, 1999, as summarized below:

                                                       Six months ended                    Inception to June 30, 1999
                                                      December 31, 1999              ---------------------------------------
                                           ----------------------------------------
                                              Weighted Average         Number of        Weighted Average        Number of
                                               Exercise Price           Shares           Exercise Price           Shares
                                           -----------------------  ---------------  -----------------------  --------------

Options outstanding, beginning of period.                    $2.24       3,300,000                     $   -               -
Options granted..........................                     2.93         645,000                      2.24       3,300,000
Options cancelled........................                        -               -                         -               -
Options exercised........................                     0.30        (600,000)                        -               -
                                                                         ---------                                 ---------
Options outstanding, end of period.......                    $2.72       3,345,000                     $2.24       3,300,000
                                                                         =========                                 =========
Options exercisable, end of period.......                    $3.00       2,250,000                     $3.00       2,250,000
                                                                         =========                                 =========


     Other information regarding stock options outstanding as of December 31, 1999 is as follows:



                                          Options Outstanding                                 Options Exercisable
                      ------------------------------------------------------------  ---------------------------------------
 Range of Exercise        Shares        Remaining Life        Weighted Average          Shares         Weighted Average
 price                --------------        (Years)            Exercise price       --------------      Exercise price
--------------------                  -------------------  -----------------------                  -----------------------

$   1.00                     450,000                 4.25                    $1.00               -                    $   -
$  2.12 - $3.00            2,895,000            0.6 - 9.3                    $2.99       2,250,000                    $3.00
                           ---------                                                     ---------
                           3,345,000                                                     2,250,000
                           =========                                                     =========

     In January 1999, as partial consideration for arranging Internet Law's acquisition of National Law, options were awarded to a consulting firm for the purchase of 600,000 shares of common stock at an exercise price of $.30 per share. The estimated fair value of these options was immaterial. These options were exercisable for a period of ten days following the first day on which the quoted market price of the Internet Law's common stock reached a price of $1.10 per share. Effective in April 1999, this option agreement was amended to extend the exercise period from ten days to anytime on or before December 31, 1999.
The estimated fair market value incrementally provided to the consulting firm as a result of changing the measurement date of this stock option was approximately $12,500, which amount was not recorded due to its immateriality. Pursuant to this award, as amended, two blocks of options, each for 300,000 shares, were exercised in July 1999 and December 1999.

     In April 1999, the Board of Directors granted an option for 1,000,000 shares of common stock to a stockholder as an incentive for this person to join the Board. This individual subsequently became a member of the Board of Directors in August 1999. Both of these options were fully vested at the grant date and may be exercised in whole or in part at any time for a period of 10 years at an exercise price of $3.00 per share.

     During December 1999, Internet Law granted stock options for the purchase of an aggregate of 300,000 shares of common stock which are classified as a variable award. Pursuant to APB Opinion No. 25, the initial compensation expense related to these options was calculated based on the difference between the market price of the underlying common stock on the grant date and the exercise price of the option. The charge is recognized ratably over the expected service period related to the variable award. Additionally, a periodic adjustment to deferred compensation and related compensation expense is computed at the end of each reporting period based on the difference between the then current market price and the exercise price less previously recognized compensation expense. In January 2000, Internet Law granted two officers variable option awards for an aggregate of 105,000 shares of common stock subject to terms similar to the above described variable option.

     Had the compensation cost for all stock options been determined under the alternative method under SFAS No. 123, Internet Law's net loss for the periods ended December 31, 1999 and June 30, 1999, would have changed to the following pro forma amounts:


                                                                 Six months ended        Inception to June
                                                                 December 31, 1999           30, 1999
                                                             -------------------------  -------------------
Net loss:
 As reported...............................................                 $1,525,787           $  612,214
 Pro forma.................................................                 $2,402,795           $3,129,707
Basic and diluted net loss per share:
 As reported...............................................                 $     0.07           $     0.06



 Pro forma.................................................                 $     0.11           $     0.39

     For the pro forma disclosures, the fair value of each option grant is estimated at the date of the grant using the Black-Scholes option pricing model with the following assumptions: no expected dividends, risk-free interest rate of six percent, price volatility between 75% and 92% for the six months ended December 31, 1999, and between 118% and 287% for the period Inception to June 30, 1999, and expected lives between 10 and 0.5 years.

NOTE 12-SUBSEQUENT EVENTS (UNAUDITED):

Notes Payable and Advance from Chairman

     During the period from January 1 to June 30, 2000, Internet Law borrowed a total of $1,400,000 from the CEO to fund working capital requirements. These borrowings are evidenced by unsecured promissory notes, each bearing an annual interest rate of 11.75% and payable in full with accrued interest after six months. With respect to these notes payable, the CEO has provided a written commitment to Internet Law to provide forbearance and extend the due date on such notes, if to demand payment would impair Internet Law's ability to meet its other existing liabilities and commitments. This commitment is effective for notes between Internet Law and the CEO with maturity dates through March 2001. Through September 30, 2000, no principal or interest payments had been made to Mr. Carr in regard to these notes. In November 2000, Mr. Carr advanced an additional $150,000 to Internet Law on the same terms.

     In connection with the acquisition of ITIS, Internet Law assumed liabilities to the Chairman in the amount of $425,050. The liabilities are non-interest-bearing and payable on demand.

     In October 2000, Internet Law executed two demand notes totaling $450,000 in favor of two members of the Board of Directors. The notes bear interest at the rate of prime plus two percent per year and are payable on demand after one year through five years from October 20, 2000. At the option of the holder, the notes may be repaid in common stock of Internet Law at a discounted price based on the lowest price at which Internet Law has sold its common stock during the one-year period preceding the exercise of this option.

Acquisition of Affiliated Company

     On March 23, 2000, Internet Law's Board of Directors approved the purchase of ITIS subject to certain final reviews and negotiations that were concluded in April 30, 2000. According to the terms of a Stock Exchange Agreement, effective April 30, 2000, Internet Law exchanged 5,044,903 shares of its common stock, of which all were unregistered shares. The closing price of Internet Law's common stock at April 28, 2000 was $4.25 per share.

     Since National Law's inception on November 30, 1998, ITIS has served as its sole vendor of new case law content while also providing to National Law various executive, sales, production, and administrative services. During the period from National Law's inception to December 31, 1999, Mr. Carr was the sole stockholder of ITIS. Then, during the three months ended March 31, 2000, Mr. Carr sold or otherwise conveyed for cash approximately 92% of his stock in ITIS to various individuals and entities, some of whom are either directors or officers of Internet Law or are entities controlled by directors of Internet Law. Of the 5,044,903 shares issued to ITIS stockholders, 1,721,003 shares were issued to five directors of Internet Law or their beneficiaries and 328,300 shares were issued to four officers of Internet Law.

     The acquisition will be accounted for under the purchase method of accounting and is expected to result in the purchase price being allocated to tangible assets, specific intangible assets such as trademarks, developed technology, and experienced workforce and goodwill. Pending the results of an independent appraisal, the ultimate value assigned to the consideration given for ITIS and the value received is presently undeterminable. Considering the unregistered nature of the shares conveyed, the limited trading activity of Internet Law's common stock, the closely held nature of ITIS, and the significant related party activity between the entities and their shareholders, a significant discount from the traded price of Internet Law at April 28, 2000 is likely. Internet Law has preliminarily estimated this value at approximately $11.9 million, which would result in intangible assets of approximately $8.9 million. The following unaudited pro forma financial information for the six months ended December 31, 1999, and for the period from Inception to June 30, 1999, assumes the acquisition of ITIS had occurred on November 30, 1998, the date of Internet Law's inception. The pro forma financial information is preliminary, pending the final results of the previously discussed appraisal, which is currently in process:

                                                                     Six months               Inception
                                                                       ended                      to
                                                                 December 31, 1999          June 30, 1999
                                                             --------------------------  --------------------
Revenues...................................................                $   479,000           $   983,000
Net loss...................................................                $(3,039,000)          $(1,302,000)
Loss per share.............................................                $     (0.11)          $     (0.08)

Acquisition of Compass Data Systems

     On July 27, 2000, Internet Law's board of directors approved the purchase of a controlling interest of Compass Data Systems, Inc., a private Nevada corporation, for up to $2.5 million in unregistered shares of Internet Law's common stock. Stock Purchase Agreements by and between Internet Law and certain stockholders of Compass Data Systems were signed with each of the sellers effective as of October 1, 2000. Under the terms of the Stock Purchase Agreements, Internet Law issued an aggregate of 1,676,105 unregistered shares of its common stock, valued at approximately $2.3 million, for approximately 63% of the total outstanding shares of Compass Data Systems common stock owned by Jeremiah Kane, John McHugh, and Jack Ben Ezra. These issuances were made in reliance upon the Section 4(2) private placement exemption from registration. None of these sellers received registration rights for the Internet Law shares they received in this transaction.

     Compass Data Systems provides electronic information publishing services in a completely searchable infobase to a wide variety of industries and organizations. Compass Data Systems hosts an Internet site at www.compassdata.com. Using Internet and CD technology, clients can search
-------------------
computer files in seconds through what could represent significant piles of paper. These infobases are quickly accessed through a hard drive, CD-ROM or over the Internet.

Acquisition of Venco Compliance

     On September 28, 2000, Internet Law's Board of Directors approved the purchase of all of the stock of Venco Compliance, Inc., a private Texas corporation, from Donald E. Tull and Cathryn V. Tull. In connection with this acquisition, Internet Law issued an aggregate of 100,000 unregistered shares of Internet Law's common stock at closing on October 1, 2000, valued then at $90,600. Internet Law may issue an additional 25,000 unregistered shares each to Donald Tull and Cathryn Tull in the future with the last issuance occurring in the year 2003. Venco Compliance has also entered into a consulting agreement with Cathryn Tull that pays her $72,000 per year for one year, with a renewal right for a one-year term on each anniversary of the agreement. In addition, Ms. Tull is eligible to receive a cash bonus based on Venco Compliance's revenues. These issuances were made in reliance upon Section 4(2) private placement exemption from registration. Neither of the two sellers received registration rights for the Internet Law shares they received in this transaction.

     Venco Compliance is in the business of selling compliance and safety training and information to businesses such as dry cleaners and others that deal with hazardous chemicals, biomaterials and other regulated substances.



Financing Agreements

     On May 11, 2000 Internet Law entered into an intermediate financing agreement with a private capital fund, and privately placed 300 shares of 5% Series A Convertible Preferred Stock for $3 million. This preferred stock is convertible into shares of Internet Law's common stock based on a price equal to the lesser of (i) $3.2375 or (ii) 80% of the average of the three lowest closing bid prices during a 20-day trading period prior to the date of conversion. Internet Law is entitled to redeem the convertible preferred stock at a cash price equal to 120% of the issue price, provided there is an effective registration statement for the underlying shares of common stock. As part of this financing agreement, Internet Law issued a five-year warrant to the investor for the purchase of 500,000 shares of its common stock at an exercise price of $3.56 per share. The estimated fair value of this warrant totaled $1,114,500 and has been recorded in stockholders' equity. Additionally, as part of this financing agreement and in consideration for negotiating a $25 million equity line, Internet Law issued a five-year warrant to a third party for the purchase of 200,000 common shares at an exercise price of $3.3994 per share. The estimated fair value of this warrant totaled $493,600 and has been recorded in stockholders' equity. A commission of $100,000 and legal fees of $30,000 related to acquiring this financing arrangement were recorded in stockholders' equity.

     Internet Law registered shares of its common stock with the SEC that will be sufficient to satisfy conversion, warrant exercise, and dividend requirements under the terms of this financing agreement. The convertible preferred stock purchased by the investor is also subject to mandatory redemption by Internet Law upon the occurrence of a change in control or certain other events.

     In connection with the issuance of the preferred stock, Internet Law incurred a deemed dividend. Such dividends are calculated as the discount from the fair market value as of the date the preferred stock was sold to the investors. This aggregate discount amount of $906,250 for the Series A Preferred Stock has been treated as dividends to the holders of the Series A Preferred Stock and was recorded during the period from issuance through the earliest available date of conversion, July 5, 2000.

     On July 5, 2000, the SEC declared effective the registration statement filed by Internet Law, which registered an amount of shares of its common stock sufficient to satisfy any conversion, warrant exercise, and dividend requirements under the terms of this financing agreement. On October 25, 2000, Internet Law filed a Post Effective Amendment to update the prospectus contained in the registration statement, which was declared effective by the SEC on November 9, 2000.

     On November 20, 2000, Internet Law entered into an equity line financing arrangement with Cootes Drive. This arrangement is the successor to the intermediate financing agreement of May 11, 2000. The financing arrangement is in the form of a Securities Purchase Agreement providing for the purchase by Cootes Drive of up to $25,000,000 worth of shares of common stock of Internet Law over an 18-month period. Under the terms of the Securities Purchase Agreement, Internet Law can deliver a put to Cootes Drive specifying the dollar amount of shares Internet Law intends to sell on each put up to a maximum of 150% of the product of the weighted average daily price of Internet Law's common stock and the weighted average trading volume (closing bid price multiplied by volume for a particular day) for the twenty trading day period prior to the delivery of a put. The number of shares to be acquired by the investor in each put is determined by dividing the dollar amount of the put by 90% of the average of the two lowest closing bid prices for our stock during the ten trading days preceding the date of the put. The maximum amount that Internet Law can receive under the Securities Purchase Agreement is $25 million or a lesser amount depending on the limitation on the number of shares Cootes Drive (and its affiliates) are permitted to hold at any one time, which is 4.99% of the then outstanding common stock of Internet Law. The following are certain of the conditions that must be met before Cootes Drive is obligated to accept a put from Internet Law:

     (i) the registration statement, of which this prospectus is a part, must be declared effective by the SEC and remain effective;

     (ii) the closing bid price of Internet Law's common stock must be at least $1.50 and its weighted average daily trading volume being at least $75,000 for the ten trading days preceding both the date of the put and the closing date of the put;

     (iii) the representations and warranties given by Internet Law in the Securities Purchase Agreement must be true and correct, and Internet Law must comply with the provisions of the agreement;

     (iv)      Cootes Drive must receive an opinion of counsel; and

     (v) Internet Law's Common Stock must remain traded on the OTC Bulletin Board or a more prestigious trading market or exchange.


There can be no guarantee that these conditions will be met or that Internet Law will be able to draw down on any portion of the $25 million equity line. As of December 15, 2000, Internet Law did not comply with the stock price and volume conditions listed above.

     In connection with the equity line arrangement, Cootes Drive surrendered for cancellation the five-year warrant for 500,000 shares at an exercise price of $3.56 that was issued on May 11, 2000, and Internet Law issued:

     (i) a five-year warrant No. 2 to Cootes Drive for the purchase of 250,000 shares of common stock at an exercise price of $3.56 (issued in connection with the Series A preferred stock offering);

     (ii) a five-year warrant No. 3 to Cootes Drive for the purchase of 250,000 shares of common stock at an exercise price of $0.60;

     (iii) a five-year warrant No. 4 to Cootes Drive for the purchase of 1,000 shares for every $100,000 of puts delivered at an exercise price of 120% of the average closing bid price of the common stock for the five trading days preceding the closing of a put (which shall vest in part each time a put is closed); and

     (iv) a five-year warrant No. 5 to Cootes Drive which becomes exercisable only if Internet Law does not deliver puts in the aggregate amount of $10,000,000, at an exercise price equal to the average of the lowest three bid prices in the 90-day period preceding the exercise.

     On December 5, 2000, Internet Law executed a convertible promissory note in the face amount of $500,000 in favor of the same private capital fund. The note is a demand note, and accrues interest at the rate of 5% per annum. The principal can be converted to common stock of Internet Law based on a conversion price equal to the lesser of (i) $0.288 or (ii) 80% of the average of the three lowest closing prices during a 20 day period prior to the date of conversion.
In connection with this promissory note, Internet Law issued a warrant to the investor for 41,650 shares at an exercise price of $0.228 per share. A commission of $17,500 and legal fees of $30,000 related to the equity line financing arrangement were paid from the proceeds of this note. On December 5, 2000, Internet Law also entered into a side letter agreement which obligates the same private capital fund to provide an additional $500,000 on January 14, 2001, in exchange for another convertible promissory note, on similar terms. Funding of this note is contingent upon the weighted average daily trading volume for Internet Law's common stock averaging $165,000 for the period between December 5, 2000 and January 14, 2001. Assuming this second promissory note is closed on January 14, 2001, Internet Law will be obligated to issue a five-year warrant for 41,650 shares with an exercise price equal to the average of the closing bid prices of the common stock for the five trading days prior to issuance of this note.

     On December 5, 2000, Internet Law granted registration rights to the investor for up to 17,500,000 shares of common stock it may acquire under the equity line financing, the convertible promissory note financings and the warrants granted in connection with all of these financings, which registration is being accomplished by the registration statement of which this prospectus is a part.

Common Stock

     In May 2000, Internet Law entered into an agreement with a vendor pursuant to which Internet Law agreed to issue an aggregate of 39,825 shares of common stock as consideration for services over the vendor's service period. Upon completion of the service agreement in September 2000, total expense of $34,907 was recorded for the aggregate fair value of the 39,825 shares issued.

     Through September 2000, holders of 40 shares of Series A convertible preferred stock converted the preferred shares to 443,194 shares of common stock. Subsequent to September 30, 2000, an additional 61.5 shares have been converted to 918,379 shares of common stock. At December 15, 2000, 198.5 shares of Series A convertible preferred stock remain outstanding.

     In July 2000, Internet Law issued a total of 50,000 shares of common stock valued at $53,075, to new outside directors. The award was recorded as compensation expense in July 2000.

     In August 2000, Internet Law entered into an agreement with a vendor pursuant to which Internet Law issued an aggregate of 300,000 shares of common
stock (valued at approximately $231,000 at   September 30, 2000) as
consideration for services over the vendor's service period. The aggregate fair value of the shares will be measured upon the date the services are completed and estimated at interim periods until that time. The estimated fair value is being recognized as expense over the interim service period through September 30, 2000.

Stock Options

     In May 2000, Internet Law entered into a consulting agreement pursuant to which an option was issued for common shares of Internet Law. The option has an exercise price of $4.63 per share, vests on October 31, 2000, and is exercisable through October 2003. The shares under option are calculated as the number of shares aggregating $35,000 in value on the exercise date. The aggregate fair value of the option will be measured upon the date the services are completed and is being estimated at each reporting date until that time. The estimated fair value is being recognized as expense over the service period through September 2000.

Contingencies

     On September 9, 1999, Loislaw.com, Inc. filed a lawsuit in the District Court of Harris County, Texas, 11th Judicial District (Case No. 1999-45563) against ITIS, National Law and Internet Law. Loislaw.com, one of our competitors, alleged that ITIS breached an agreement between Loislaw.com and ITIS by allegedly providing certain materials to National Law for use on National Law's web site, which allegations have been denied by us and our subsidiaries. The case is set on the January 2, 2000 trial docket. However, in December 2000, all parties entered into a confidential agreement to settle the litigation. Settlement documents are currently being prepared, and the settlement is scheduled to close on or before December 29, 2000.

                               30,741,650 Shares

                          INTERNET LAW LIBRARY, INC.

                                   Shares of
                                 Common Stock

                             --------------------

                                   PROSPECTUS

                             --------------------


     You should rely only on the information contained in this document or in documents that we have referred you to. We have not authorized anyone to provide you with information that is different.

     This prospectus is not an offer to sell or a solicitation of an offer to buy any security other than the common shares offered. This prospectus is not an offer to sell or a solicitation or an offer to buy securities to any person in any jurisdiction in which it is unlawful to make such an offer or solicitation. You should not assume that the information contained in this prospectus is correct on any date after the date of this prospectus, even though this prospectus is delivered or shares are sold pursuant to this prospectus on a later date.

                               December 22, 2000

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Shown below are the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered in this prospectus. With the exception of the Securities and Exchange Commission registration fee the amounts shown below are estimates:


Securities and Exchange Commission registration fee.............................                 $ 1,045
                                                                                                 -------
Printing expenses...............................................................                 $ 4,000
                                                                                                 -------
Legal fees and expenses.........................................................                 $43,000
                                                                                                 -------
Accounting fees and expenses....................................................                 $30,000
                                                                                                 -------
Transfer agent and registrar fees...............................................                 $   500
                                                                                                 -------
Miscellaneous...................................................................                 $ 1,500
                                                                                                 -------
TOTAL...........................................................................                 $80,045
                                                                                                 -------


ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     (a) Section 145(a) of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against such expenses actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the court shall deem proper.

     Further, Section 145(c) of the DGCL provides that, to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

     Section 145(f) of the DGCL provides that the statutory provisions on indemnification are not exclusive of indemnification provided pursuant to, among other things, the bylaws or indemnification agreements. Article XIV of our Certificate of Incorporation provides for the indemnification of our officers and directors to substantially the same extent permitted by the DGCL.

     Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, but excludes specifically liability for any (i) breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (iii) payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) transactions from which the director derived an improper personal benefit. The provision does not limit equitable remedies, such as an injunction or rescission for breach of a director's fiduciary duty of care.

     The Registrant's Certificate of Incorporation contains a provision eliminating the personal liability of a director from breaches of fiduciary duty, subject to the exceptions described above.

     (b) The Registrant has entered into Indemnity Agreements with certain of its directors and officers that establish contract rights to indemnification substantially similar to the rights to indemnification provided for in its Certificate of Incorporation.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     During the last three years, we have issued unregistered shares of our common stock in the following transactions:

1. Pursuant to the agreement and plan of reorganization, each share of National Law common stock was exchanged for one share of our unregistered common stock.

2.   In March 1999, we issued and sold 2,394,184 shares of our common stock, to
     A. W. Dugan, our former Chairman of the Board of Directors and President, and, currently, a significant stockholder of us, for $59,855.

3. In April 1999, we issued and sold 15,000 shares of common stock to Chuck Dunbar, for $150.

4. In April 1999, we issued and sold 25,000 shares of common stock to Joanna Hoover for $10,000.

5. In April 1999, we issued and sold 15,000 shares of common stock to D.H. Westmoreland, for $150.

6. In May 1999, we issued and sold 15,000 shares of common stock to Joanna Hoover, for $150.

7. In May 1999, we issued and sold 15,000 shares of common stock to Bryan Gentle for $15,000.

8. In May 1999, we issued and sold 15,000 shares of common stock to Rich Nommensen for $150.

9. In May 1999, we issued and sold 15,000 shares of common stock to Tina Williams for $150.

10. In June 1999, we issued and sold 15,000 shares of common stock to Joe H. Reynolds for $15.

11. In June 1999, we issued and sold 50 shares of common stock to Ekat Tcherkassova for $.05.

12. In June 1999, we issued and sold 1,500 shares of common stock to Rhea Laws as consideration for a conference table that we valued at $4,500.

13. In June 1999, we issued and sold 10,000 shares of common stock to Robert Bolton as consideration for consulting services valued at $12,500.

14. In August 1999, we issued and sold 8,000 shares of common stock to Bill and Neta Brewer for $11,200.

15.  In July 1999, we issued and sold 13,334 shares of common stock to Michael
     G. Tompkins for $20,000.

16. In July 1999, we issued and sold 1,500 shares of common stock to Michael G. Tompkins for consulting services valued at $3,000.

17. In July 1999, we issued and sold 20,000 shares of common stock to Robert Sarlay for $200.

18.  In August 1999, we issued and sold 8,000 shares of common stock to Morris
     H. Chapman for $10,000.

19. In August 1999, we issued and sold 20,000 shares of common stock to Gene D. Wright for $29,000.

20. In August 1999, we issued and sold 6,667 shares of common stock to Devon Kirk for $10,000.

21. In August 1999, we issued and sold 10,000 shares of common stock to Perry Auguston for $15,000.

22. In August 1999, we issued and sold 40,000 shares of common stock to J. Michael Duncan for $60,000.

23. In August 1999, we issued and sold 10,000 shares of common stock to Bill and Neta Brewer for $15,000.

24. In August 1999, we issued and sold 25,000 shares of common stock to Carol Ann Wilson for $25.

25. In August 1999, we issued and sold 6,667 shares of common stock to J. Lance Byrns for $10,000.

26. In August 1999, we issued and sold 5,000 shares of common stock to L. Stanley Coffee for $7,000.

27. In August 1999, we issued and sold 7,143 shares of common stock to R. David Cullum for $10,000.

28. In August 1999, we issued and sold 6,667 shares of common stock to Paul W. Ledbetter for $10,000.

29. In August 1999, we issued and sold 14,286 shares of common stock to Mike R. O'Meara for $20,000.

30. In August 1999, we issued and sold 21,429 shares of common stock to Robert Peoples for $30,000.

31.  In August 1999, we issued and sold 6,667 shares of common stock to Ronald
     E. Stedman for $10,000.

32. In August 1999, we issued and sold 16,666 shares of common stock to Les T. Csorba for $25,000.

33.  In August 1999, we issued and sold 6,667 shares of common stock to Kenneth
     C. Peterson for $10,000.

34.  In August 1999, we issued and sold 7,000 shares of common stock to Walter
     E. Whitehead for $10,500.

35. In September 1999, we issued and sold 20,000 shares of common stock to Bryan L. Goolsby for $30,000.

36. In September 1999, we issued and sold 50,000 shares of common stock to W. Allyn Hoaglund for $50,000.

37. In September 1999, we issued and sold 500,000 shares of common stock to Jack I. Tompkins for $500,000.

38. In September 1999, we issued and sold 6,667 shares of common stock to Mildred Holeman for $10,000.

39. In September 1999, we issued and sold 6,667 shares of common stock to Kelly Auguston for $10,000.

40. In September 1999, we issued and sold 25,000 shares of common stock to Thomas D. & Carolyn D. Kirker for $35,000.

41. In September 1999, we issued and sold 50,000 shares of common stock to First York Partners Inc. for legal services valued at $20,000.

42. In September 1999, we issued and sold 25,000 shares of common stock to George L. Ball for $25,000. A commission equal to five percent of the cash proceeds was paid to Sanders Morris Mundy, Inc. in connection with this transaction.

43. In September 1999, we issued and sold 75,000 shares of common stock to Morton A. Cohn for $75,000. A commission equal to five percent of the cash proceeds was paid to Sanders Morris Mundy, Inc. in connection with this transaction.

44. In September 1999, we issued and sold 100,000 shares of common stock to John E. Drury for $100,000. A commission equal to five percent of the cash proceeds was paid to Sanders Morris Mundy, Inc. in connection with this transaction.

45.  In September 1999, we issued and sold 25,000 shares of common stock to Ben
     T. Morris for $25,000. A commission equal to five percent of the cash proceeds was paid to Sanders Morris Mundy, Inc. in connection with this transaction.

46.  In September 1999, we issued and sold 25,000 shares of common stock to John
     I. Mundy for $25,000. A commission equal to five percent of the cash proceeds was paid to Sanders Morris Mundy, Inc. in connection with this transaction.

47. In September 1999, we issued and sold 25,000 shares of common stock to Christine M. Sanders for $25,000. A commission equal to five percent of the cash proceeds was paid to Sanders Morris Mundy, Inc. in connection with this transaction.

48.  In September 1999, we issued and sold 125,000 shares of common stock to Don
     A. Sanders for $125,000. A commission equal to five percent of the cash proceeds was paid to Sanders Morris Mundy, Inc. in connection with this transaction.

49. In September 1999, we issued and sold 100,000 shares of common stock to Katherine U. Sanders for $100,000. A commission equal to five percent of the cash proceeds was paid to Sanders Morris Mundy, Inc. in connection with this transaction.

50. In October 1999, we issued and sold 125,000 shares of common stock to Fernhill Holdings for $125,000. A commission equal to five percent of the cash proceeds was paid to Jay A. Smith in connection with this transaction.

51. In October 1999, we issued and sold 110,000 shares of common stock to Hedy Frisch for $110,000. A commission equal to five percent of the cash proceeds was paid to Jay A. Smith in connection with this transaction.

52.  In October 1999, we issued and sold 110,000 shares of common stock to Jay
     A. Smith for $110,000. A commission equal to five percent of the cash proceeds was paid to Jay A. Smith in connection with this transaction.

53. In October 1999, we issued and sold 495,000 shares of common stock to Plaza Investment Corp., Ltd. for $495,000.

54. In November 1999, we issued 137,942 shares of common stock, par value $.001, to Charles E. Bowen, Jr. in exchange for his shares of GoverNet Affairs, valued at $401,756.

55. In November 1999, we issued 8,422 shares of common stock to John R. Marsh in exchange for his shares of GoverNet Affairs, valued at $24,529.

56. In November 1999, we issued 299,988 shares of common stock to Ronald W. Hogan in exchange for his shares of GoverNet Affairs, valued at $873,565.

57. In December 1999, we issued 180,280 shares of common stock to David P. Harriman in exchange for his shares of Brief Reporter, valued at $373,000.

58. In December 1999, we issued 180,280 shares of common stock to Andrew Wyszkowski in exchange for his shares of Brief Reporter valued at $373,000.

59. In December 1999, we issued 79,265 shares of common stock to Eugene Meyung in exchange for his shares of Brief Reporter valued at $163,999.

60. In December 1999, we issued 33,833 shares of common stock to Suzanne Meyung in exchange for her shares of Brief Reporter valued at $70,001.

61. In December 1999, we issued 9,997 shares of common stock to Christina Brown in exchange for her shares of Brief Reporter valued at $20,001.

62. In January 2000, we awarded and issued 25,000 shares of common stock to Eugene A. Cernan for his service as an outside director on Internet Law's Board.

63.  In January 2000, we awarded and issued 25,000 shares of common stock to Joe
     H. Reynolds for his service as an outside director on Internet Law's Board.

64. In January 2000, we awarded and issued 25,000 shares of common stock to George A. Roberts for his service as an outside director on Internet Law's Board.

65. In January 2000, we awarded and issued 25,000 shares of common stock to W. Paul Thayer for his service as an outside director on Internet Law's Board.

66. In January 2000, we awarded and issued 25,000 shares of common stock to Jack I. Tompkins for his service as an outside director on Internet Law's Board.

67. In May 2000, we issued 1,000,000 shares of our common stock to TCA Investment in exchange for its shares of ITIS valued at $3,502,000.

68. In May 2000, we issued 750,000 shares of our common stock to Thayer Investment Co. in exchange for its shares of ITIS valued at $2,626,500.

69. In May 2000, we issued 500,000 shares of our common stock to Kelley V. Kirker in exchange for his shares of ITIS valued at $1,751,000.

70. In May 2000, we issued 300,000 shares of our common stock to Homer E. Young in exchange for his shares of ITIS valued at $1,050,600.

71. In May 2000, we issued 250,000 shares of our common stock to Franklin C. Fisher in exchange for his shares of ITIS valued at $1,030,000.

72. In May 2000, we issued 250,000 shares of our common stock to Michael J. Hluchanek in exchange for his shares of ITIS valued at $875,500.

73. In May 2000, we issued 250,000 shares of our common stock to George A. Roberts, Trustee in exchange for his shares of ITIS valued at $875,500.

74. In May 2000, we issued 250,000 shares of our common stock to Steven L. Tebo in exchange for his shares of ITIS valued at $1,030,000.

75. In May 2000, we issued 200,000 shares of our common stock to Belmont Equities in exchange for its shares of ITIS valued at $700,400.

76. In May 2000, we issued 196,003 shares of our common stock to Hunter M. A. Carr in exchange for his shares of ITIS valued at $686,403.

77. In May 2000, we issued 180,000 shares of our common stock to International Fluid Dynamics in exchange for its shares of ITIS valued at $630,360.

78. In May 2000, we issued 150,000 shares of our common stock to Donald H. Kellam in exchange for his shares of ITIS valued at $525,300.

79. In May 2000, we issued 150,000 shares of our common stock to Edward P. Stevens in exchange for his shares of ITIS valued at $525,300.

80. In May 2000, we issued 125,000 shares of our common stock to Donald Zwernemann, Nominee in exchange for his shares of ITIS valued at $437,750.

81. In May 2000, we issued 50,000 shares of our common stock to J. Michael Duncan, M.D. in exchange for his shares of ITIS valued at $175,100.

82. In May 2000, we issued 50,000 shares of our common stock to Nommensen & Williams in exchange for its shares of ITIS valued at $175,100.

83. In May 2000, we issued 50,000 shares of our common stock to Tim Thomas in exchange for his shares of ITIS valued at $175,100.

84. In May 2000, we issued 25,000 shares of our common stock to Eugene A. Cernan in exchange for his shares of ITIS valued at $87,550.

85. In May 2000, we issued 25,000 shares of our common stock to Alan Gugenheim in exchange for his shares of ITIS valued at $87,550.

86. In May 2000, we issued 25,000 shares of our common stock to David P. Harriman in exchange for his shares of ITIS valued at $87,550.

87. In May 2000, we issued 25,000 shares of our common stock to W. B. Rae in exchange for his shares of ITIS valued at $87,550.

88. In May 2000, we issued 25,000 shares of our common stock to Donald W. Sapaugh in exchange for his shares of ITIS valued at $87,550.

89. In May 2000, we issued 25,000 shares of our common stock to Southerland Group in exchange for its shares of ITIS valued at $87,550.

90. In May 2000, we issued 22,500 shares of our common stock to Esmerian, Inc. in exchange for its shares of ITIS valued at $78,795.

91. In May 2000, we issued 20,100 shares of our common stock to Ramona Anderson in exchange for her shares of ITIS valued at $70,390.

92. In May 2000, we issued 18,000 shares of our common stock to Morris H. Chapman in exchange for its shares of ITIS valued at $63,036.

93. In May 2000, we issued 15,000 shares of our common stock to Bobby Forshe in exchange for his shares of ITIS valued at $52,530.

94. In May 2000, we issued 15,000 shares of our common stock to Jimmy Langham, Jr. in exchange for his shares of ITIS valued at $52,530.

95. In May 2000, we issued 15,000 shares of our common stock to Paul Ledbetter in exchange for his shares of ITIS valued at $52,530.

96. In May 2000, we issued 13,000 shares of our common stock to Ronald W. Vickers in exchange for his shares of ITIS valued at $45,526.

97. In May 2000, we issued 10,000 shares of our common stock to Damaris Gore in exchange for her shares of ITIS valued at $35,020.

98. In May 2000, we issued 10,000 shares of our common stock to Debbie L. Levy in exchange for her shares of ITIS valued at $35,020.

99. In May 2000, we issued 10,000 shares of our common stock to Marie Anne Shultz in exchange for her shares of ITIS valued at $35,020.

100. In May 2000, we issued 9,000 shares of our common stock to James I. Dunn in exchange for his shares of ITIS valued at $31,518.

101. In May 2000, we issued 5,000 shares of our common stock to Eric Brauel in exchange for its shares of ITIS valued at $17,510.

102. In May 2000, we issued 5,000 shares of our common stock to Murray Fogler in exchange for his shares of ITIS valued at $17,510.

103. In May 2000, we issued 5,000 shares of our common stock to Robert M. Peoples in exchange for his shares of ITIS valued at $17,510.

104. In May 2000, we issued 5,000 shares of our common stock to Jack & Alaine Reid in exchange for their shares of ITIS valued at $17,510.

105. In May 2000, we issued 4,000 shares of our common stock to K. Charles Peterson in exchange for his shares of ITIS valued at $14,008.

106. In May 2000, we issued 3,500 shares of our common stock to Donna Kennedy in exchange for her shares of ITIS valued at $12,257.

107. In May 2000, we issued 3,300 shares of our common stock to Robert Sarlay in exchange for his shares of ITIS valued at $11,557.

108. In May 2000, we issued 2,000 shares of our common stock to Ed Junell in exchange for his shares of ITIS valued at $7,004.

109. In May 2000, we issued 1,500 shares of our common stock to Tim Von Kennel in exchange for her shares of ITIS valued at $5,253.

110. In May 2000, we issued 1,000 shares of our common stock to Vaughn Pederson in exchange for his shares of ITIS valued at $3,502.

111. In May 2000, we issued 500 shares of our common stock to John R. DeBusk in exchange for his shares of ITIS valued at $1,751.

112. In May 2000, we issued 500 shares of our common stock to Fred J. Ramski in exchange for his shares of ITIS valued at $1,751.

113. In June 2000, we issued 21,825 shares of our common stock to Value Plus Marketing Inc. as a fee for services valued at $60,018.

114. In July 2000, we issued 9,000 shares of our common stock to Value Plus Marketing Inc. as a fee for services valued at $7,889.

115. In July 2000, we awarded and issued 25,000 shares of our common stock to
     W. Allyn Hoaglund for his service as an outside director on Internet Law's Board.

116. In July 2000, we awarded and issued 25,000 shares of our common stock to Donald W. Sapaugh for his service as an outside director on Internet Law's Board.

117. In August 2000, we issued 300,000 shares of our common stock to Sunstate Futures, Inc., as a fee for services valued at $231,081.

118. In September 2000, we issued 9,000 shares of our common stock to Value Plus Marketing Inc. as a fee for services valued at $7,888.

119. In October 2000, a transaction previously reported in connection with the acquisition of ITIS, Inc., was rescinded for nonpayment, and we therefore canceled 150,000 previously issued shares of common stock and reissued them to Hunter M. A. Carr.

120. In October 2000, we issued 556,793 shares of common stock to Jeremiah Kane in exchange for his shares of Compass Data Systems, Inc., valued at $761,239.

121. In October 2000, we issued 556,793 shares of common stock to John McHugh in exchange for his shares of Compass Data Systems, Inc., valued at $761,239.

122. In October 2000, we issued 278,396 shares of common stock to Miller, Stratvert & Torgerson, P.A., Trustee, in exchange for shares of Compass Data Systems, Inc., valued at $380,620..

123. In October 2000, we issued 100,000 shares of common stock to Cathryn V. Tull, in exchange for her shares of Venco Compliance, Inc., valued at $90,600.

124. In November 2000, we issued 77,951 shares of common stock to Orienstar Finance Ltd. In exchange for shares of Compass Data Systems, Inc., valued at $106,574.

125. In November 2000, we issued 200,445 shares of common stock to Oriental New Investments Ltd. in exchange for shares of Compass Data Systems, Inc., valued at $274,046.

     During the last three years, we have also issued the following other unregistered securities:

126. In March 1999, we issued warrants (subject to various vesting requirements) to Jonathan Gilchrist to purchase 450,000 shares of our common stock at an exercise price of $1.00 per share in exchange for services provided to us.

127. In April 1999, we issued options to Hunter M.A. Carr to purchase 1,250,000 shares of our common stock at an exercise price of $3.00 per share in exchange for services provided to us.

128. In April 1999, we issued options to Jack Tompkins to purchase 1,000,000 shares of our common stock at an exercise price of $3.00 per share in exchange for services rendered as a board member.

129. In July 1999, we issued options (subject to certain vesting requirements) to Tony Schor to purchase 25,000 shares of our common stock at an exercise price of $2.12 per share in exchange for services provided to us.

130. In November 1999, we issued options (subject to certain vesting requirements) to Ronald W. Hogan to purchase 166,250 shares of our common stock at an exercise price of $2.94 per share in connection with the GoverNet Affairs acquisition.

131. In November 1999, we issued options (subject to certain vesting requirements) to Charles E. Bowen to purchase 78,750 shares of our common stock at an exercise price of $2.94 per share in connection with the GoverNet Affairs acquisition.

132. In November 1999, we issued options (subject to certain vesting requirements) to John R. Marsh to purchase 75,000 shares of our common stock at an exercise price of $2.94 per share in connection with the GoverNet Affairs acquisition.

133. In December 1999, we issued options (subject to certain vesting requirements) to David P. Harriman to purchase 300,000 shares of our common stock at an exercise price of $3.00 per share in connection with the Brief Reporter acquisition.

134. In January 2000, we issued options (subject to certain vesting requirements) to Jeffrey P. Coughter to purchase 60,000 shares of our common stock at an exercise price of $3.75 per share in connection with the Brief Reporter acquisition.

135. In January 2000, we issued options (subject to certain vesting requirements) to Robert E. Anderson to purchase 45,000 shares of our common stock at an exercise price of $5.19 per share in connection with the Brief Reporter acquisition.

136. In February 2000, we issued options (subject to certain vesting requirements) to Brad Kellam to purchase 25,000 shares of our common stock at an exercise price of $2.40 per share in exchange for services provided to us.

137. In May 2000, we issued options (subject to certain vesting requirements) to Donald E. Selby to purchase 7,568 shares of our common stock at an exercise price of $4.625 per share in exchange for services provided to us.

138. In May 2000, we issued warrants to purchase 500,000 shares of our common stock at an exercise price of $3.56 per share to Cootes Drive LLC in connection with a $3,000,000 investment in us and the negotiation of a $25,000,000 equity line.

139. In May 2000, we issued 300 shares of our Series A Convertible Preferred Stock to Cootes Drive LLC for $3,000,000.

140. In May 2000, we issued warrants to Aspen Capital Partners, Inc. to purchase 200,000 shares of our common stock at an exercise price of $3.3994 per share as partial payment of a fee in connection with the Cootes Drive financing transaction.

     Except as noted in paragraphs numbered 42 to 52 above, none of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering, and believe that each transaction was exempt from the registration requirements of the Securities Act by virtue of
Section 4(2) thereof. The recipients in such transactions represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationships with us, to information about us.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULE

   Exhibit  Description
   -------  -----------
    Number
    ------
       2.1  Agreement and Plan of Reorganization dated March 25, 1999, between Planet Resources, National Law and the stockholders of National (incorporated by reference to Exhibit A to Company's Form 8-K filed on
            April 2, 1999).

       2.2  First Amendment to Agreement and Plan of Reorganization dated as of March 30, 1999, between Planet
            Resources, National Law and the stockholders of National Law (incorporated by reference to Exhibit 2.2 to Company's Form 10-K filed on October 13, 1999).

       2.3  Agreement and Plan of Distribution dated as of March 25, 1999, between Planet Resources, New Planet
            Resources, Inc. and National Law (incorporated by reference to Annex B to Company's Information
            Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934 filed on April 19, 1999).

       2.4  Contract for Sale of Stock, dated November 8, 1999, by and between John R. Marsh, Ronald W. Hogan, and
            Charles E. Bowen, Jr., as Sellers, and Internet Law, as Buyer (incorporated by reference to Exhibit 2.1 to Internet Law's Form 8-K filed on November 30, 1999).

       2.5  Option Agreement to Purchase Stock, dated November 8, 1999, by and between Internet Law, as Seller, and
            Ronald W. Hogan, as Optionee (incorporated by reference to Exhibit 2.2 to Internet Law's Form 8-K filed on November 30, 1999).

       2.6  Option Agreement to Purchase Stock, dated November 8, 1999, by and between Internet Law, as Seller, and
            Charles E. Bowen, Jr., as Optionee (incorporated by reference to Exhibit 2.3 to Internet Law's Form 8-K filed on November 30, 1999).

       2.7  Option Agreement to Purchase Stock, dated November 8, 1999, by and between Internet Law, as Seller, and
            John R. Marsh, as Optionee (incorporated by reference to Exhibit 2.4 to Internet Law's Form 8-K filed on
            November 30, 1999).

       2.8  Contract of Sale, dated December 8, 1999, by and between David P. Harriman, Andrew Wyszkowski, Eugene
            Meyung, Suzanne Meyung, and Christina Brown, as Sellers, and Internet Law, as Buyer (incorporated by reference to Exhibit 2.7 to Internet Law's Form 8-K filed December 23, 1999).

       2.9  Stock Exchange Agreement by and among Internet Law and the shareholders of ITIS relating to the acquisition of all of the outstanding stock of ITIS, dated April 30, 2000 (incorporated by reference to
            Exhibit 2.9 to Company's Form 10-K/A filed on May 24, 2000).

      2.10  Stock Purchase Agreement by and between Internet Law and Jeremiah Kane, dated July 27, 2000, as amended by that amendment dated effective October 1, 2000 (Incorporated by reference to Exhibit 2.10 to the
            Registrant's Form 8-K filed with the SEC on October 16, 2000).

      2.11  Stock Purchase Agreement by and between Internet Law and John McHugh, dated July 27, 2000, as amended by that amendment dated effective October 1, 2000 (Incorporated by reference to Exhibit 2.11 to the
            Registrant's Form 8-K filed with the SEC on October 16, 2000).

      2.12  Stock Purchase Agreement by and between Internet Law and Jack Ben Ezra, dated July 27, 2000, as amended by that amendment dated effective October 1, 2000 (Incorporated by reference to Exhibit 2.12 to the
            Registrant's Form 8-K filed with the SEC on October 16, 2000).

      2.13  Stock Exchange Agreement by and among Internet Law and all of the shareholders of Venco Compliance,
            Inc., a Texas corporation, dated effective October 1, 2000 (Incorporated by reference to Exhibit 2.13 to the Registrant's Form 8-K filed with the SEC on October 16, 2000).

       3.1  Amended and Restated Certificate of Incorporation of Internet Law (incorporated by reference to the
            Annex A of Internet Law's Definitive Proxy Statement on Schedule 14A filed on January 31, 2000).

       3.2  Bylaws of Internet Law, as amended (incorporated by reference to Exhibit 3.2 to Company's Form 10-K filed on October 13, 1999).

       3.3  Certificate of Designation for Internet Law's 5% Series A Convertible Preferred Stock (incorporated by reference to Exhibit 3.3 to Company's Form 10-K/A filed on May 24, 2000).

     Exhibit   Description
     Number    -----------
     -------
      5.1*     Opinion of Locke Liddell & Sapp LLP dated December 20, 2000.

      10.1     Stock Option Agreement between Internet Law and Hunter M.A. Carr (incorporated by reference to Exhibit D to Schedule 13D filed on October 12, 1999, by Hunter M.A. Carr).

      10.2     Stock Option Agreement between Internet Law and Jack I. Tompkins (incorporated by reference to Exhibit D to Schedule 13D filed on October 12, 1999, by Jack I. Tompkins).

      10.3     Consulting Agreement between National Law and Castle Development, Ltd.  (incorporated by reference to
               Exhibit 4(A) to Company's Registration Statement on Form S-8 filed on April 2, 1999).

      10.4     Continuing Service Agreement between National Law and ITIS, effective December 1, 1998 (incorporated by reference to Exhibit 10.4 to Internet Law's Form 10-K filed on October 13, 1999).

      10.5     Management and Financial Services Agreement between National Law and ITIS, effective March 1, 1999
               (incorporated by reference to Exhibit 10.5 to Internet Law's Form 10-K filed on October 13, 1999).

      10.6     Software Development and Consulting Agreement between National Law and ITIS, dated March 24, 1999
               (incorporated by reference to Exhibit 10.6 to Internet Law's Form 10-K filed on October 13, 1999).

      10.7     Option Agreement to Purchase Stock, effective March 30, 1999, by and between Internet Law and Jonathan
               Gilchrist (incorporated by reference to Exhibit 10.7 to Internet Law's Form 10-K filed on October 13, 1999).

      10.8     Planet Resources 1999 Stock Option Plan (incorporated by reference to Exhibit 10.1 to Company's Form
               10-K/A filed on October 28, 1999).

      10.9     Planet Resources Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.2 to Company's
               Form 10-K/A filed on October 28, 1999).

     10.10     New Planet Resources, Inc.  Stock Incentive Plan (incorporated by reference to Exhibit 10.3 to Company's
               Form 10-K/A filed on October 28, 1999).

     10.11     Planet Resources 1999 Director Option Plan (incorporated by reference to Exhibit 10.4 to Company's Form
               10-K/A filed on October 28, 1999).

     10.12     Consulting and Option Agreement by and between ITIS, Frank Fisher and Steve Tebo, dated January 22,
               2000, as amended (incorporated by reference to Exhibit 10.12 to Company's Form 10-K/A filed on May 24, 2000).

     10.13     Convertible Preferred Stock Purchase Agreement by and among Internet Law and Cootes Drive LLC, dated
               May 11, 2000 (incorporated by reference to Exhibit 10.13 to Company's Form 10-K/A filed on May 24, 2000).

     10.14     Registration Rights Agreement by and among Internet Law and Cootes Drive LLC, dated May 11, 2000
               (incorporated by reference to Exhibit 10.15 to Company's Form 10-K/A filed on May 24, 2000).

     10.15     Warrant to purchase 200,000 shares of Internet Law's common stock issued to Aspen Capital Partners,
               Inc., dated May 19, 2000 (incorporated by reference to Exhibit 10.16 to Company's Form 10-K/A filed on
               May 24, 2000).

    10.16*     Securities Purchase Agreement by and between Internet Law and Cootes Drive LLC, dated November 20, 2000.

    10.17*     Amended and Restated Registration Rights Agreement by and between Internet Law and Cootes Drive LLC, dated November 20, 2000.

    10.18*     Warrant to purchase 250,000 shares of Internet Law's common stock issued to Cootes Drive LLC, dated
               May 11, 2000.

    10.19*     Warrant to purchase 250,000 shares of Internet Law's common stock issued to Cootes Drive LLC, dated
               November 20, 2000.

    10.20*     Minimum Commitment Warrant to purchase up to 100,000 shares of Internet Law's common stock issued to
               Cootes Drive LLC, dated November 20, 2000.

     Exhibit   Description
     Number    -----------
     -------
    10.21*     Vesting Warrant to purchase 1,000 shares of Internet Law's common stock per $100,000 invested issued to
               Cootes Drive LLC, dated November 20, 2000.

    10.22*     Convertible Promissory Note made by Internet Law in favor of Cootes Drive LLC in the principal amount of
               $500,000, dated December 5, 2000.

    10.23*     Warrant to purchase 41,650 shares of Internet Law's common stock issued to Cooter Drive, LLC, dated
               December 5, 2000.

    10.24*     Side Letter Agreement dated December 5, 2000, by and between Internet Law and Cootes Drive LLC to enter into a convertible Promissory Note financing arrangement for $500,000.

    10.25      Consulting Agreement by and between Venco Compliance, Inc. and Kathryn Tull d/b/a First Choice
               Consulting, dated October 1, 2000 (incorporated by reference to Exhibit 10.17 to the Registrant's Form
               8-K filed with the SEC on October 16, 2000).

      16.1     Letter, dated April 5, 2000, from Harper & Pearson Company to the Securities and Exchange Commission
               (incorporated by reference to Exhibit 16.1 to Internet Law's Form 8-K/A filed on April 5, 2000).

       21*     Subsidiaries of Internet Law.

     23.1*     Consent of Arthur Andersen LLP

     23.2*     Consent of Harper & Pearson Company

     23.3      Consent of Locke Liddell & Sapp LLP (included in Exhibit 5.1 hereto).

      27.1     Financial Data Schedule for the six-month transition period from July 1, 1999, to December 31, 1999
               (incorporated by reference to Exhibit 27 to Company's Form 10-K/A filed on May 24, 2000).

     27.2      Financial Data Schedule for the nine months ended September 30, 2000 (incorporated by reference to
               Exhibit 27 to the Registrant's Form 10-Q filed on November 14, 2000).

_______________________
*Filed herewith

ITEM 17 -UNDERTAKINGS

     The undersigned registrant hereby undertakes:

     (2) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

     (3) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (4) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies hat it has reasonable grounds to believe that it meets all of the requirements for filing Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas on December 20, 2000.

                                             /s/  Hunter M.A. Carr
                                             -----------------------
                                             Hunter M.A. Carr
                                             Chief Executive Officer

Power of Attorney

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby authorizes and constitutes Hunter M.A. Carr and Joanna Hoover, and each of them singly, his true and lawful attorneys-in-fact with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities to sign this registration statement, any and all amendments thereto (including post-effective amendments) with all exhibits thereto, other documents in connection therewith, any subsequent registration statements pursuant to Rule 462 of the Securities Act of 1933, as amended, and any amendments thereto, and file the same with any schedules or exhibits with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.


                                                        /s/ Hunter M.A. Carr
Hunter M.A. Carr                    -------------------------------------------------------------    December 20, 2000
                                    President, Chief Executive Officer, and Chairman
                                    (Principal Executive Officer)

                                                       /s/ Eugene A. Cernan
Eugene A. Cernan                    -------------------------------------------------------------    December 19, 2000
                                    Director

                                                       /s/ Kelly V. Kirker
Kelley V. Kirker                    -------------------------------------------------------------    December 19, 2000
                                    Director

                                                      /s/ George A. Roberts
George A. Roberts                   -------------------------------------------------------------    December 19, 2000
                                    Director

                                                       /s/ W. Paul Thayer
W. Paul Thayer                      -------------------------------------------------------------    December 19, 2000
                                    Director

                                                     /s/ W. Allyn Hoaglund
W. Allyn Hoaglund                   -------------------------------------------------------------    December 19, 2000
                                    Director

                                                     /s/ Donald W. Sapaugh
Donald W. Sapaugh                   -------------------------------------------------------------    December 19, 2000
                                    Director

                                                       /s/  Joanna Hoover
Joanna Hoover                       -------------------------------------------------------------    December 20, 2000
                                    Chief Financial Officer
                                    (Principal Financial and Accounting Officer)